      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1994

                                                            REGISTRATION NO. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)


        TENNESSEE                        6712                   62-0859007
(State or other jurisdiction of    (Primary Standard         (I.R.S. Employer
incorporation or organization)        Industrial            Identification No.)
                               Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.,
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                 (901) 383-6590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

      MARION S. BOYD, ESQ.                       W. THOMAS HUTTON, ESQ.
        McDonnell Boyd                     Martin, Tate, Morrow & Marston, P.C.
      The Crescent Center                        22 North Front Street
6075 Poplar Avenue, Suite 650                  Memphis, Tennessee  38103
   Memphis, Tennessee 38119                         (901)522-9000
        (901)537-1000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED          PROPOSED
       TITLE OF EACH                                   MAXIMUM          MAXIMUM
          CLASS OF                                    OFFERING         AGGREGATE
      SECURITIES TO BE            AMOUNT TO BE          PRICE           OFFERING          AMOUNT OF
         REGISTERED               REGISTERED        PER UNIT(1)         PRICE(2)       REGISTRATION FEE
         ----------               ----------        -----------         --------       ----------------
Common Stock (par value
$5.00 per share)including
rights to purchase shares
of Series A Preferred Stock         400,000            $26.00         $10,400,000          $3,586.21

(1)      Estimated based on an assumed conversion price range.

(2)      Determined pursuant to Rule 457(f).

                          UNION PLANTERS CORPORATION
              CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------

A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page.  Cross Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, CERTAIN REGULATORY CONSIDERATIONS,
                                                            DESCRIPTION OF UPC COMMON AND PREFERRED STOCK and
                                                            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *

ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
- ---------------------------                                 ------------------------------
13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      *

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-3 or
         S-2 Companies                                      SUMMARY, THE MERGER, EARLE BANKSHARES, INC., EBI MANAGEMENT'S DISCUSSION
                                                            AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and EARLE
                                                            BANKSHARES, INC. AND SUBSIDIARY FINANCIAL STATEMENTS (APPENDIX A)

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE
                                                            SPECIAL MEETING, THE MERGER and EFFECT OF MERGER ON
                                                            RIGHTS OF SHAREHOLDERS

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

*        Omitted because the answer is negative or the item is inapplicable.

                             EARLE BANKSHARES, INC.
                       801 COMMERCE STREET (P.O. BOX 248)
                             EARLE, ARKANSAS 72331




                                                                    May __, 1994

TO THE SHAREHOLDERS OF EARLE BANKSHARES, INC.

You are cordially invited to attend a Special Meeting of Shareholders of Earle Bankshares, Inc. ("EBI") to be held at the executive offices of EBI, 801 Commerce Street, Earle, Arkansas 72331, at 7:00 p.m. CDT, on _______, June __, 1994.

At the Special Meeting, you will have the opportunity to consider and vote on a proposal to approve an Agreement and Plan of Reorganization dated as of November 18, 1993 (the "Reorganization Agreement"), along with the Plan of Merger annexed thereto as Exhibit A, pursuant to which EBI would be merged with and into North Arkansas Bancshares, Inc. ("NABS"), a registered bank holding company and a wholly-owned subsidiary of Union Planters Corporation ("UPC"), Memphis, Tennessee. NABS would survive the merger. The Boards of Directors of EBI, NABS and UPC have approved the Reorganization Agreement and the Plan of Merger and the merger contemplated thereby.

Upon consummation of the merger, each outstanding share of EBI Common
Stock not subject to perfected dissenters' rights would be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 10 trading days immediately following the receipt of all requisite government approvals of the merger ("Current Market Price") and (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of the UPC Common Stock is less than $24.00, EBI will have the right either (i) to consummate the Merger at an exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of EBI Common Stock) equal to 3.750, or (ii) not to consummate the merger; provided, however, that UPC would have the right to reinstate the transaction by delivering shares of UPC Common Stock having a value of approximately $90.00 per EBI share. If the Current Market Price is greater than or equal to $24.00 but less than $30.00, the exchange ratio will be equal to $90.00 divided by the Current Market Price. If the Current Market Price is greater than or equal to $30.00, the exchange ratio will be 3.000. As of the date hereof, no governmental approvals have been received, but assuming all such approvals had been received on April 18, 1994, the Current Market Price would have been $26.23 per share such that the value of the UPC Common Stock entitled to be received for each outstanding share of EBI Common Stock would have been approximately equal to $90.00.

The enclosed Notice of Special Meeting of Shareholders and the Prospectus and Proxy Statement explain the merger and Reorganization Agreement and the Plan of Merger and provide specific information relative to the Special Meeting.
Please read these materials carefully and thoughtfully consider the information contained in them. Your vote is of great importance, as the approval of EBI's shareholders is required to consummate the merger.

Whether or not you plan to attend the Special Meeting, you are urged to complete, sign and promptly return the enclosed Proxy Appointment Card to assure that your shares will be voted at the Special Meeting. For your convenience, there is included with this material a postage-paid addressed envelope for returning your proxy card. No additional postage is required if mailed in the United States.

The Board of Directors of EBI recommends that you vote "FOR'' the proposal being considered.


                                          Sincerely,


                                          EARLE BANKSHARES, INC.


                                          [SIG]

                                          John E. Gregson
                                          President

          PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                             EARLE BANKSHARES, INC.
                       801 COMMERCE STREET (P.O. BOX 248)
                             EARLE, ARKANSAS 72331


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE __, 1994


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Earle Bankshares, Inc. ("EBI") has been called by the Board of Directors of EBI and will be held at the executive offices of EBI, 801 Commerce Street, Earle, Arkansas 72331, on _______, June __, 1994, at 7:00 p.m. CDT for the following purposes:

                 1. To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization dated as of November 18, 1993 (the "Reorganization Agreement"), by and between Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company; North Arkansas Bancshares, Inc. ("NABS"), a registered bank holding company and wholly-owned subsidiary of UPC; Earle Bankshares, Inc. ("EBI"), an Arkansas-chartered bank holding company; and First Southern Bank, Earle, Arkansas ("First Southern"), an Arkansas-chartered banking corporation and a wholly-owned subsidiary of EBI, together with the Plan of Merger annexed to the Reorganization Agreement as Exhibit A. The Reorganization Agreement and the Plan of Merger provide for the merger (the "Merger") of EBI with and into NABS, whereupon the holders of EBI's common stock, $10.00 par value per share, of record immediately prior to the effective time of the Merger would receive shares of UPC Common Stock in accordance with the exchange ratio provided for in Section 3.1(e) of the Reorganization Agreement, for each share of EBI common stock held. The Reorganization Agreement, the Plan of Merger and the Merger are more fully described in the accompanying Prospectus and Proxy Statement; and

                 2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Management is not aware of any other business to be transacted at the Special Meeting.

         Shareholders of EBI have the right to dissent from the Merger pursuant to, and in accordance with, Section 4-26-1007 of the Arkansas Code Annotated.
A copy of said section of the Arkansas Code Annotated accompanies this notice as Appendix C to the Prospectus and Proxy Statement.

         Whether or not you plan to attend the Special Meeting, please sign the enclosed proxy appointment card and return it at once in the stamped return envelope in order to ensure that your shares will be represented at the Special Meeting. If you attend in person, your proxy appointment can be disregarded if you wish and you may vote your own shares.

         Only holders of EBI common stock of record at the close of business on May __, 1994 will be entitled to receive notice of, and to vote at the Special Meeting and any adjournments or postponements thereof.


                               By Order of the Board of Directors


                               [SIG]


                               John E. Gregson
                               President



Earle, Arkansas
Dated: May __, 1994

THE BOARD OF DIRECTORS OF EARLE BANKSHARES, INC., BY UNANIMOUS VOTE RECOMMENDS THAT THE HOLDERS OF EARLE BANKSHARES, INC. COMMON STOCK VOTE TO APPROVE THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE EBI THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE ACCOMPANIES THESE MATERIALS FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

          PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.

                                   PROSPECTUS
                           UNION PLANTERS CORPORATION
                                  COMMON STOCK

                                PROXY STATEMENT
                             EARLE BANKSHARES, INC.
                    SPECIAL MEETING TO BE HELD JUNE __, 1994

     This Prospectus and Proxy Statement (the "Prospectus") relates to up to 400,000 shares of Common Stock having a par value of $5.00 per share (the "UPC Common Stock") of Union Planters Corporation ("UPC"), a Tennessee-chartered bank holding company and savings and loan holding company, to be issued to shareholders of Earle Bankshares, Inc. ("EBI"), an Arkansas-chartered bank holding company, in a merger (the "Merger") of EBI with and into North Arkansas Bancshares, Inc. ("NABS"), a registered bank holding company and wholly-owned subsidiary of UPC, pursuant to an Agreement and Plan of Reorganization dated as of November 18, 1993, by and between UPC, NABS, EBI, and First Southern Bank, Earle, Arkansas ("First Southern"), a wholly-owned Arkansas banking corporation subsidiary of EBI (the "Reorganization Agreement"), and in accordance with the Plan of Merger annexed thereto as Exhibit A (the "Plan of Merger").

     Upon the Merger becoming effective, each outstanding share of EBI
Common Stock not subject to perfected dissenters' rights would be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 10 trading days immediately following the receipt of all requisite government approvals of the Merger ("Current Market Price") and (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of UPC Common Stock is less than $24.00, EBI will have the right either (i) to consummate the Merger with an exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of EBI Common Stock) (the "Exchange Ratio") equal to 3.750, or (ii) not to consummate the Merger; provided, however, that UPC would have the right to reinstate the transaction by delivering shares of UPC Common Stock having a value of approximately $90.00 per EBI share. If the Current Market Price is greater than or equal to $24.00 but less than $30.00, the Exchange Ratio will be equal to $90.00 divided by the Current Market Price. If the Current Market Price is greater than or equal to $30.00, the Exchange Ratio will be 3.000. As of the date hereof, no governmental approvals have been received, but, assuming that all such approvals had been received on April 18, 1994, the Current Market Price would have been $26.23 per share such that the value of the UPC Common Stock entitled to be received for each outstanding share of EBI Common Stock would have been approximately equal to $90.00.

     No fractional shares of UPC Common Stock will be issued. Fractional shares will be exchanged for cash based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement, a copy of which is attached as Appendix B to this Prospectus.

     Shares of the outstanding UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the New York Stock Exchange ("NYSE") under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on May 4, 1994, was $26.00 per share.

     This Prospectus also constitutes a proxy statement and is furnished to holders of record of EBI Common Stock in connection with the solicitation of proxies by the EBI Board of Directors (the "EBI Board") for use at a Special Meeting of EBI shareholders to be held at 7:00 p.m. CDT, on _______, June __, 1994, at EBI's executive offices, 801 Commerce Street, Earle, Crittenden County, Arkansas 72331 and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of EBI Common Stock of record as of May ___, 1994, will consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, upon consummation of which (i) each share of EBI Common Stock (except for those shares held by any EBI shareholders with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) would be converted exclusively into the right to receive a number of shares of UPC Common Stock based on the applicable Exchange Ratio (and cash in lieu of any remaining fractional share based on a conversion formula more particularly described in Section 3.1(e) of the Reorganization Agreement), and (ii) EBI would be merged with and into NABS, with NABS surviving the Merger and continuing to operate under the name of North Arkansas Bancshares, Inc.

     All information contained in this Prospectus and Proxy Statement pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to EBI or First Southern has been supplied by EBI. This Prospectus and Proxy Statement and the accompanying proxy appointment cards are first being mailed to shareholders of EBI on or about May __, 1994.


THE SHARES OF UPC COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROSPECTUS--PROXY STATEMENT IS MAY __, 1994

                             AVAILABLE INFORMATION


         UPC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by UPC can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. UPC has filed with the Commission a Registration Statement (No. 33-________) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission. For further information regarding UPC and the UPC Common Stock offered by this Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC with the Commission (Commission File Number 0-6919) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

                 1. UPC's Annual Report on Form 10-K for the year ended December 31, 1993;

                 2. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989, in connection with UPC's designation and authorization of its Series A Preferred Stock;

                 3. UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994, April 15, 1994, and April 28,
                          1994; and

                 4. The description of UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1993 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (the "UPC Annual Report to Shareholders"), but does not incorporate other portions of the UPC Annual Report to Shareholders. The portion of the UPC Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the UPC Annual Report to Shareholders not specifically incorporated into UPC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall likewise be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         ON THE WRITTEN OR ORAL REQUEST OF EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPC WILL PROVIDE, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147, (901) 383-6590.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR EBI SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . .   i

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Special Meeting of EBI Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Votes Required; Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Reasons for the Merger; Recommendations of Boards of Directors . . . . . . . . . . . . . . .   3
         Conditions; Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Management After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Shareholders' Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Market Prices of Common Stock; Dividends . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Recent Developments Affecting UPC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Recent Developments Affecting EBI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Equivalent and Pro Forma Per Share Data  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Pro Forma Consolidated Financial Information . . . . . . . . . . . . . . . . . . . . . . . .  14

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

         Time and Place of Special Meeting; Solicitation of Proxies . . . . . . . . . . . . . . . . .  17
         Votes Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Shareholders' Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Recommendation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

         Background of, and Reasons for, the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Effective Date and Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . .  21
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Conditions to Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

         Conduct of Business Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Waiver and Amendment; Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Management After the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         NABS Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Resales of UPC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Prompt Corrective Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Dividend Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Support of Subsidiary Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         FDIC Insurance Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Recent Banking Legislation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Depositor Preference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

DESCRIPTION OF UPC COMMON AND PREFERRED STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

         UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Preferred Stock of UPC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Certain Provisions That May Have an Anti-Takeover Effect . . . . . . . . . . . . . . . . . .  35

EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Required Shareholder Votes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Election of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Method of Casting Votes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

EARLE BANKSHARES, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

         Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Market Price of EBI Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Certain Beneficial Holders of EBI Common Stock . . . . . . . . . . . . . . . . . . . . . . .  40
         Holdings of EBI Common Stock by EBI Management . . . . . . . . . . . . . . . . . . . . . . .  40

EBI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         Overview . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Results of Operations for the Years Ended December 31, 1993, 1992, and 1991  . . . . . . . .  41
         Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

VALIDITY OF UPC COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

INDEX TO APPENDICES

         APPENDIX A       --      Earle Bankshares, Inc. and Subsidiary
                                  Financial Statements
         APPENDIX B       --      Agreement and Plan of Reorganization, along
                                  with the Plan of Merger annexed thereto as
                                  Exhibit A
         APPENDIX C       --      1965 Arkansas Business Corporation Act --
                                  Dissenters' Rights

                                    SUMMARY


         THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL FACTS REGARDING UPC, EBI AND THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING, AND IS QUALIFIED IN ALL RESPECTS BY THE INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO HEREIN.

PARTIES TO THE MERGER

         UNION PLANTERS CORPORATION ("UPC") is a multi-state bank holding company and savings and loan holding company headquartered in Memphis, Tennessee. At December 31, 1993, UPC had total consolidated assets of approximately $6.3 billion, deposits of approximately $5.3 billion and shareholders' equity of approximately $477 million. As of that date, UPC was the third-largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At December 31, 1993, UPC's ratio of nonperforming loans to total loans was .76% and nonperforming assets to loans and foreclosed property was .92%. UPC's allowance for losses on loans to total loans at such date was 2.74% and UPC's allowance for losses on loans to nonperforming loans was 363%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 14.85%, 18.59% and 7.10%, respectively.

         UPC conducts its business activities through its lead bank subsidiary, Union Planters National Bank ("UPNB"), and through 35 community banks and three savings and loan subsidiaries (collectively the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky (the "Community Bank Group"). UPNB was founded in 1869 and operates 93 branches throughout Tennessee with a presence in each of Memphis, Nashville, Knoxville and Chattanooga, the major metropolitan markets in Tennessee. At December 31, 1993, UPNB had total consolidated assets of approximately $3.5 billion. UPNB provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         The Community Bank Group operates 149 branches and had at December 31, 1993, total combined assets of approximately $2.9 billion ($2.0 billion in Tennessee, $474 million in Mississippi, $468 million in Arkansas, $24 million in Alabama). All of the Community Banks have been acquired by UPC since 1986, are located generally in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four-family residential mortgages and consumer and small commercial lending. Of the 38 Community Banks, 21 have the largest deposit share and eight have the second largest deposit share in their respective markets based on June 30, 1993 information, providing UPC with a strong competitive position in those markets.

         UPC believes that the Community Banks provide additional diversification of the funding and revenue sources for UPC, and UPC intends to continue expansion of the Community Bank Group. UPC believes that its strategy of permitting the Community Banks to retain their names and boards of directors as well as substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks. UPC seeks economies in the Community Bank Group through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks to a common data processing system. This system conversion should be completed by year-end 1994 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions by UPNB in the major markets of Tennessee and through the acquisition of Community Banks that have a significant local market share, primarily in communities located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of the UPC Common Stock. For information with respect to acquisitions that have been consummated recently or that are currently pending, see "Recent Developments."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         Additional information about UPC is included in documents incorporated by reference in this Prospectus and Proxy Statement. See "Incorporation of Certain Documents by Reference."

         EARLE BANKSHARES, INC. ("EBI") is a bank holding company chartered under the laws of the State of Arkansas whose main office is located at 801 Commerce Street, Earle, Arkansas 72331 (telephone 501-735-8860). EBI's principal subsidiary is First Southern Bank, Earle, Arkansas ("First Southern"), a state bank chartered and existing under the laws of the State of Arkansas. At December 31, 1993, First Southern was rendering banking services, consisting primarily of traditional deposit and lending services, from three banking offices located in Crittenden County, Arkansas. As of December 31, 1993, EBI's consolidated total assets and deposits were approximately $42.5 million and $34.7 million, respectively.

         NORTH ARKANSAS BANCSHARES, INC. ("NABS") is a bank holding company chartered under the laws of the State of Arkansas and a wholly-owned subsidiary of UPC, with its principal office located at 300 South Church Street, Jonesboro, Arkansas 72403 (telephone 501-933-2295). NABS currently has eight banking subsidiaries, all located in the State of Arkansas, serving thirteen
(13) counties within that State. At the Effective Time of the Merger (as defined below), EBI will, pursuant to the terms of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A, merge with and into NABS, with NABS surviving the Merger and continuing to operate as a wholly-owned subsidiary of UPC under the name North Arkansas Bancshares, Inc.

SPECIAL MEETING OF EBI SHAREHOLDERS

         A Special Meeting (the "Special Meeting") of the EBI shareholders will be held on _______, June __, 1994, at 7:00 p.m. CDT, at EBI's executive offices, 801 Commerce Street, Earle, Arkansas 72331, to consider and vote upon a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Special Meeting."

VOTES REQUIRED; RECORD DATE

         Only holders of EBI Common Stock of record at the close of business on May __, 1994 (the "Record Date") will be entitled to receive notice of, and to vote at the Special Meeting. The affirmative votes of the holders of two-thirds (2/3) of the total shares of EBI Common Stock outstanding on the Record Date are required to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. As of May __, 1994, there were 100,000 shares of EBI Common Stock entitled to vote.

         The directors and executive officers of EBI (the "Management Group") held, as of the Record Date, 63,934 shares, or 63.93% of the outstanding shares of EBI Common Stock. EBI has been advised by all of the members of the Management Group that these individuals intend to vote their shares in favor of approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Special Meeting."

TERMS OF THE MERGER

         Upon consummation of the Merger, each share of EBI Common Stock which is outstanding immediately prior to the Effective Time of the Merger (except for shares with respect to which dissenters' rights shall have been perfected in accordance with Arkansas law) will be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 10 trading days immediately following the receipt of all requisite governmental approvals of the merger ("Current Market Price") and
(ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of UPC Common Stock is less than $24.00, EBI will have the right either (i) to consummate the Merger at an exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of EBI Common Stock) (the "Exchange Ratio") equal to 3.750, or (ii) not to consummate the Merger; provided, however, that UPC would have the right to reinstate the transaction by delivering shares of UPC Common Stock having a value of approximately $90.00 per EBI share. If the Current Market Price is greater than or equal to $24.00 but less than $30.00, the Exchange Ratio will be equal to $90.00 divided by the Current Market Price. If the Current Market Price is greater than or equal to $30.00, the Exchange Ratio will be 3.000. As of the date hereof, no governmental approvals have been received, but, assuming that all such approvals had been received on April 18, 1994, the Current Market Price would have been $26.23 per share such that the value of the UPC Common Stock entitled to be received for each outstanding share of EBI Common Stock would have been approximately equal to $90.00.

     If, after aggregation of all whole and fractional shares to which an EBI Record Holder is entitled, a fractional share shall remain, such fractional share will be exchanged for cash in an amount determined by multiplying the fraction by the Current Market Price as provided for in Section 3.1(e) of the Reorganization Agreement.

EFFECTIVE DATE

         The Merger will become effective at the time Articles of Merger along with the executed Plan of Merger are filed with the Arkansas Secretary of State in accordance with the Arkansas Business Corporation Act of 1965, as amended (the "Act"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Merger"). Assuming the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Reorganization Agreement, it is intended by the parties to the Reorganization Agreement that the Articles of Merger along with the Plan of Merger will be filed so as to become effective on or about August 1, 1994. There can be no assurance that this expectation will be achieved. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). The parties to the Reorganization Agreement intend to close the transactions contemplated therein approximately one business day prior to the effectiveness of the Merger (the "Closing Date"). Holders of record of EBI Common Stock immediately prior to the Effective Time of the Merger will be entitled to receive the consideration for the Merger pursuant to the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

         The Board of Directors of EBI (the "EBI Board") recommends that EBI's shareholders vote "FOR" approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. See "The Merger -- Background of and Reasons for the Merger."

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of the EBI shareholders, receipt of the necessary regulatory approvals and satisfaction of customary contractual closing conditions.

     The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Arkansas State Bank Department (the "Arkansas Department"). Applications for such approvals have been submitted to each of the respective regulatory agencies for the parties to consummate the Merger and are still pending. There can be no assurance as to when, if or subject to what conditions, such approvals will be granted. See "The Merger -- Conditions to Consummation of the Merger," "-- Regulatory Approvals" and "-- Conduct of Business Pending the Merger" and "Certain Regulatory Considerations."

MANAGEMENT AFTER THE MERGER

     After the Effective Time of the Merger, the persons who are serving as directors and officers of NABS immediately prior thereto shall continue to be the directors and officers of NABS as the surviving corporation and will hold office as provided in the charter and bylaws of NABS unless and until their successors have been duly elected or appointed and qualified. See "The Merger
- -- Management After the Merger."

SHAREHOLDERS' DISSENTERS' RIGHTS

     Under the Act, holders of EBI Common Stock outstanding and entitled to vote at the Special Meeting who do not vote for approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and who comply with certain notice and other requirements set forth in Section 4-26-1007 of the Act will have the right to dissent from the Merger and to be paid cash for the fair value of their shares as of the day prior to the date on which a vote is taken approving the Merger. (A vote in favor of the Merger will disqualify an EBI shareholder from exercising dissenters' rights). In order for a holder of EBI Common Stock to perfect dissenters' rights, such holder must (i) not vote his or her shares of EBI Common Stock "FOR'' approval of the Reorganization Agreement and the Plan of Merger; (ii) deliver to EBI, prior to or at the Special Meeting at which the Reorganization Agreement and the Plan of Merger are submitted for shareholder vote, a written objection to the Reorganization Agreement and the Plan of Merger; and (iii) within ten (10) days after the date on which the vote is taken, make written demand to the surviving corporation for the payment of the fair value of his or her shares. Neither delivery of a proxy appointment directing a vote against the Reorganization Agreement and the Plan of Merger nor a failure to vote for the Reorganization Agreement and the Plan of Merger will effectively constitute such written notice. Certain additional procedures must be followed in order for an EBI shareholder to exercise dissenters' rights. Shareholders wishing to dissent from the Reorganization Agreement and the Plan of Merger are urged to read carefully "The Special Meeting -- Shareholders' Dissenters' Rights" and Appendix C (containing a copy of the Section of the Act pertaining to Dissenters' Rights) attached to this Prospectus and should consult with their own legal advisors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended for federal income tax purposes that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and accordingly, for federal income tax purposes, EBI shareholders will not realize or recognize gain or loss (if any) upon receipt of UPC Common Stock in the Merger in exchange for their shares of EBI Common Stock. EBI shareholders may recognize gain or loss by reason of receiving cash in lieu of a fractional share or by the exercise of Dissenters' Rights. See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") pursuant to Accounting Principles Board Opinion No. 16 and the interpretations thereof.

MARKET PRICES OF COMMON STOCK; DIVIDENDS

         UPC Common Stock. The UPC Common Stock is listed and traded on the New York Stock Exchange (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of the UPC Common Stock on the New York Stock Exchange and the cash dividends declared per share for the periods indicated:


                                                                               Price Range                        Cash Dividends
                                                                ------------------------------------------         Declared Per
                                                                      High                      Low                   Share
                                                                -----------------        -----------------     -------------------
 1994
   First Quarter                                                     $26.25                   $23.13                   $.21
   Second Quarter through May 4                                       27.00                    24.75                    .21
                                                                                                                       ----
          Total                                                                                                        $.42
                                                                                                                       ====

 1993
   First Quarter                                                     $29.13                   $22.50                   $.18
   Second Quarter                                                     29.25                    22.63                    .18
   Third Quarter                                                      30.00                    25.00                    .18
   Fourth Quarter                                                     28.75                    23.63                    .18
                                                                                                                       ----
          Total                                                                                                        $.72
                                                                                                                       ====

 1992
   First Quarter                                                     $15.50                   $13.75                   $.15
   Second Quarter                                                     20.13                    14.63                    .15
   Third Quarter                                                      20.75                    17.50                    .15
   Fourth Quarter                                                     24.75                    17.75                    .15
                                                                                                                       ----
          Total                                                                                                        $.60
                                                                                                                       ====

         The last reported sale price of UPC Common Stock on the New York Stock Exchange as of May 4, 1994, which was the last practicable date prior to the mailing of this Prospectus, was $26.00 per share.

         EBI Common Stock. The EBI Common Stock is not listed for trading on a national securities exchange or otherwise publicly traded in any established securities market. See "Earle Bankshares, Inc. -- Market Price of EBI Common Stock."

SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present for UPC and EBI, on an historical basis, selected unaudited consolidated financial data. The information for EBI has been derived from financial statements, including the financial statements of EBI appearing in Appendix A to this Prospectus. The information for UPC has been derived from the financial statements of UPC, including the financial statements of UPC incorporated by reference in this Prospectus, and should be read in conjunction therewith and with the notes thereto. See "Incorporation of Certain Documents by Reference." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of the respective companies, all adjustments necessary to arrive at a fair statement of results of operations of UPC and EBI, have been included.

                   UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                                                      YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                    1993         1992        1991        1990        1989
                                                  --------     --------    --------    --------    --------
                                                       (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net interest income                             $232,667      $189,453     $152,015    $133,018  $121,995
  Provision for losses on loans                      9,689        18,557       24,835      19,166    49,229
  Profits and commissions from trading activities    8,720        10,168       14,707      24,268    36,700
  Investment securities gains (losses)               4,581        13,246        3,344        (341)   (1,294)
  Other noninterest income                          73,436        61,543       53,099      47,375    43,281
  Noninterest expense                              224,480       199,218      164,771     160,805   177,833
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes      85,235        56,635       33,559      24,349   (26,380)
  Applicable income taxes (benefit)                 23,967        15,196        6,051       1,639    (4,111)
  Earnings (loss) before extraordinary item
    and accounting changes                          61,268        41,439       27,508      22,710   (22,269)
  Extraordinary item-defeasance of debt,
    net of taxes                                    (3,206)           --           --          --        --
  Accounting changes, net of taxes                   5,001            --           --          --        --
  Net earnings (loss)                               63,063        41,439       27,508      22,710   (22,269)

PER COMMON SHARE DATA
  Primary
    Earnings (loss) before extraordinary
      item and accounting changes                 $   2.69      $   2.10     $   1.59    $   1.20  $  (1.19)
    Extraordinary item-defeasance of debt,
      net of taxes                                   (0.16)           --           --         --         --
    Accounting changes, net of taxes                  0.25            --           --         --         --
    Net earnings (loss)                               2.78          2.10         1.59        1.20     (1.19)
  Fully diluted
    Earnings (loss) before extraordinary
      item and accounting changes                     2.49          2.02         1.58        1.20     (1.19)
    Extraordinary item-defeasance of debt,
      net of taxes                                   (0.13)           --           --          --        --
    Accounting changes, net of taxes                  0.21            --           --          --        --
    Net earnings (loss)                               2.57          2.02         1.58        1.20     (1.19)
  Cash dividends                                      0.72          0.60         0.48        0.48      0.48
  Book value                                         18.96         16.34        14.99       13.61     12.46
  Book value assuming conversion of
    convertible preferred stock                      19.06         16.84        14.95       13.60     12.46

                                                                            YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                      1993         1992        1991         1990         1989
                                                    --------     --------    --------     --------     --------
                                                          (Dollars in thousands, except per share data)
BALANCE SHEET DATA (AT PERIOD END)
  Total assets                                    $6,318,186  $5,262,184    $3,786,839   $4,004,710  $4,002,614
  Loans, net of unearned income                    2,935,215   2,231,839     1,912,914    2,129,083   1,995,383
  Allowance for losses on loans                       80,442      64,290        47,934       50,921      46,871
  Investment securities                            2,617,053   2,198,103     1,147,803    1,155,266   1,019,759
  Deposits                                         5,251,366   4,450,176     3,211,261    3,341,840   3,129,567
  Long-term debt
    Parent Company                                   114,729      74,292        38,163       44,662      34,500
    Subsidiary Banks                                 160,501       2,864         3,922        4,103      39,021
  Total shareholders' equity                         477,300     356,211       269,446      237,035     240,591
  Average assets                                   6,249,339   4,742,832     3,839,744    4,053,820   3,988,348
  Average shareholders' equity                       446,994     329,492       247,859      243,783     265,233
  Average shares outstanding (in thousands)
    Primary                                           19,622      16,765        16,632       18,641      18,761
    Fully diluted                                     23,852      19,609        16,986       18,981      18,761
PROFITABILITY AND CAPITAL RATIOS
  Before extraordinary item and accounting changes
    Return on average assets                            0.98%       0.87%         0.72%        0.56%         NM
    Return on average common equity                    15.18       13.65         11.18         9.34          NM
  Net earnings
    Return on average assets                            1.01%       0.87%         0.72%        0.56%         NM
    Return on average common equity                    15.70       13.65         11.18         9.34          NM
  Net interest income (taxable-equivalent)
    to average earning assets                           4.30        4.57          4.59         3.97        3.77
  Loans/deposits                                       55.89       50.15         59.57        63.71       63.76
  Common and preferred dividend payout ratio           34.07       38.93         32.71        40.81          NM
  Equity/assets (period end)                            7.55        6.77          7.12         5.92        6.01
  Average shareholders' equity/average total assets     7.15        6.95          6.46         6.01        6.65
  Tier 1 capital to risk-weighted assets(1)            14.85       13.81         12.19         9.57          NA
  Total capital to risk-weighted assets(1)             18.59       16.33         14.93        12.17          NA
  Leverage ratio(1)                                     7.10        6.85          6.94         5.71        5.76
ASSET QUALITY RATIOS
  Allowance/period end loans                            2.74%       2.88%         2.51%        2.39%       2.35%
  Nonperforming loans/total loans(2)                    0.76        1.70          1.37         0.98        0.88
  Allowance/nonperforming loans                       362.83      168.97        182.98       244.77      267.65
  Nonperforming assets/loans and foreclosed
  property(3)                                           0.92        1.99          1.90         1.62        1.26
  Provision/average loans                               0.35        0.86          1.23         0.93        2.50
  Net charge-offs/average loans                         0.37        0.83          1.38         1.10        2.25
- -----------

(1) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.
(2) Nonperforming loans include loans on nonaccrual status and restructured loans.
(3) Nonperforming assets include nonperforming loans and foreclosed properties.

NA- Not Available       NM- Not Meaningful

                    EBI SELECTED CONSOLIDATED FINANCIAL DATA


                                                                        YEARS ENDED DECEMBER 31,
                                                         -------------------------------------------------------------
                                                           1993        1992        1991            1990          1989
                                                         ------        ----        ----            ----         ------
                                                               (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
                    Net interest income                 $ 2,905      $  2,083      $ 1,761     $   1,487      $ 1,360
                    Provision for loan losses                --             --          70            --           --
                    Noninterest income                      343           320          350           259          317
                    Noninterest expense                   2,024         1,465        1,215         1,163          971
                    Income before taxes                   1,224           938          826           583          706
                    Provision for income taxes              472           356          254           157          236
                    Net income                              752           582          572           426          470

PER COMMON SHARE DATA
                    Net income                          $  7.58      $   5.88      $  5.78     $    4.33      $  4.83
                    Cash dividends                         2.00          2.00         2.00          2.00         2.00
                    Dividend payout ratio                 26.39%        34.01%       34.60%        46.19%       41.41%
                    Book value                          $ 65.91      $  60.36      $ 56.49     $   52.71      $ 52.02
                    Average common shares outstanding    99,195        99,000       99,000        98,354       97,251

BALANCE SHEET DATA (AT PERIOD END)
                    Investment securities               $13,010      $  7,321      $ 5,773     $   6,625      $ 2,432
                    Loans, net of unearned income        17,909        21,339       22,338        18,116       17,372
                    Total assets                         42,518        39,327       39,098        35,116       33,643
                    Deposits                             34,723        32,867       33,202        29,481       28,173
                    Shareholders' equity                  6,591         5,976        5,593         5,218        5,059

PROFITABILITY RATIOS
                    Return on average assets               1.89%          1.55%       1.61%         1.31%       1.52%
                    Return on average equity              11.93           9.81       10.36          8.22         9.56

ASSET QUALITY DATA
                    Allowance for loan losses           $   321      $    310      $   294     $     228      $   158
                    Net charge-offs (recoveries)            (11)          (16)           4           (70)         (14)
                    Nonperforming loans (1)                 208           230          246           202          298
                    Foreclosed assets (2)                   249           263          277            --           --
                    Allowance for loan losses to
                     loans, net of unearned income         1.79%         1.45%        1.32%         1.26%        .91%
                    Nonperforming assets to loans,
                     net of unearned income, and
                     foreclosed assets (3)                 2.52           2.28        2.31          1.12         1.72

LIQUIDITY AND CAPITAL RATIOS
                    Loans, net of unearned
                     income to deposits                   51.58%         64.93%      67.28%        61.45%       61.66%
                    Shareholders' equity
                     to total assets                      15.50          15.20       14.31         14.86        15.04

_______________________
(1) Nonperforming loans includes loans on nonaccrual status, restructured loans and loans 90 days or more past due.
(2) Includes other real estate owned and other foreclosed assets.
(3) Nonperforming assets includes nonperforming loans plus foreclosed assets.

RECENT DEVELOPMENTS AFFECTING UPC.

         1994 First Quarter UPC Operating Results. The following table presents certain information for the three-month periods ended March 31, 1994 and 1993. Reference is made to UPC's press release dated April 28, 1994, which is included in UPC's Current Report on Form 8-K dated April 28, 1994. For additional information, see "Incorporation of Certain Documents by Reference."

                                                                            THREE MONTHS ENDED
                                                                               MARCH 31, (1)
                                                                     1994                        1993
                                                                    -------                     --------
                                                                (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income                                              $58,893                        $57,581
   Provision for losses on loans                                         --                          2,823
   Investment securities gains                                          100                            880
   Other noninterest income                                          19,814                         18,906
   Noninterest expense                                               54,234                         54,637
   Earnings before accounting changes                                17,340                         13,494
   Accounting changes, net of
     taxes                                                               --                          5,001
   Net earnings                                                      17,340                         18,495

 PER COMMON SHARE DATA

   Earnings before accounting changes
                 - primary                                          $   .70                        $   .60
                 - fully diluted                                        .65                            .57

   Net earnings  - primary                                              .70                            .85
                 - fully diluted                                        .65                            .78

   Cash dividends                                                       .21                            .18
   Book value                                                         19.00                          17.28
   Book value - assuming
     conversion of convertible
     preferred stock                                                  19.08                          17.63

 PROFITABILITY RATIOS
   Return on average assets
     Earnings before accounting changes                                1.05%                           .90%
     Net earnings                                                      1.05                           1.24
   Return on average common equity
     Earnings before accounting
     changes                                                          15.44                          14.61
   Net earnings                                                       15.44                          20.93
     Net interest income
     (tax-equivalent) as a percentage of
            average earning assets                                     4.13                           4.42

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31, (1)
                                                                     1993                         1994
                                                                     ----                         ----
                                                              (Dollars in thousands, except per share data)
 ASSET QUALITY DATA
   Allowance for losses on loans                                 $   87,099                    $    79,674
   Nonperforming loans                                               24,312                         41,610
   Nonperforming assets                                              28,853                         50,102
   Loans 90 days or more
     past due                                                         4,365                          4,776
   Allowance for losses on loans to loans                              2.82%                          2.90%
   Nonperforming loans to loans                                         .79                           1.51
   Nonperforming assets to loans                                        .93                           1.82
   Allowance/nonperforming loans                                     358.26                         191.48

 BALANCE SHEET DATA (AT PERIOD END)
   Total assets                                                  $6,724,780                    $ 6,212,882
   Loans, net of unearned income                                  3,092,638                      2,750,538
   Investment securities
     Amortized cost                                               2,807,745                      2,722,881
     Fair value                                                   2,822,311                      2,783,398
   Total deposits                                                 5,611,897                      5,332,991
   Long-term debt (2)                                               286,571                         86,403
   Total shareholders' equity                                       513,414                        427,215

CAPITAL RATIOS
   Equity/assets                                                       7.63%                          6.88%
   Leverage                                                            7.22                           6.72

______________________
(1)      Interim period ratios are annualized

(2) Includes subsidiary banks' long-term debt (primarily Federal Home Loan Bank advances) of $171.8 million and $12.1 million at March 31, 1994 and 1993, respectively.

         Recently Completed Acquisitions. Since December 31, 1993, UPC has completed the acquisition of the following institutions (collectively, the "Recently Completed Acquisitions"):


                                                                                                                METHOD OF
INSTITUTION                                                     ASSET-SIZE        CONSIDERATION                 ACCOUNTING
- -----------                                                     -----------       -------------                 ----------
                                                                                  (In Millions)
Mid-South Bancorp, Inc.
    and its subsidiaries,
    Simpson County Bank,
    in Franklin, Kentucky;
    Adairville Banking Company,
    in Adairville, Kentucky;
    First Citizens Bank,
    in Franklin, Tennessee;
    The Peoples Bank of Elk Valley,
          in Fayetteville, Tennessee; and
              General Trust Company,                                                   839,542 shares          Pooling of
              in Nashville, Tennessee                              $ 185              UPC Common Stock         Interests

First National Bancorp of Shelbyville, Inc.
              and its subsidiary, First National Bank of                               974,868 shares          Pooling of
              Shelbyville, in Shelbyville,Tennessee                  164              UPC Common Stock         Interests

Clin-Ark Bankshares, Inc.
              and its subsidiary,
           First National Bank,                                                        227,786 shares          Pooling of
           Clinton, Van Buren County, Arkansas                        48              UPC Common Stock         Interests

Anderson County Bank
           in Clinton, Anderson                                                        Approximately
           County, Tennessee                                          18             $2.0 Million Cash         Purchase

Tennessee Bancorp, Inc.
           and its subsidiary,
           Tennessee National Bank,                                                    Approximately
           Columbia, Tennessee                                         92            $13.5 Million Cash        Purchase
                                                                      ---
              Total                                                  $507
                                                                      ===

     Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to EBI (collectively, the "Pending Acquisitions") which management considers probable and which are expected to be consummated by the end of the third quarter of 1994:

                                                                            CONSIDERATION
                                                                            -------------
INSTITUTION                                      ASSET SIZE            VALUE             TYPE
- -----------                                      ----------            -----             ----
                                                         (IN MILLIONS)
BNF BANCORP,  Inc.
    (formerly BANCFIRST
     Corporation) and its
    subsidiary BANKFIRST, federal
    savings bank                                                                     UPC Common Stock (Approximately
    Decatur, Alabama                                 $262                $49         2,054,000 shares)

Liberty Bancshares, Inc.
    and its subsidiary,                                                               UPC Common Stock
    Liberty Federal Savings Bank,                                                     (Approximately 1,295,144
    Paris, Tennessee                                  181                 34          shares)
                                                      ---                 --
    Totals                                           $443                $83
                                                      ===                ===


     If the Merger, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at December 31, 1993, UPC's consolidated total assets would have increased by approximately $1.0 billion to approximately $7.3 billion, and UPC's consolidated total deposits would have increased by approximately $800 million to approximately $6.1 billion, based upon December 31, 1993, pro forma financial information. See "Pro Forma Consolidated Financial Information" and the related pro forma financial information in UPC's Current Report on Form 8-K dated April 15, 1994, and the historical financial information included in UPC's 1993 Annual Report on Form 10-K, incorporated by reference. See "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENTS AFFECTING EBI.

     First Quarter EBI Operating Results. EBI reported net earnings of $178,000 or $1.78 per share for the first quarter of 1994 compared to $119,000 or $1.20 per share for the first quarter of 1993. The significant increase in the current earnings is a result of the discounts realized from the continued early prepayment of loans purchased from the Resolution Trust Corporation ("RTC") which totaled approximately $183,000 for the first quarter of 1994 compared to approximately $15,000 for the first quarter of 1993.

     Also, EBI reported consolidated assets of $43.0 million, consolidated loans of $16.3 million and deposits of $35.5 million with shareholders' equity of $6.8 million.

EQUIVALENT AND PRO FORMA PER SHARE DATA

          The following table presents selected comparative unaudited per share data for (i) UPC Common Stock and EBI Common Stock on an historical basis; (ii) UPC Common Stock on a pro forma basis for the Merger only and for the Merger, all Recently Completed Acquisitions and the Pending Acquisitions; and (iii) EBI Common Stock on an equivalent pro forma basis for the Merger only and for the Merger and UPC's Recently Completed Acquisitions and Pending Acquisitions, for the periods indicated. These data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1993. The information is derived from, and should be read in conjunction with the consolidated historical financial statements of UPC (including related notes thereto) which are incorporated by reference, the consolidated historical financial statements of EBI set forth in Appendix A and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Report on Form 8-K dated April 15, 1994, incorporated by reference. See "Incorporation of Certain Documents by Reference."

                                                                                        AS OF AND FOR THE TWELVE
                                                                                              MONTHS ENDED
                                                                                              DECEMBER 31,
                                                                                                1993(1)
                                                                                       --------------------------
Book value per common share
  UPC                                                                                    $    18.96
  UPC pro forma (EBI only)                                                                    18.94
  UPC pro forma (all Recently Completed and Pending Acquisitions)                             18.05
  EBI                                                                                         65.91
  EBI equivalent pro forma (EBI only)                                                         65.56
  EBI equivalent pro forma (all Recently Completed and
    Pending Acquisitions)(2)                                                                  62.48

Cash dividends per common share
  UPC                                                                                          0.72
  UPC pro forma                                                                                0.72
  EBI                                                                                          2.00
  EBI equivalent pro forma                                                                     2.49

Earnings before extraordinary items and accounting changes
  UPC
    Primary                                                                                    2.69
    Fully diluted                                                                              2.49
  UPC pro forma (EBI only)
    Primary                                                                                    2.68
    Fully diluted                                                                              2.49
  UPC pro forma (all Recently Completed and Pending Acquisitions)(2)
    Primary                                                                                    2.22
    Fully diluted                                                                              2.13
  EBI
    Primary                                                                                   7.58
    Fully diluted                                                                             7.58
  EBI equivalent pro forma (EBI only)
    Primary                                                                                   9.28
    Fully diluted                                                                             8.62
  EBI equivalent pro forma (all Recently Completed and
    Pending Acquisitions)(2)
    Primary                                                                                   7.68
    Fully diluted                                                                             7.37

____________________________
(1) The equivalent pro forma per share data for EBI is computed by multiplying UPC's pro forma share information by 3.46154
(2) See also, "Recent Developments Affecting UPC -- Recently Completed Acquisitions" and "-- Pending Acquisitions."

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited, consolidated, pro forma, financial information showing a statement of earnings for the twelve months ended December 31, 1993, and a balance sheet at December 31, 1993, for (i) UPC;
(ii) UPC, Recently Completed Acquisitions and the Merger; and (iii) UPC, Recently Completed Acquisitions, the Pending Acquisitions and the Merger. The unaudited pro forma financial information reflects each transaction using either the pooling of interests or purchase methods of accounting in accordance with the accounting requirements applicable to each respective transaction.
The unaudited pro forma financial information should be read in conjunction with the historical financial statements of UPC and EBI and in conjunction with the information presented in UPC's 1993 Annual Report on Form 10-K and UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994 and April 15, 1994. Pro forma results are not necessarily indicative of future operating results. See "Incorporation of Certain Documents by Reference" and "Appendix A
- -- Earle Bankshares, Inc. and Subsidiary Consolidated Financial Statements."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                                                     December 31, 1993
                                                         -----------------------------------------------------------------


                                                                                                         UPC
                                                                                                   Recently Completed
                                                                                     UPC,            Acquisitions,
                                                                              Recently Completed      All Pending
                                                                                 Acquisitions        Acquisitions
                                                               UPC                and EBI               and EBI
                                                             -------          ----------------   -------------------
Assets
    Cash and due from banks                                    $   225,626      $   245,681       $   253,762
    Interest-bearing deposits at financial
      institutions                                                  26,647           13,391            14,416
    Federal funds sold and securities purchased under
      agreements to resell                                          53,149           71,128            90,228
    Trading account securities, at market                          153,482          153,482           153,482
    Loans held for resale                                           56,053           56,053            61,971
    Investment securities
      Held for sale                                                595,090          597,706           719,313
      Held for investment                                        2,021,963        2,222,268         2,230,200
    Loans, net of unearned income                                2,935,215        3,236,214         3,517,213
      Less:
          Allowance for losses on loans                           (80,442)         (87,884)           (90,333)
                                                               -----------      -----------       -----------
          Net Loans                                              2,854,773        3,148,330         3,426,880

    Premises and equipment                                         135,511          146,727           153,796
    Accrued interest receivable                                     49,953           52,524            55,642
    Goodwill and other intangibles                                  40,794           46,786            46,786
    Other assets                                                   105,145          114,250           118,779
                                                              ------------       ----------       -----------
          Total assets                                         $ 6,318,186      $ 6,868,326       $ 7,325,255
                                                               ===========      ===========       ===========
Liabilities and shareholders' equity
    Deposits
      Noninterest-bearing                                     $    750,093      $   805,362       $   807,653
      Other interest-bearing                                     4,501,273        4,948,120         5,314,994
                                                               -----------      -----------       -----------
          Total deposits                                         5,251,366        5,753,482         6,122,647
    Short-term borrowings                                          244,995          245,663           245,663
    Federal Home Loan Bank advances                                157,954          158,554           190,461
    Long-term debt                                                 117,276          121,336           121,336
    Accrued interest, expenses and taxes                            41,893           43,004            43,004
    Other liabilities                                               27,402           33,940            38,131
                                                               -----------      -----------       -----------
          Total liabilities                                      5,840,886        6,355,979         6,761,242
                                                               -----------      -----------       -----------
Shareholders' equity
    Preferred stock
      Convertible                                                   87,298           87,298            87,298
      Nonconvertible                                                17,250           17,250            17,250
    Common Stock                                                    98,285          110,371           127,256
    Additional paid-in capital                                      86,385           94,135            95,065
    Retained earnings                                              188,082          203,293           237,144
                                                               -----------      -----------       -----------
          Total shareholders' equity                               477,300          512,347           564,013
                                                               -----------      -----------       -----------
          Total liabilities and
           shareholders' equity                                $ 6,318,186      $ 6,868,326       $ 7,325,255
                                                               ===========      ===========       ===========

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PROFORMA STATEMENT OF EARNINGS
                 (Dollars in thousands, except per share data)

                                                                          Year-to-Date December 31, 1993
                                                             -----------------------------------------------------------------

                                                                                                           UPC
                                                                                                  Recently Completed
                                                                                    UPC,              Acquisitions,
                                                                               Recently Completed      All Pending
                                                                                  Acquisitions,       Acquisitions
                                                                     UPC            and EBI            and  EBI
                                                                    ----            -----------     ---------------
Interest income
    Interest and fees on loans                                    $241,072        $272,920               $296,595
    Interest on investment securities                              140,473         152,536                160,588
    Interest on deposits at financial institutions                   1,634           1,284                  1,337
    Interest on federal funds sold and securities
      purchased under agreements to resell                           4,602           5,289                  5,765
    Interest on trading account securities                           6,194           6,194                  6,194
    Interest on loans held for resale                                3,239           3,239                  3,239
                                                                  --------        --------               --------
           Total interest income                                   397,214         441,462                473,718
                                                                  --------        --------               --------
Interest expense
    Interest on deposits                                           146,800         166,850                180,519
    Interest on short-term borrowings                                6,287           6,571                  6,571
    Interest on Federal Home Loan Bank advances and
      long-term debt                                                11,460          11,475                 12,491
                                                                  --------        --------               --------
           Total interest expense                                  164,547         184,896                199,581
                                                                  --------        --------               --------
           Net interest income                                     232,667         256,566                274,137
Provision for losses on loans                                        9,689          14,549                 14,862
                                                                  --------        --------               --------
           Net interest income after provision for losses on       222,978         242,017                259,275
            loans                                                 --------        --------               --------
Noninterest income
    Service charges on deposit accounts                             28,721          31,362                 32,297
    Profits and commissions from trading activities                  8,720           8,771                  8,771
    Investment securities gains                                      4,581           4,936                  5,088
    Other income                                                    44,715          45,789                 47,553
                                                                  --------        --------               --------
           Total noninterest income                                 86,737          90,858                 93,709
                                                                  --------        --------               --------
Noninterest expense
    Salaries and employee benefits                                  98,920         109,173                113,905
    Net occupancy expense                                           15,909          17,891                 19,463
    Equipment expense                                               17,735          16,504                 16,504
    Other expense                                                   93,916         104,535                108,486
                                                                  --------        --------               --------
           Total noninterest expense                               224,480         248,103                258,358
                                                                  --------        --------               --------
           Earnings before income taxes, extraordinary
             item, and accounting changes                           85,235          84,772                 94,626
Applicable income taxes                                             23,967          25,346                 29,014
                                                                  --------        --------               --------
           Earnings before extraordinary item and
             accounting changes                                   $ 61,268        $ 59,426               $ 65,612
                                                                  ========        ========               ========
Earnings per common share
    Primary                                                       $   2.69        $   2.28               $   2.22
    Fully diluted                                                     2.49            2.17                   2.13
Average common shares outstanding (in thousands)
    Primary                                                         19,622          22,149                 25,526
    Fully diluted                                                   23,852          26,646                 30,023

                              THE SPECIAL MEETING



TIME AND PLACE OF SPECIAL MEETING; SOLICITATION OF PROXIES

    Each copy of this Prospectus mailed to holders of EBI Common Stock is accompanied by a proxy appointment card furnished in connection with the EBI Board's solicitation of proxies for use at the Special Meeting and at any adjournments or postponements thereof. The Special Meeting is scheduled to be held at 7:00 p.m. CDT, on _______, June __, 1994, at EBI's executive offices located at 801 Commerce Street, Earle, Arkansas 72331. Only holders of record of EBI Common Stock at the close of business on May __, 1994, are entitled to receive notice of, and to vote at the Special Meeting. At the Special Meeting, the EBI shareholders will consider and vote upon (i) a proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A and (ii) such other matters as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

    HOLDERS OF EBI COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY APPOINTMENT CARD AND RETURN IT PROMPTLY TO EBI IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY APPOINTMENT CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER (BUT WILL NOT BE SUFFICIENT TO PERFECT DISSENTERS' RIGHTS). EBI SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY APPOINTMENT CARDS.

    Any holder of EBI Common Stock who has delivered a proxy appointment may revoke it at any time before it is voted by attending the Special Meeting and voting in person at the Special Meeting or by giving notice of revocation in writing or submitting a signed proxy appointment bearing a later date to Earle Bankshares, Inc., 801 Commerce Street (P.O. Box 248), Earle, Arkansas 72331,
Attention: Corporate Secretary, provided such notice or proxy appointment is actually received by EBI before the vote of shareholders. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy appointment unless, before the shares are voted, notice of such death or incapacity is filed with the Corporate Secretary or other person responsible for tabulating the votes on behalf of EBI. The shares of EBI Common Stock represented by properly executed proxy appointments received will be voted "FOR" (or "AGAINST", if so indicated) approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the EBI proxy appointment card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority (i) will only be exercised to the extent permissible under applicable federal or state securities law and (ii) will not extend to any motion to adjourn the Special Meeting made by EBI for the purpose of soliciting additional proxy appointments. EBI is not aware of any matter to be presented at the Special Meeting other than the proposal to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A.

    The cost of soliciting proxies from holders of EBI Common Stock will be borne by EBI. Such solicitation will be made by mail but also may be made by telephone or in person by the directors, officers and employees of EBI (who will receive no additional compensation for doing so).

VOTES REQUIRED

    The affirmative votes of the holders of two-thirds (2/3) of the outstanding shares of EBI Common Stock entitled to vote at the Special Meeting are required in order to approve the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A. Therefore, a failure to return a properly executed proxy appointment or alternatively to vote in person at the Special Meeting will have the same effect as a vote against the Reorganization

Agreement and the Plan of Merger annexed thereto as Exhibit A (but will not be sufficient to perfect the holder's dissenters' rights). As of the Record Date, there were 100,000 shares of EBI Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote.

    As of the Record Date, the Management Group beneficially owned and held of record a total of 63,934 shares or approximately 63.93% of the issued and outstanding shares of EBI Common Stock. ALL OF THE MEMBERS OF THE MANAGEMENT GROUP HAVE ADVISED EBI OF THEIR INTENTION TO VOTE THEIR SHARES IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

SHAREHOLDERS' DISSENTERS' RIGHTS

    Any shareholder of EBI entitled to vote on approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A has the right to receive payment of the fair value of his shares of EBI Common Stock upon compliance with Section 4-26-1007 of the Act, a copy of which is included as Appendix C to this Prospectus. A shareholder may not dissent as to less than all of the shares that he beneficially owns.

    Any EBI shareholder intending to enforce his dissenters' rights may not vote in favor of the Reorganization Agreement and the Plan of Merger (either personally or by proxy) and must (i) deliver to the Corporate Secretary of EBI prior to the time of the shareholder vote a written objection to the Reorganization Agreement and the Plan of Merger ("Objection Notice") and (ii) deliver to the Corporate Secretary of the surviving corporation within ten (10) days after the date on which the vote was taken a written demand for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the Merger (the "Demand Letter"). The Demand Letter must state that the shareholder demands payment for his shares of EBI Common Stock if the Merger is effected and must include the number of shares of EBI Common Stock held by the dissenting EBI shareholder. A vote against approval of the Reorganization Agreement and the Plan of Merger will not, in and of itself, constitute an Objection Notice or Demand Letter satisfying the requirements of
Section 4-26-1007 of the Act. Failure to comply substantially with these procedures will cause the EBI shareholder to lose his dissenters' rights to receive cash payment for the shares. Consequently, any EBI shareholder who desires to exercise his rights to payment for his shares is urged to consult his legal adviser before attempting to exercise such rights.

    If the Reorganization Agreement and the Plan of Merger should be approved by EBI's shareholders at the Special Meeting and the Merger should be consummated, each EBI shareholder who did not vote for the Merger and who has properly filed an Objection Notice and Demand Letter will be notified by the surviving corporation no later than ten (10) days after the Effective Date of the Merger that the Merger was consummated. Such notification shall include an offer to make payment for the fair value of the dissenting shareholder's shares pursuant to the Act.

    If within thirty (30) days after the Effective Date of the Merger the fair value of such shares is agreed upon between the dissenting shareholder and the surviving corporation, then payment of such shares' fair value shall be made by the surviving corporation to the dissenting shareholder within ninety (90) days after the Effective Date of the Merger, upon the surrender of the dissenting shareholder's stock certificate(s) representing his shares of EBI Common Stock.

    If within the 30-day period after the Effective Date of the Merger the dissenting shareholder and the surviving corporation cannot agree upon the fair value of such shares, then the dissenting shareholder, within sixty (60) days after the expiration of the 30-day period, may file a petition in the circuit court of Craighead County, Arkansas (the "Court"), asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving the Merger, together with interest thereon to the date of judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving corporation of the certificate(s) representing the shares held by such dissenting shareholder. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving corporation.

    Unless the dissenting shareholder files his petition within the time period set forth in the Act, the dissenting shareholder and all persons claiming such rights under him will be bound by the terms of the Reorganization Agreement and the Plan of Merger.

    The foregoing summary of the applicable provisions of Section 4-26-1007 of the Act is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Section, which is annexed as Appendix C to this Prospectus.

    For a discussion of certain tax consequences in connection with exercising Dissenters' Rights, see "The Merger -- Certain Federal Income Tax
Consequences."


RECOMMENDATION

    For the reasons described below, the EBI Board has adopted the Reorganization Agreement and the Plan of Merger and recommends that shareholders of EBI vote "FOR" approval of the Reorganization Agreement and the Plan of Merger.


                                   THE MERGER


    THE FOLLOWING INFORMATION CONCERNING THE MERGER, INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE REORGANIZATION AGREEMENT OR THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, INCLUDING THE PLAN OF MERGER, WHICH IS ATTACHED TO THE PROSPECTUS AS APPENDIX B. EBI SHAREHOLDERS ARE URGED TO READ THE REORGANIZATION AGREEMENT AND THE PLAN OF MERGER CAREFULLY.

BACKGROUND OF, AND REASONS FOR, THE MERGER

    Background. Earle Bankshares, Inc. has for several years operated First Southern Bank, Earle, Arkansas ("First Southern") in Crittenden County as a small, community bank in East Arkansas. First Southern has operated with relatively few employees, focusing its activities primarily on serving depositors and local businesses and making small business, agricultural and consumer type loans. While First Southern's basic business has remained largely the same, the regulatory environment in which the bank operates has become increasingly complex. Credit analysis and documentation have become more complex.

    Discussions between Benjamin W. Rawlins, Jr., Chairman of UPC, and W.P. Morrison, Chairman of EBI, regarding the possible acquisition of EBI by UPC resulted in the execution of the annexed Reorganization Agreement dated as November 18, 1993, which was approved by the EBI Board at a special meeting on November 17, 1993, and by the UPC Board of Directors at its regular meeting held on November 18, 1993.

    EBI Reasons. In light of the foregoing, the EBI Board has voted to recommend the approval of the Reorganization Agreement and the Plan of Merger annexed thereto as Exhibit A by the EBI shareholders for, and among others, the following reasons:

                 (i) The consideration to be paid by UPC. See "The Merger -- Terms of Merger";

                 (ii) The trends in the banking industry are toward consolidation and increased regulation, making it more difficult for an institution the size of EBI to be able to compete successfully in the future;

                 (iii) Given the trends in the banking industry as discussed above and the highly competitive environment in which EBI would be expected to compete in the future, the proper time to effect a merger of the organization with another institution is before increased competition and regulation affect adversely EBI's earnings and, consequently, its value;

                 (iv) First Southern will be able to benefit from UPC's operations and regulatory expertise and management talent;

                 (v) Management of EBI believes that UPC's philosophy is to provide its community banks with a substantial amount of operating autonomy, generally leaving existing management in place to manage the institution consistent with past management culture, so long as such culture is not inconsistent with UPC's policies and produces results consistent with results achieved while the institution was independent; and

                 (vi) The annual dividend yield on the UPC Common Stock offered in exchange for the EBI Common Stock exceeds the historical yield on the EBI Common Stock and there is a broader and more liquid market for the UPC Common Stock, which is listed and traded on the NYSE.

         The EBI Board did not assign any specific or relative individual weight to the foregoing factors in determining to recommend the Merger to the EBI shareholders.

         UPC Reasons. Management of UPC has recommended to the UPC Board of Directors (the "UPC Board") and the UPC Board has approved the Merger and the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A because (i) EBI has experienced steady and continued growth, (ii) EBI is located geographically in an area in which UPC has sought to increase its market share, and (iii) UPC believes that by providing First Southern with access to the UPC capital base and other banking resources, First Southern will be well positioned to compete in its market in the face of enhanced competition from larger, well capitalized institutions.

TERMS OF THE MERGER

         At the Effective Time of the Merger, EBI will merge with and into NABS with NABS surviving the Merger and continuing after the Effective Time of the Merger to operate under the name North Arkansas Bancshares, Inc. The surviving corporation will remain a wholly-owned subsidiary of UPC. In the Merger, each share of EBI Common Stock outstanding immediately prior to the Effective Time of the Merger, other than those shares with respect to which Dissenters' Rights shall have been perfected as described above, will be converted exclusively into the right to receive in exchange therefor (i) a number of whole shares of UPC Common Stock based on the average closing price per share of UPC Common Stock on the New York Stock Exchange for the 10 trading days immediately following the receipt of all requisite governmental approvals of the Merger ("Current Market Price") and (ii) a cash payment in settlement of any remaining fractional share of UPC Common Stock. If the Current Market Price of UPC Common Stock is less than $24.00, EBI will have the right either (i) to consummate the Merger at an exchange ratio (i.e., the number of shares of UPC Common Stock to be received in exchange for each share of EBI Common Stock) (the "Exchange Ratio") equal to 3.750, or (ii) not to consummate the Merger; provided, however, that UPC would have the right to reinstate the transaction by delivering shares of UPC Common Stock having a value of approximately $90.00 per EBI share. If the Current Market Price is greater than or equal to $24.00 but less than $30.00, the Exchange Ratio will be equal to $90.00 divided by the Current Market Price.

If the Current Market Price is greater than or equal to $30.00, the Exchange Ratio will be 3.000. As of the date hereof, no governmental approvals have been received, but if such approvals had been received on April 18, 1994, the Current Market Price would have been $26.23 per share such that the value of the UPC Common Stock entitled to be received for each outstanding share of EBI Common Stock would have been approximately equal to $90.00.

         No fractional shares of UPC Common Stock will be issued in the Merger, and, after aggregation of the shares (and fractional shares, if any) of UPC Common Stock to which the holder of record of EBI Common Stock immediately prior to the Effective Time of the Merger (an "EBI Record Holder") is entitled, cash will be paid by UPC in lieu of any remaining fractional share. The amount of cash in exchange for fractional shares to be received by EBI Record Holders in the Merger will be determined pursuant to Section 3.1(e) of the Reorganization Agreement which is based on the Current Market Price of the UPC Common Stock.

         Holders of EBI Common Stock entitled to vote at the Special Meeting will have the right to dissent from the Reorganization Agreement and the Plan of Merger and receive a cash payment equal to the fair value of their shares, all in conformity with Section 4-26-1007 of the Act. See "The Special Meeting
- -- Shareholders' Dissenters' Rights."

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         Articles of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and EBI. The Effective Time of the Merger will be at the time Articles of Merger along with the Plan of Merger are filed in the Office of the Arkansas Secretary of State pursuant to the Act or at such later date and time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently anticipated that the Articles of Merger will be filed on or about July 31, 1994, but will specify, by agreement of the parties, an Effective Time of the Merger of 12:01 a.m. CDT, on August 1, 1994. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each person who was a holder of record of EBI Common Stock immediately prior to the Effective Time of the Merger a form letter of transmittal, together with instructions and a return envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates formerly representing shares of EBI Common Stock for certificates representing shares of UPC Common Stock.

         HOLDERS OF EBI COMMON STOCK WHO DO NOT INTEND TO EXERCISE DISSENTERS' RIGHTS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE EXCHANGE MATERIALS FROM THE EXCHANGE AGENT.

         Upon receipt of the Exchange Materials, EBI Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of EBI Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger, UPC will issue, and the Exchange Agent will mail, to the EBI Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash consideration, if any, with respect to any remaining fractional share to which the holder is entitled. No consideration will be delivered to an EBI Record Holder unless and until such holder shall have delivered to the Exchange Agent all certificates formerly representing the shares of EBI Common Stock held by him and in respect of which he claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as is required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock will be paid or delivered to the holder of any unsurrendered EBI certificate until the holder surrenders all of such certificate(s) in accordance with the Exchange Materials, at which time the EBI Record Holder will be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on EBI's stock transfer books of shares of EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of EBI Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, EBI nor any other person will be liable to any former holder of EBI Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing EBI Common Stock has been lost, stolen or destroyed, the Exchange Agent will deliver the consideration properly payable in respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and EBI to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) approval of the Reorganization Agreement along with the Plan of Merger annexed thereto as Exhibit A and the transactions contemplated thereby by the affirmative votes of the holders of two-thirds (2/3) of the EBI Common Stock outstanding on the Record Date; (ii) approval of the Reorganization Agreement and the transactions contemplated thereby by the Federal Reserve and the Arkansas Department and the expiration of any statutory waiting periods;
(iii) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (iv) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement; (v) none of UPC, NABS, EBI or First Southern shall be subject to any order, decree or injunction of a court or agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; (vi) the Registration Statement of which this Prospectus forms a part shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; and (vii) receipt of a legal opinion of counsel to UPC that the Merger will constitute a tax-free reorganization under one or more of the provisions of Section 368 of the Internal Revenue Code and that the EBI Record Holders will not recognize any gain or loss in the Merger upon the exchange of their EBI Common Stock for shares of UPC Common Stock.

         The obligations of UPC and NABS to effect the Merger are further subject to the satisfaction, or waiver by UPC, of, among others, the following conditions: (i) UPC shall have received a legal opinion, dated the date of closing, from counsel to EBI as to the good standing of EBI and First Southern, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of EBI and First Southern set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and UPC shall have received a certificate signed by certain officers of EBI and First Southern to such effect; (iii) there shall have been no damage or destruction to, or taking of any property of EBI or First Southern or any material adverse change in the business, financial condition, results of operations or prospects of EBI or First Southern; (iv) EBI and First Southern shall not have committed to effect any form of business combination with, or asset sale to any other person or entity; adopted any "poison pill", shareholders' rights provision or "golden parachute"; or taken any other action the effect of which would be to materially diminish the value of EBI or First Southern to UPC; and (v) at the time of Closing certain financial covenants shall have been met including covenants that the total assets of First Southern be equal to or greater than $38.5 million, the tangible equity capital of each of First Southern and EBI, be equal to or greater than $6.4 million, that neither EBI nor First Southern shall have issued any additional equity or debt securities or rights to purchase such securities, that there have been no extraordinary sales of assets, investment portfolio restructuring or dividend declarations by either of EBI or First Southern and that the Merger can be accounted for as a pooling of interests;
(vi) that each member of the EBI Board shall have entered into UPC's standard form non- compete agreement with UPC or NABS; (vii) that UPC shall have received opinions from the regularly retained independent accountants of UPC and EBI that the Merger should be accounted for by UPC as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and that such accountants are aware of no reason why the Merger may not be accounted for as a pooling of interests; and (viii) receipt of letters from all affiliates of EBI (as such term is defined in the Reorganization Agreement) committing not to pledge, sell or assign the UPC Common Stock that they receive in the Merger until such time as UPC has publicly released certain financial information for at least a thirty day period following the Effective Date of the Merger.

         The obligations of EBI to effect the Merger are further subject to the satisfaction, or waiver by EBI, of, among others, the following conditions: (i) EBI shall have received a legal opinion, dated the date of closing, from counsel to UPC as to the good standing of UPC and NABS, the enforceability and due authorization of the Reorganization Agreement, the validity of the UPC Common Stock, the receipt of required approvals and the absence of conflict with UPC's charter, bylaws and material contracts (subject to limitations as permitted in the Reorganization Agreement); (ii) each of the representations, warranties and covenants of UPC set forth in the Reorganization Agreement shall, in all material respects, be true on, or complied with by, the Closing Date as if made on such date (except to the extent they relate by their terms to an earlier date) and EBI shall have received a certificate signed by certain officers of UPC to that effect; (iii) EBI shall have received from UPC certificates from certain UPC executive officers stating that the consummation of the transaction has been duly authorized and that the persons executing and delivering documents on behalf of UPC are duly appointed and that their signatures are genuine; and (iv) EBI shall have received from the Exchange Agent a certificate evidencing receipt of the certificates representing the UPC Common Stock and cash constituting the Consideration payable in the Merger.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the Arkansas Department under Section 23-32-1804 of the Regional Reciprocal Banking Act of 1988, of the Arkansas Code; and (ii) the Federal Reserve under Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve and the Arkansas Department. The BHCA prohibits the Federal Reserve from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice is empowered to challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court specifically orders otherwise. There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

         The Merger may not lawfully proceed in the absence of the requisite regulatory approvals. Applications for approval of the Merger are still pending with the Federal Reserve and the Arkansas Department and there can be no assurance as to when, if or subject to what conditions, such approvals will be granted. See "The Merger--Conditions to Consummation of the Merger" and "-- Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Reorganization Agreement contains certain restrictions upon the conduct of EBI's and First Southern's business pending consummation of the Merger. In particular, the Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, EBI and First Southern, respectively, may not, among other things, (i) amend its charter or bylaws; (ii) permit any lien to exist in respect to any share of stock held by EBI or its subsidiaries; (iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the EBI Common Stock; (iv) issue or sell any EBI Common Stock or sell or otherwise dispose of a substantial part of EBI's or First Southern's assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000 except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless EBI or its subsidiaries may terminate same at will without liability; (ix) adopt any new benefit plan; (x) enter into any new service contracts, purchase or sale agreements or lease agreements that are material to it; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or holder of 2% or more of EBI Common Stock if such extension of credit would exceed 2% of the capital of EBI or First Southern, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any person or entity except in the ordinary course of business or in connection with internal reorganizations and acquisitions in EBI's or First Southern's fiduciary capacity. Moreover, EBI and First Southern, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve its organization and assets and maintain its rights and franchises, use its best efforts to retain its customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         EBI is permitted under the Reorganization Agreement to declare and pay, out of ordinary earnings, a quarterly cash dividend with respect to the EBI Common Stock of up to $.50 per share of EBI Common Stock per calendar quarter. Notwithstanding the foregoing, the Reorganization Agreement prohibits EBI from paying a dividend if such payment would disqualify the Merger from being accounted for by UPC under the pooling of interests method of accounting. See "Description of UPC Common and Preferred Stock -- UPC Common Stock -- Dividends."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and EBI.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the EBI shareholders, as follows: (i) by the mutual consent of the parties; (ii) by UPC or NABS if EBI or First Southern, respectively, should violate any affirmative or negative covenant in respect to the operation of its business; (iii) by UPC, NABS or EBI if closing shall not have occurred by September 30, 1994, unless the failure is due to the failure of the party seeking to terminate; (iv) by UPC, NABS or EBI if any governmental or regulatory approval is denied and not successfully appealed within certain time limits; (v) by either party if the other party's conditions have not been satisfied or waived as of the Closing Date or if the other party has committed a material breach that is not cured within 30 days after the breaching party receives notice of such breach; (vi) by UPC or NABS if there has been a material adverse change in the business, properties, liabilities, prospects or net worth of EBI or First Southern or if EBI or First Southern should enter into a formal capital plan in cooperation with applicable banking regulators; (vii) by UPC or NABS should EBI or First Southern enter into any business combination or any letter of intent or agreement in respect thereof with any other person; or (viii) by UPC in the event that the holders of seven percent (7%) or more of the EBI Common Stock shall perfect dissenters' rights.

         In the event of the valid termination of the Reorganization Agreement by either UPC or EBI, the Reorganization Agreement shall become void, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

MANAGEMENT AFTER THE MERGER

The Reorganization Agreement and the Plan of Merger provide that after the Effective Time of the Merger, the surviving corporation will be managed by a board of directors consisting of the present members of NABS Board of Directors (the "NABS Board"), all of whom have served on the NABS Board for one or more terms and are expected to continue to be qualified to serve as officers and/or directors of the surviving corporation. All officers and directors serve one
(1) year terms but may be re-elected or reappointed, as the case may be. Set forth below are those persons who are executive officers of NABS and members of NABS's Board of Directors, their ages and principal occupations for the last five years.

         NAME                          AGE                  POSITION
         ----                          ---                  --------
         G. L. Lieblong                49                   Chairman of NABS; President
                                                              of NABS

         Jackson W. Moore              45                   Director of NABS; President and Director
                                                              of UPC

         J. F. Springfield             64                   Director of NABS; Secretary and
                                                            General Counsel of UPC

         Mr. Lieblong has been Chairman and President of NABS since 1990; Chairman and Chief Executive Officer of Mercantile Bank, Jonesboro, Arkansas since 1990; and President of Mercantile Bank since 1991. Prior to 1990, Mr. Lieblong was President and Chief Executive Officer of First National Bank of Paragould, Arkansas, Vice Chairman of Corning Bank, Corning, Arkansas and President and Chief Executive Officer of their holding company, First Paragould Bankshares, Inc.

         Mr. Moore has been a director of NABS since 1990; a Director of UPC since 1986; President of UPC since 1989; and a Partner of Wildman, Harrold, Allen, Dixon & McDonnell, a law firm, prior to 1989.

         Mr. Springfield has been a director of NABS since 1990, and has been Secretary and General Counsel of UPC since 1985.

NABS EXECUTIVE COMPENSATION

The following table sets forth the compensation received by the Chairman of the Board and Chief Executive Officers of NABS for the period indicated:

                                                                                LONG-TERM COMPENSATION
                                                                              ------------------------
                                    ANNUAL COMPENSATION                            AWARDS          PAYOUTS
                                    --------------------                     ----------------      -------
                                                                            Restricted
NAME AND PRINCIPLE                                       Other Annual         Stock     Options/     LTIP      All Other
    Position          Year   Salary(1)     Bonus        Compensation(2)       Awards      SARs      Payouts  Compensation(3)
- -------------------   ----   ---------     -----        ---------------       ------    -------    -------  ---------------


G.L. Lieblong        1993   $ 172,750   $  21,320           $9,578            1,500    $  36,100    --         $1,634
President and        1992   $ 163,770   $  37,500           $9,527              --     $  31,500    --         $1,711
Chairman of          1991   $ 154,500   $     199           $7,013              --         --       --         $  585
the Board

_________________________________________
(1) NABS has no paid employees. Mr. Lieblong's salary is paid by Mercantile Bank, Jonesboro, Arkansas, a wholly-owned subsidiary of NABS.
(2)   Includes UPC's ESOP and 401(K) plan contributions.
(3) Mr. Lieblong receives other forms of compensation that may be deemed as direct or indirect compensation, including special pay and miscellaneous pay.

    Except for G.L. Lieblong, none of NABS' subsidiaries' directors or executive officers received in excess of $100,000 of aggregate direct remuneration in 1993 from NABS or NABS' subsidiaries. NABS pays no direct or indirect remuneration to its directors or executive officers. The aggregate direct remuneration paid by NABS' wholly-owned subsidiary, Mercantile Bank, Jonesboro, Arkansas, to all directors and executive officers as a group (4 persons) in 1993 was $217,701, which includes the amount paid by Mercantile Bank, Jonesboro to Mr. Lieblong.

    Messrs. Jackson W. Moore and J.F. Springfield receive no direct or indirect compensation from NABS or NABS' subsidiaries for their services as directors of NABS. Mr. Moore receives compensation from UPC for his services as executive officer and director of UPC. Mr. Springfield receives compensation from UPC for his services as an executive officer of UPC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain of the directors and officers of EBI also serve on the First Southern Board. Those individuals own approximately 63.93% of the shares of EBI Common Stock issued and outstanding and will receive in the Merger the consideration described above.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS ABBREVIATED IN NATURE AND IS INCLUDED FOR GENERAL INFORMATION ONLY. EBI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

      General. It is intended that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that, accordingly, (i) no gain or loss will be recognized by either UPC or EBI as a result of the Merger, (ii) no gain or loss will be recognized by the EBI Shareholders upon receipt of UPC Common Stock in the Merger in exchange for their EBI Common Stock (except as discussed below with respect to cash received in lieu of the issuance of fractional shares of UPC Common Stock); (iii) the tax basis of UPC Common Stock to be received by the EBI shareholders in connection with the Merger will be the same as the EBI Record Holder's basis of the EBI Common Stock surrendered in exchange therefor, increased by the amount allocable to a fractional share interest, if any, for which cash is received; and (iv) the holding period of the UPC Common Stock to be received by the EBI shareholders in connection with the Merger will include the holding period of the EBI Common Stock surrendered in exchange therefor, provided that the EBI Common Stock is held as a capital asset at the Effective Time of the Merger.

      Consequences of Receipt of Cash in Lieu of Fractional Shares. An EBI shareholder who is entitled to receive cash in lieu of a fractional share of UPC Common Stock in connection with the Merger will recognize as of the Effective Date of the Merger gain (or loss) equal to the difference between such cash amount and the shareholder's basis in the fractional share interest , subject to the conditions and limitations of Section 302 of the Code. Any gain or loss recognized will be capital gain (or loss) if the EBI Common Stock is held by such shareholder as a capital asset at the Effective Date of the Merger.

      Cash Received by Holders of EBI Common Stock Who Dissent. A shareholder of EBI who perfects his dissenters' rights under the laws of Arkansas and who receives a cash payment of the value of his shares of EBI Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318. In general, if the shares of EBI Common Stock are held by the holder as a capital asset at the Effective Time of the Merger, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis of such shares. Each holder of EBI Common Stock who contemplates exercising his dissenters' rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

      Legal Opinion. UPC and EBI have received from McDonnell Boyd, outside legal counsel to UPC, an opinion to the above effect, a copy of which is attached as Exhibit 8 to the Registration Statement of which this Prospectus is a part. A copy of the opinion may be obtained by request to Gary A. Simanson, UPC's Assistant Secretary, made as provided under "Incorporation of Certain Documents by Reference." McDonnell Boyd has rendered legal services to UPC and its subsidiaries for many years and in that capacity received legal fees aggregating approximately $1,146,000 in 1993. Certain members of McDonnell Boyd are UPC shareholders.

ACCOUNTING TREATMENT

      The Merger is intended to be treated by UPC and EBI as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of EBI and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective will include the net income of EBI and UPC for the entire fiscal period in which the Merger occurs, which is expected by UPC and EBI to be fiscal year 1994. Subsequent to the Merger becoming effective, the reported income of EBI and UPC will be combined and restated as income of UPC for all periods, including those periods ended prior to the Effective Time of the Merger. The unaudited pro forma financial information contained in this Prospectus has been prepared using the pooling of interests method of accounting where applicable.

EXPENSES

      The Reorganization Agreement provides, in general, that UPC and EBI will each pay their own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of their own accountants and counsel.

RESALES OF UPC COMMON STOCK

      The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act of 1933 except for shares issued to any shareholder who may be deemed to be an "affiliate" of EBI and therefore an "underwriter" as of the date of the Effective Time of the Merger with respect to the UPC Common Stock issued in the Merger for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of EBI generally include individuals or entities that control, are controlled by or are under common control with EBI and will include members of the Management Group in their roles as either executive officers, directors or as holders of ten percent (10%) of the outstanding Common Stock of EBI. UPC will place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The shares of the UPC Common Stock to be delivered pursuant to the Merger to any EBI shareholder deemed an "affiliate" of EBI under the Securities Act are subject to the additional restriction on resale imposed by provisions in the Reorganization Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Merger until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and EBI for a period of not less than 30 days subsequent to the Effective Date of the Merger. UPC does not expect to release such a statement prior to November 14, 1994. Shares of UPC Common Stock delivered to any EBI shareholders deemed affiliates will bear a legend to that effect. See "Description of UPC Common and Preferred Stock -- UPC Common Stock -- Dividends."


                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

      As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

      The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies in Tennessee.

acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to, or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

CAPITAL ADEQUACY

      The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is 8%. At least half of the Total capital must be composed of "Tier 1 capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier 1 capital"). The remainder, which is Tier 2 capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

      In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average total assets, less goodwill (the "Leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage ratio applicable to UPC.

      Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

     At December 31, 1993, UPC's Total risk based capital ratio was 18.59%, Tier 1 capital ratio was 14.85% and Leverage ratio was 7.10%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

PROMPT CORRECTIVE ACTION

      FDICIA, enacted in December 1991, requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6% and a Total capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "-- Capital

Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

      All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company should fail to fulfill its obligations under the guarantee and files (or should have filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

      The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution becomes critically undercapitalized, the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

DIVIDEND RESTRICTIONS

      UPC is a legal entity separate and distinct from UPNB, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and stockholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

      There are statutory and regulatory requirements applicable to the payment of dividends by UPNB and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at January 1, 1994, UPNB and the Community Banks had approximately $74.3 million available for distribution to UPC without obtaining regulatory approval excluding the acquisitions effected since December 31, 1993. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC.

      It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company, UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "-- Support of Subsidiary Banks."

SUPPORT OF SUBSIDIARY BANKS

      Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "-- Prompt Corrective Action."

      Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

      Because it is a bank holding company, any capital loans made by UPC to UPNB or any of the Community Banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

TRANSACTIONS WITH AFFILIATES

      Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit issued on behalf of an affiliate. Further, provisions of the Bank Holding Company Act of 1956, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC INSURANCE ASSESSMENTS

      The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

RECENT BANKING LEGISLATION

      In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws. FDICIA institutes certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

      Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

      Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB and all of the Community Banks had at December 31,1993, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material affect on the funding or liquidity of UPNB or any of the Community Banks.

      Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

      Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual, on-site full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

      FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve defines by regulation to be exposure. The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

DEPOSITOR PREFERENCE

      Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

      UPC's Charter of Incorporation (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of April 30, 1994, 21,767,202 shares of UPC Common Stock were issued and outstanding, and approximately 680,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,300,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of April 30, 1994, 4,095,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 690,000 shares of UPC's 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of April 30, 1994, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT

INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

      General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board of Directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's charter or bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

      Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board of Directors.

      UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

      Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of the UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board of Directors may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

      Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

      Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

      Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

      Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series D Preferred Stock. In connection with the July, 1992 acquisition of Southeastern Bankshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

      Series E Preferred Stock. In February, 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

      Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

      Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board are up for election each year. The Charter also restricts the removal of directors by the shareholders.

      The Charter requires the affirmative votes of the holders of 66 2/3% of the outstanding stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66 2/3% of the outstanding stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

      Share Purchase Rights Plan. In 1989, the UPC Board adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquirer) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

      Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

      The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board of Directors before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

      The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquirer voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

      In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning 5% or more of any class of equity securities of UPC.

      The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66 2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.


                   EFFECT OF MERGER ON RIGHTS OF SHAREHOLDERS

      At the Effective Time of the Merger, the EBI Record Holders (except for any EBI Record Holder properly exercising his dissenters' rights) automatically will become holders of the UPC Common Stock, and their rights as holders of the UPC Common Stock will be determined by the Tennessee Business Corporation Act and by UPC's charter and Bylaws. The following is a summary of the material differences in the rights of shareholders of UPC and EBI.

REMOVAL OF DIRECTORS

      EBI's bylaws provide that its directors may be removed with cause by vote of a majority vote of the entire EBI Board. EBI's Directors may be removed with or without cause by the vote of a majority of the shareholders entitled to vote at a special meeting.

      UPC's bylaws provide that directors may be removed with or without cause by vote of the holders of 66 2/3% or more of the outstanding shares entitled to vote generally in the election of directors.

REQUIRED SHAREHOLDER VOTES

      EBI's charter and bylaws contain no provisions for more than a majority vote of all shares entitled to vote on any particular matter that may be subjected to a shareholder vote, unless the question is one upon which, by express provision of Arkansas law, a larger or different vote is required, in which case the express statutory provision shall govern. The Act provides for the affirmative vote of 66 2/3% of the shares entitled to vote to approve the merger of an Arkansas corporation into an unaffiliated corporation. The UPC charter provides that the vote of 66 2/3% or more of the shares entitled to vote will be required to approve any merger or consolidation of UPC with or into any other corporation or the sale, lease, exchange or other disposition of substantially all of UPC's assets, if on the date a binding agreement providing for such merger, sale or other disposition, the corporation, person or entity into which UPC would be merged or to which its assets would be sold is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

ELECTION OF DIRECTORS

      EBI's bylaws provide for only one class of directors, and shareholders are entitled to elect all EBI directors annually. The number of directors may be fixed from time to time by a majority of the entire board of directors within the parameters set forth in the Bylaws.

      UPC's bylaws provide for a classified board of directors consisting of three classes with staggered terms of three years each. Therefore, UPC shareholders are entitled to elect only one-third of UPC's directors annually. The number of directors shall be not less than seven (7) nor more than twenty-five (25). To increase the number of directors, 66 2/3% of the directors then in office must concur.

METHOD OF CASTING VOTES

      Voting Rights. EBI's Bylaws provide that each common stockholder shall be entitled to one vote for each share of stock held by him. At all elections of directors, each stockholders shall be entitled to cast as many votes as shall equal the number of shares of EBI Common Stock multiplied by the number of directors to be elected, or to cumulate his votes.

      Except as provided by law or the charter of UPC, each holder of UPC Common Stock shall have one vote on all matters voted upon by shareholders in respect of each share of UPC Common Stock held. Holders of UPC Common Stock do not have cumulative voting rights.

      Reservation of Shares. Such number of shares of UPC Common Stock as may from time to time be required for such purpose shall be reserved for issuance
(i) upon conversion of any shares of UPC Preferred Stock or any other obligation of UPC convertible into shares of UPC Common Stock which is at the time outstanding, and (ii) upon exercise of any outstanding options or warrants to purchase shares of UPC Common Stock.

                             EARLE BANKSHARES, INC.

      Earle Bankshares, Inc. was organized as an Arkansas corporation in 1983, and is headquartered in Earle, Arkansas. EBI is a one-bank holding company registered with and regulated by the Federal Reserve. First Southern Bank of Earle, Arkansas was chartered as a state bank under the laws of the State of Arkansas in 1947 and commenced operations in 1947. First Southern's main office is located at 801 Commerce Street, Earle, Arkansas 72331. First Southern had total assets as of December 31, 1993, of $42.5 million and total deposits of $34.7 million, and is engaged in the general banking business, including taking deposits from the public and using such deposits, together with other funds, to make loans and investments. First Southern is a state bank and a member of the FDIC. The deposits of First Southern are insured by the FDIC up to the maximum allowed by law.

      All of the outstanding shares of common stock of First Southern are owned by EBI.

      As of May __, 1994, First Southern had approximately 27 full-time employees and 2 part-time employees operating out of three locations: the Earle main office, the Crawfordsville branch, and the Marion branch. EBI has no employees. Management believes that First Southern has a good relationship with its employees. First Southern provides a group health insurance coverage for its employees.

PROPERTY

      First Southern owns, free of any encumbrances, the property on which its main office and branch offices are located. First Southern also holds from time to time real estate acquired through foreclosure.

COMPETITION

      First Southern competes with numerous other commercial banks and other financial institutions in Crittenden and contiguous counties in Arkansas and Tennessee. There are other commercial banks, savings and loan institutions, credit unions, and other companies offering financial services in Crittenden and surrounding counties.

LEGAL PROCEEDINGS

     As of the date of this proxy statement, EBI and First Southern are parties to various legal proceedings which have arisen in the ordinary course of business. Management of EBI is of the opinion that neither the financial position nor the results of operations of EBI will be materially adversely affected by the ultimate resolution of these legal proceedings.

MARKET PRICE OF EBI COMMON STOCK

     The EBI Common Stock has no established trading market. However, management of EBI is aware of ten transactions for consideration which have occurred since January 1989 involving a total of 5,578 shares of EBI Common Stock for prices ranging from $42.50 to $50.00 per share. Management of EBI believes that these transactions were effected between unrelated parties.

     EBI has historically declared and paid cash dividends in the amount of $2.00 per share per year. A dividend in the amount of $.50 per share was declared and paid on January 11 and April 12, 1994. For calendar years 1991, 1992, and 1993, EBI declared and paid regular cash dividends of $2.00 per share.

CERTAIN BENEFICIAL HOLDERS OF EBI COMMON STOCK

      The following table sets forth certain information with respect to those known to EBI to be beneficial owners of more than five percent (5%) of the EBI Common Stock.

NAME AND ADDRESS OF                                                NUMBER OF                      % OF
  BENEFICIAL OWNER                                                  SHARES                       TOTAL
- -------------------                                                ---------                     -----
John T. Morrison(1)                                                   12,660                     12.66
1113 Main Street
Earle, AR  72331

Joe M. Morrison(1)                                                    12,660                     12.66
P.O. Box 240715
Memphis, TN 38124-0715

W. P. Morrison(1)                                                      6,752                      6.75
113 Main Street
Earle, AR  72331

David S. Wallace (1)                                                   5,801                      5.80
P.O. Box 182
Crawfordville, AR  72327

W. Price Morrison, Jr.(1)                                             12,660                     12.66
2008 Quail Creek Cove
Memphis, TN  38119

Paul Hood                                                             15,960                     15.96
Route 1, Box 109
Earle, AR  72331

_______________________________
(1)    The holder is a director of EBI.

HOLDINGS OF EBI COMMON STOCK BY EBI MANAGEMENT

       The following executive officers and directors of EBI and First Southern held the following amounts and percentages of the outstanding EBI Common Stock as of May __, 1994:

                                                                   NUMBER OF                      % OF
  NAME                                                              SHARES                       TOTAL(1)
  ----                                                           -----------                     -----
John E. Gregson                                                        4,610                      4.61
Chris M. Lehman                                                        4,290                      4.29
John T. Morrison                                                      12,660                     12.66
James H. Taylor, Jr.                                                   4,501                      4.50
Joe M. Morrison                                                       12,660                     12.66
W. P. Morrison                                                         6,752                      6.75
David S. Wallace                                                       5,801                      5.80
W. Price Morrison, Jr.                                                12,660                     12.66
All Executive Officers and Directors as
  a Group (8 persons)                                                 63,934                     63.93

_______________________________
(1) Individual percentages may differ from total percentage due to rounding to the nearest hundredth.

                  EBI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The discussion and tabular data presented below analyze major factors and trends regarding the financial condition of Earle Bankshares, Inc. ("EBI") as of December 31, 1993 and 1992 and the results of operations of EBI for each of the years ended December 31, 1993, 1992, and 1991. This discussion should be read in conjunction with the consolidated financial statements and the notes thereto as of and for the three years ended December 31, 1993, presented in Appendix A of this Prospectus and Proxy Statement.

OVERVIEW

         For a summary of selected consolidated financial data as of and for the years ended December 31, 1989 through 1993, see page 8 of this Prospectus and Proxy Statement. Since December 31, 1989, total assets have grown from $33.6 million to $42.5 million at December 31, 1993.

         EBI's net income for the year ended December 31, 1993 was $752,000, representing the highest level of earnings for the five year period ended December 31, 1993, while net income of $426,000 for the year ended December 31, 1990 represents the lowest earnings for the same five year period.

         Management expects growth to continue in both assets and earnings; however, such growth is dependent upon the economies of the markets served by EBI and other factors which are discussed below. EBI is headquartered in Earle, Crittenden County, Arkansas.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, AND 1991

NET INCOME - Net income for 1993 was $752,000 an increase of $170,000 over 1992 net income of $582,000. 1992 net income increased $10,000 from net income of $572,000 for 1991. Net income per share was $7.58 in 1993, compared to $5.88 in 1992 and $5.78 in 1991. A more detailed analysis of the components of net income and the changes in such components is included under the appropriate captions below.

         The return on average assets for the year ended December 31, 1993 was 1.89% compared to 1.55% and 1.61% for 1992 and 1991, respectively. The return on average equity for 1993 was 11.93% compared with 9.81% and 10.36% for the years ended December 31, 1992 and 1991, respectively. EBI declared and paid dividends on its common stock of $198,000 ($2.00 per share) for each of the years ended December 31, 1993, 1992 and 1991.

NET INTEREST INCOME - Net interest income, the major component of EBI's income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Table 1 - Average Balance Sheet and Interest Yields/Rates and Table 2 - Volume and Yield/Rate Analysis provide an analysis of net interest income for the years ended December 31, 1993, 1992 and 1991.

        Net interest income was $2.9 million for the year ended December 31, 1993 compared to $2.1 million and $1.8 million for the years ended December 31, 1992 and 1991, respectively. The growth in net interest income has come from increased levels of interest-earning assets rather than significant changes in
yields and rates.   Additionally, EBI has realized discounts as certain loans
previously purchased from the Resolution Trust Corporation ("RTC") have prepaid earlier than expected. These discounts have been included in interest income and totalled $1,082,000, $118,000 and $54,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Management continues to purchase such loans from the RTC and recognize the discounts into income over the earlier of the life of the loan or the prepayment date.

PROVISION FOR LOAN LOSSES - The allowance for loan losses has been, in the opinion of management, sufficient to maintain adequate support for the loan portfolio. The amount of provisions for loan losses is based on past loan experience, growth, and composition of the loan portfolio, as well as current conditions. EBI recorded no provisions for loan losses for the years ended December 31, 1993 and 1992 compared to $70,000 for the year ended December 31, 1991. EBI experienced net recoveries on loans charged-off for the three year period ended December 31, 1993.

         Table 8 - Summary of Loan Loss Experience presents EBI's loan loss experience for the years ended December 31, 1993 and 1992 while Table 7 - Nonperforming Assets presents the amount of nonperforming assets as of December 31, 1993 and 1992. The level of nonperforming assets has continued to decrease over the last three years and management does not expect any significant increases in the level of nonperforming assets. Future provisions for loan losses are dependent upon various factors, including the economy, loan growth, levels of nonperforming assets and loan loss experience. The amounts of nonperforming assets represent risks in the loan portfolio; however, a major portion of such loans is collateralized and should not be interpreted as losses.

NONINTEREST INCOME - Total noninterest income for 1993 was $343,000, a $23,000 increase from the $320,000 reported for 1992. 1992 noninterest income decreased $30,000 from the $350,000 reported for 1991. The changes from year to year are not attributable to any significant individual items. Noninterest income is primarily related to service charges on deposits and other fees for services as well as investment securities gains.

         Management continues to identify new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

NONINTEREST EXPENSE - Total noninterest expenses for 1993 were $2.0 million or $500,000 (33%) more than the $1.5 million reported for 1992. Total noninterest expenses for 1991 were $1.2 million, resulting in an increase in 1992 of $300,000 (25%).

         Salaries, wages and benefits totalled $970,000 for the year ended December 31, 1993 compared to $982,000 and $677,000 for the years ended December 31, 1992 and 1991, respectively.

         Occupancy and equipment expense has remained level for the last three years. Occupancy and equipment expense totalled $190,000 for the year ended December 31, 1993 compared to $186,000 and $199,000 for the years ended December 31, 1992 and 1991, respectively. Management does not expect any significant changes in the amount of such expenses based on planned capital expenditures.

         During 1993, EBI terminated its defined benefit pension plan.  (See
Note 8 to the December 31, 1993 consolidated financial statements in Appendix A.) The termination resulted in a one-time pre-tax charge to earnings of $439,000.

         Other operating expenses increased from 1992 to 1993 by 38% or $559,000. Other operating expenses include Federal Deposit Insurance Corporation ("FDIC") insurance premiums on EBI's deposits, advertising, professional fees, stationery and supplies, etc.

         Management continues to monitor the level of noninterest expenses to identify cost reductions where applicable; however, no significant reductions are expected.

INCOME TAXES - Income tax expense totaled $472,000, $356,000 and $254,000 for the years ended December 31, 1993, 1992 and 1991, respectively. These amounts represent effective tax rates of 38.56%, 37.95% and 30.75% for the years ended December 31, 1993, 1992 and 1991, respectively. Assuming no changes in the statutory tax rate, management expects the effective tax rates to remain at the 1992 and 1993 levels in the future.

FINANCIAL CONDITION

        Total assets have increased at December 31, 1993 to $42.5 million, compared to $39.3 million at December 31, 1992. The growth in assets has been rimarily in investment securities funded by a decrease in loans and an increase in deposits.

LOANS - Total loans, net of unearned income, at December 31, 1993 were $17.9 million, compared to $21.3 million at December 31, 1992. The decrease is attributable to management's desire to increase the liquidity of the Bank and to the unexpected prepayment of loans purchased from the RTC in the fourth quarter of 1993. Such loans totalled $1.9 million at December 31, 1992 compared to $890,000 at December 31, 1993. Management does not expect significant growth in the loan portfolio in the normal course of business; however, management may seek to increase the level of loans purchased from the RTC at discounts to their face value.

         Table 5 - Gross Loans by Category presents the composition of the loan portfolio at December 31, 1993 and 1992. Table 6 - Loan Maturities sets forth the future maturity of loans as of December 31, 1993.

         Table 7 - Nonperforming Assets sets forth information on the nonperforming loans within the loan portfolio at December 31, 1993 and 1992. Although the amounts shown represent risks in the loan portfolio, the major portion of the loans is collateralized and should not be interpreted as losses. Commercial and real estate loans are placed on nonaccrual status when they become ninety days or more past due as to principal or interest unless in the opinion of management, the loan is both well secured and in the process of collection.

         At December 31, 1993, there were no concentrations of loans (loans to borrowers engaged in similar activities) exceeding 10% of the total loans outstanding other than agricultural loans which totaled $3.7 million or 21% of the loan portfolio at December 31, 1993. There were no foreign loans outstanding at December 31, 1993 or 1992.

ALLOWANCE FOR LOSSES ON LOANS - In determining the amount of the provisions for loan losses and allowance for loan losses, management considers past loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, adverse classification at recent regulatory examinations, general economic conditions in the market area, and most importantly, a review of individual loans to identify potential credit problems. Management believes the level of the allowances for loan losses is adequate in relation to the size, mix and quality of the loan portfolio at December 31, 1993.

         Table 9 - Allocation of the Allowance for Loan Losses presents an allocation of the allowance for loan losses by various loan categories. The allocation is based on a number of qualitative factors, including management's review of the reserve. The amounts presented are not necessarily indicative of the actual amounts which will be charged off for any particular loan category.

INVESTMENT SECURITIES - Investment securities totaled $13.0 million at December 31, 1993, compared to $7.3 million at December 31, 1992. The level of investment securities in the future will depend on loan demand and management's ability to attract loans.

         As of December 31, 1993, the approximate market value of investment securities exceeded the book value by $72,000 or 5.53%. Table 3 - Investment Securities sets forth the composition of investment securities portfolio as of December 31, 1993 and 1992. Table 4 - Investment Securities Portfolio Maturities and Yields provides an analysis of the maturities and yields of the investment portfolio as of December 31, 1993.

     There are no investment securities (other than securities of the U.S. Government and its agencies) which have an aggregate book value as of December 31, 1993 exceeding ten percent (10%) of shareholders' equity as of that date.

MONEY MARKET ASSETS - Federal funds sold and interest-bearing deposits at financial institutions totaled $7.7 million at December 31, 1993, compared to $6.7 million at December 31, 1992, a $1 million increase. The increase resulted from the prepayment of the loans purchased from the RTC in the fourth quarter of 1993, and management had not permanently reinvested these funds at December 31, 1993.

FORECLOSED ASSETS - Foreclosed assets have remained stable. At December 31, 1993 foreclosed assets totalled $249,000 compared to $263,000 and $277,000 at December 31, 1992 and 1991, respectively.

DEPOSITS - Table 10 - Average Deposits sets forth the average balances of EBI deposit accounts for 1993 and 1992. Average rates paid on deposits are reflected in Table 1 - Average Balance Sheet and Interest Yields/Rates.

     Customer deposits totaled $34.7 million as of December 31, 1993, a $1.8 million increase over total deposits of $32.9 million as of December 31, 1992.

     Included in time deposits are $3,804,592 of certificates of deposit of $100,000 or greater, the maturities of which are set forth in Table 11 - Time Deposit Maturities.

     At December 31, 1993, EBI's loan to deposit ratio was 51.6%, compared to 64.9% at December 31, 1992. This decrease is representative of the significant decrease in loans.

CAPITAL - Total shareholders' equity as of December 31, 1993 was $6.6 million, compared to $6.0 million at December 31, 1992. The increase for each period is attributable to net income for the applicable period offset by the payment of dividends totaling $198,000 in each year.

     EBI's equity to assets ratio was 15.50% at December 31, 1993, compared to 15.20% as of December 31, 1992. The ratio of equity to assets has remained level as the growth in equity has been offset by the growth in assets.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT - EBI views liquidity and asset liability management as the ability to assure that funds are available to support bank requirements, that is the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which EBI monitors and attempts to control the mix and maturities of its assets and liabilities. Management maintains a federal funds sold balance it believes necessary to meet EBI's daily cash needs. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

SOURCES AND USES OF FUNDS - EBI has a variety of sources of funds available, but its primary resource is the taking of deposits from customers, both individual and business. EBI's deposit acquisition strategy is to rely on a core deposit base of demand deposits as well as savings and time deposits under $100,000. Next, EBI utilizes time deposits over $100,000 and public deposits for additional sources of funds. At December 31, 1993, the percentage of time deposits over $100,000 to total deposits was 10.96% compared to 11.13% at December 31, 1992. The acquisition of deposits are from customers, individuals and businesses, within EBI's market area. Management believes that the rates offered for deposits are competitive with other financial institutions in EBI's market area.

     EBI's primary use of funds is the making of loans to customers. During 1993, the loan portfolio averaged 52.74% of total earning assets compared to 63.37% in 1992. Table 5 presents the composition of the loan portfolio at December 31, 1993 and 1992. EBI's loan portfolio is comprised of loans to individuals and businesses secured by various collateral and in certain circumstances the loans are extended on an unsecured basis.

     A secondary use of funds is the purchasing of debt and equity securities for investment purposes. During 1993, the investment portfolio averaged 26.43% of total earning assets compared to 21.27% in 1992. Table 3 presents the composition of the investment securities portfolio at December 31, 1993 and 1992 with the average yields and maturities of the portfolio detailed in Table
4. The portfolio is comprised of U.S. Treasury obligations, obligations of U.S. Government agencies, obligations of state and local governments and other securities. While EBI may continue to upgrade or reposition the portfolio, management has not in the past nor does it intend to in the future to trade securities for profit or to depend upon securities gains as a regular source of income. Securities gains and losses have not had a material impact on the results of operations for the years ended December 31, 1993, 1992 and 1991. At December 31, 1993, the market value of the investment portfolio exceeded the carrying value by approximately $72,000.

     As of January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (SFAS 115), which did not have a material impact on the Bank's financial position or results of operations. (See Note 1 to the December 31, 1993 consolidated financial statements included in Appendix A.)

     For liquidity purposes, EBI has also invested other funds in interest-bearing deposits at other financial institutions and federal funds sold. The level of such invested funds varies based on the liquidity needs of EBI and the timing of other activities of EBI, including lending and deposit activities.

REGULATORY ASSESSMENTS - EBI is required to pay certain fees to the FDIC and the Arkansas State Bank Department (the "Department"). FDIC insurance assessments totaled $72,000, $70,000 and $59,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The current assessment rate is 23 cents per $100 of deposits. Depending on the level and soundness of the FDIC insurance fund and the Bank's regulatory ratings, this assessment could increase in the future. Fees paid to the Department totaled $18,000, $17,000 and $11,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

EFFECTS OF INFLATION - A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the price of other goods and services.

ACCOUNTING PRONOUNCEMENTS - See Note 1 to the December 31, 1993 consolidated financial statements included in Appendix A-1 for a discussion of the following accounting pronouncements applicable to EBI and their related impact:

     #       SFAS 106 - Employers' Accounting for Postretirement Benefits Other
                        Than Pensions
     #       SFAS 109 - Accounting for Income Taxes
     #       SFAS 112 - Employers' Accounting for Postemployment Benefits
     #       SFAS 114 - Accounting by Creditors for Impairment of a Loan
     #       SFAS 115 - Accounting for Certain Investments in Debt and Equity
                        Securities.

                             EARLE BANKSHARES, INC.
                                    TABLE 1
                AVERAGE BALANCE SHEET AND INTEREST YIELDS/RATES
                             (DOLLARS IN THOUSANDS)


                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------------------------------------
                                                                      1993                                     1992
                                                    --------------------------------------         -----------------------------
                                                     DAILY                                          DAILY
                                                    AVERAGE                         YIELD/         AVERAGE                YIELD/
                                                    BALANCE         INTEREST         RATE          BALANCE   INTEREST      RATE
                                                    -------         --------         ----          -------   --------     ------
ASSETS
 Interest earning assets
   Loans, net of unearned income(1)               $  19,191        $ 3,073         16.01%        $ 21,400    $  2,439     11.40%
   Taxable investment securities                      8,520            450          5.28            5,698         389      6.83
   Nontaxable investment securities(2)                1,098             67          6.10            1,483          95      6.41
   Federal funds sold                                 6,687            189          2.83            4,175         144      3.45
   Deposits at other financial institutions             891             40          4.49            1,012          53      5.24
                                                  ---------        -------                       --------    --------

     Total interest earning assets(2)                36,387          3,819         10.50           33,768       3,120      9.24
                                                  ---------        -------                       --------    --------

 Noninterest earning assets
   Cash and due from banks                            2,174                                         2,087
   Premises and equipment                               999                                         1,041
   Other assets                                         702                                           851
   Less: allowance for loan losses                     (316)                                         (302)
                                                   --------                                      --------

     Total assets                                 $  39,946                                      $ 37,445
                                                  =========                                      ========



                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                                             1991
                                                          ---------------------------------------
                                                           MONTHLY
                                                           AVERAGE                         YIELD/
                                                           BALANCE         INTEREST         RATE
                                                           -------         --------         ----
ASSETS
 Interest earning assets
   Loans, net of unearned income(1)                     $    21,579       $  2,453         11.37%
   Taxable investment securities                              4,336            369          8.51
   Nontaxable investment securities(2)                        1,842            126          6.84
   Federal funds sold                                         3,708            219          5.91
   Deposits at other financial institutions                     752             65          8.64
                                                         -----------       --------

     Total interest earning assets(2)                        32,217          3,232         10.03
                                                         -----------       --------

Noninterest earning assets
   Cash and due from banks                                    1,907
   Premises and equipment                                     1,149
   Other assets                                                 598
   Less: allowance for loan losses                             (244)
                                                         -----------

     Total assets                                       $    35,627
                                                         ===========

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------------------------------

                                                                  1993                              1992
                                                                  ----                              ----
                                                   DAILY                                DAILY
                                                  AVERAGE                   YIELD/     AVERAGE                 YIELD/
                                                  BALANCE       INTEREST     RATE      BALANCE    INTEREST      RATE
                                                  -------       --------     ----      -------    --------      ----
LIABILITIES AND STOCKHOLDERS'
   EQUITY
  Interest-bearing liabilities
   Money market accounts                        $   5,015      $   230       4.59%   $  4,114     $    220      5.35%
   Savings deposits                                 3,884          119       3.06       3,074          103      3.35
   Certificates of deposits of $100,000
    and over                                        3,801          124       3.26       4,014          159      3.96
   Other time deposits                             12,605          342       2.71      12,867          431      3.35
   Other interest bearing deposits                  2,667           99       3.71       2,538          124      4.89
                                                ---------      -------               --------     --------
     Total interest-bearing liabilities            27,972          914       3.26      26,607        1,037      3.90
                                                ---------      -------               --------     --------
  Noninterest-bearing liabilities
   Domestic demand deposits                         5,450                               4,630
   Other liabilities                                  219                                 273
  Shareholders' equity                              6,305                               5,935
                                                ---------                            --------
     Total liabilities and stockholders'
        equity                                  $  39,946                            $ 37,445
                                                =========                            ========

NET INTEREST INCOME                                            $ 2,905                            $  2,083
                                                               =======                            ========

NET YIELD ON INTEREST EARNING ASSETS                                         7.98%                              6.17%
                                                                             =====                              =====

                                                                     1991                1991
                                                                   --------              ----
                                                  MONTHLY
                                                  AVERAGE                               YIELD/
                                                  BALANCE          INTEREST              RATE
                                                  -------          --------              ----
LIABILITIES AND STOCKHOLDERS'
   EQUITY
  Interest-bearing liabilities
   Money market accounts                        $    3,140       $      241             7.68%
   Savings deposits                                  2,524              121             4.79
   Certificates of deposits of $100,000
    and over                                         4,680              275             5.88
   Other time deposits                              13,388              687             5.13
   Other interest bearing deposits                   2,095              147             7.02
                                                ----------       ----------
     Total interest-bearing liabilities             25,827            1,471             5.70
                                                ----------       ----------
  Noninterest-bearing liabilities
   Domestic demand deposits                                           4,000
   Other liabilities                                                    280
  Shareholders' equity                                                5,520
                                                                      -----
     Total liabilities and stockholders'
        equity                                  $   35,627
                                                ==========

NET INTEREST INCOME                                              $    1,761
                                                                 ==========


NET YIELD ON INTEREST EARNING ASSETS                                                    5.47%
                                                                                        ====

_______________________________


(1) Nonaccruing loans are included in the daily average loan amount outstanding and income on such loans is recognized as received. Loan fees for all three years are included in the interest amounts for loans, but in each case were immaterial in amount. Also included are discounts on loans purchased which are accreted as yield adjustments over the life of the loans which totaled $1,082,000, $118,000 and $54,000, respectively, for the years ended December 31, 1993, 1992 and 1991.
(2)       These amounts have not been presented on a tax-equivalent basis.



                                                           EARLE BANKSHARES, INC.

                                                                  TABLE 2

                                                       VOLUME AND YIELD/RATE ANALYSIS

                                                           (DOLLARS IN THOUSANDS)



                                                              1993 COMPARED TO 1992              1992 COMPARED TO 1991
                                                         --------------------------------    --------------------------------
                                                                    INCREASE                           INCREASE
                                                                   (DECREASE)                         (DECREASE)
                                                                    DUE TO(1)                          DUE TO(1)
                                                                    ---------                          ---------

                                                          VOLUME       RATE         NET       VOLUME       RATE           NET
                                                          ------       ----         ---       ------       ----           ---
Interest earned on:
       Loans, net of unearned income                  $   (272)   $    906      $    634    $    (20)    $      6     $    (14)
       Taxable investment securities                       163        (102)           61         102          (82)          20
       Nontaxable investment securities                    (23)         (5)          (28)        (22)          (9)         (31)
       Federal funds sold                                   75         (30)           45          25         (100)         (75)
       Deposits at other financial institutions            (11)         (2)          (13)         18          (30)         (12)
                                                         -------    --------      --------    --------    --------       --------

                   Total income from
                    interest-earning
                    assets                                 (68)        767           699         103         (215)        (112)

Interest paid on:
       Money market accounts                                44         (35)            9          63          (84)         (21)
       Savings deposits                                     25          (9)           16          23          (41)         (18)
       Certificates of deposits of
        $100,000 and over                                   (9)        (26)          (35)        (49)         (67)        (116)
       Other time deposits                                  (9)        (80)          (89)        (28)        (228)        (256)
       Other interest-bearing
        liabilities                                          6         (31)          (25)         27          (50)         (23)
                                                         -------    --------      --------    --------    --------       --------

                      Total expense on
                       interest-bearing
                       liabilities                             57        (181)       (124)         36        (470)        (434)
                                                         --------    --------     --------    --------    --------       --------
                      Net interest income                $    (11)   $    586    $    575    $    139    $   (685)    $   (546)
                                                         ========    ========     ========    ========    ========       ========


___________________
(1) The change in interest due to both rate and volume has been allocated on a consistent basis to rate.

                                    TABLE 3

                             INVESTMENT SECURITIES
                             (DOLLARS IN THOUSANDS)

                                                                                                             DECEMBER 31,
                                                                                                             ------------
                                                                                                         1993          1992
                                                                                                         ----          ----
U.S. Treasury securities                                                                             $     3,802    $       -
U.S. Government Agency securities                                                                          6,305        6,052
Obligations of states and political subdivisions                                                           1,238        1,269
Mortgage-backed securities                                                                                 1,546            -
Other securities                                                                                             119            -
                                                                                                     -----------    ---------
                        Total investments                                                            $    13,010    $   7,321
                                                                                                     ===========    =========


                                    TABLE 4

             INVESTMENT SECURITIES PORTFOLIO MATURITIES AND YIELDS
                               DECEMBER 31, 1993
                            (DOLLARS IN THOUSANDS)

                                                                                                                     WEIGHTED
                                                                                                         BOOK         AVERAGE
                                                                                                         VALUE       YIELD(1)
                                                                                                         -----       -----
U. S. Treasury and Government Agency securities:
                    Within one year                                                                   $    1,300         3.67%
                    One to five years                                                                      6,357         4.31
                    Five to ten years                                                                      1,228         5.47
                    Over ten years                                                                         1,223         6.36
                                                                                                      ----------      -------

                        Total                                                                             10,108         4.14

Obligations of state and political subdivisions (1):
                    Within one year                                                                          320         5.45
                    One to five years                                                                        365         6.32
                    Five to ten years                                                                         80         7.00
                    Over ten years                                                                           473         6.02
                                                                                                      ----------      -------
                        Total                                                                              1,238         6.04

Mortgage-backed securities                                                                                 1,545         6.59
Other securities with no stated maturity                                                                     119            -
                                                                                                      ----------      -------

                        Total investments                                                             $   13,010         5.86%
                                                                                                      ==========      =======


(1)   The average yield is not presented on a tax-equivalent basis.

                                    TABLE 5

                            GROSS LOANS BY CATEGORY
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                                 ------------
                                                                             1993           1992
                                                                             ----           ----
Commercial and industrial                                                 $    6,996     $    8,582
Real estate:
 Secured by single-family residential properties                               2,348          2,325
 Construction, land development and other
  commercial                                                                     995            844
 Secured by farmland                                                             125            200
 Agricultural                                                                  3,717          3,371
Installment loans to individuals                                               2,869          2,627
Other loans                                                                      994          3,549
                                                                          ----------     ----------

                    Total                                                     18,044         21,498
Unearned income                                                                 (135)          (159)
                                                                          ----------     ----------

                    Loans, net of unearned income                         $   17,909     $   21,339
                                                                          ==========     ==========




                                    TABLE 6

                              LOAN MATURITIES (1)
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

     Three months or less                                                               $     5,916
     After three months through one year                                                      5,940
     After one year through five years                                                        3,772
     After five years                                                                         2,281
                                                                                        -----------
                    Total loans (1)                                                     $    17,909
                                                                                        ===========


(1)  All loans are fixed rate as of December 31, 1993.

                                    TABLE 7

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                                                                               DECEMBER 31,
                                                                                                               ------------

                                                                                                              1993      1992
                                                                                                              ----      ----
Nonaccrual loans                                                                                            $    28    $    1
Loans past due 90 days or more                                                                                  180       204
Restructured loans                                                                                               -         25
Other real estate owned and foreclosed assets                                                                   249       263
                                                                                                            -------    ------
                    Total nonperforming assets                                                              $   457    $  493
                                                                                                            =======    ======



                                    TABLE 8

                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                                                              FOR THE
                                                                                                            YEARS ENDED
                                                                                                            DECEMBER 31,
                                                                                                            ------------

                                                                                                         1993          1992
                                                                                                         ----          ----
Balance, January 1                                                                                  $      310     $      294
Provision for loan losses                                                                                    -              -
Loans charged off:
  Commercial, agricultural and real estate                                                                  (2)             -
  Installment loans to individuals                                                                          (2)             -
                                                                                                    ----------     ----------
                    Total charge-offs                                                                       (4)             -
                                                                                                    ----------     ----------

Recoveries:
  Commercial, agricultural and real estate                                                                  15             15
  Installment                                                                                                -              1
                                                                                                    ----------     ----------
                    Total recoveries                                                                        15             16
                                                                                                    ----------     ----------
Net recoveries                                                                                              11             16
                                                                                                    ----------     ----------

Balance, December 31                                                                                $      321     $      310
                                                                                                    ==========     ==========

Loans, net of unearned income:
                    Year end                                                                        $   17,909     $   21,239
                    Average during year                                                                 19,191         21,400
Allowance for loan losses to year
 end loans, net of unearned income                                                                        1.79 %         1.45%

                                    TABLE 9

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                                                   DECEMBER 31,
                                                                                                   ------------

                                                                                          1993                    1992
                                                                                          ----                    ----
                                                                                  AMOUNT        %         AMOUNT        %
                                                                                  ------      -----       ------       ----
Real estate                                                                      $     84        26    $     99          32
Commercial and industrial                                                             112        35         124          40
Agricultural                                                                           67        21          47          15
Installment loans to individuals                                                       55        17          37          12
Other                                                                                   3         1           3           1
                                                                                 --------     -----    --------        ----
                                                                                 $    321       100    $    310         100
                                                                                 ========     =====    ========        ====



                                    TABLE 10

                                AVERAGE DEPOSITS
                             (DOLLARS IN THOUSANDS)

                                                                                                       FOR THE YEAR ENDED
                                                                                                          DECEMBER 31,
                                                                                                          ------------

                                                                                                       1993           1992
                                                                                                       ----           ----

Interest bearing:
   Demand                                                                                           $    7,681     $    6,652
   Savings                                                                                               3,884          3,074
   Time                                                                                                 16,407         16,881
Noninterest bearing:
   Demand                                                                                                5,450          4,630
                                                                                                    ----------     ----------
        Total deposits                                                                              $   33,422     $   31,237
                                                                                                    ==========     ==========



                                    TABLE 11

                            TIME DEPOSIT MATURITIES
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN THOUSANDS)

3 months or less                                                                                                  $     7,513
Over 3 months through 12 months                                                                                         6,504
Over 12 months through 5 years                                                                                             42
                                                                                                                  -----------
    Total                                                                                                         $    14,059
                                                                                                                  ===========

                          VALIDITY OF UPC COMMON STOCK

     The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and receives compensation from UPC.

                                    EXPERTS

     The consolidated financial statements of Union Planters Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of UPC for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Earle Bankshares, Inc. and Subsidiary as of and for the year ended December 31, 1993, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Bancfirst Corporation and its subsidiary, Bankfirst, as of September 30, 1993 and 1992, and for the years ended September 30, 1993, 1992 and 1991, incorporated in this Prospectus by reference to the Current Report of UPC on Form 8-K, dated February 8, 1994, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference and in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX
 NUMBER
- --------
A-1  --    Earle Bankshares, Inc. and Subsidiary Audited Consolidated Financial
           Statements as of December 31, 1993, and for the year ended December
           31, 1993

A-2  --    Earle Bankshares, Inc. and Subsidiary Unaudited Consolidated
           Financial Statements as of December 31, 1992, and for the years ended December 31, 1992 and 1991

B    --    Agreement and Plan of Reorganization, including the Plan of
           Merger annexed as Exhibit A thereto

C    --    Excerpt from Arkansas Business Corporation Act of 1965, as amended--
           Dissenters' Rights

                                  APPENDIX A-1


                     EARLE BANKSHARES, INC. AND SUBSIDIARY


                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 1993 AND FOR THE YEAR ENDED
                               DECEMBER 31, 1993

EARLE BANKSHARES, INC.
 AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS


March 11, 1994


To the Board of Directors and Stockholders of Earle Bankshares, Inc.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Earle Bankshares, Inc. and its subsidiary at December 31, 1993, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse

EARLE BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1993
(DOLLARS IN THOUSANDS)
- --------------------------------------------------------------------------------

ASSETS
- ------
  Cash and due from banks                                              $ 2,414
  Federal funds sold                                                     6,800
  Interest-bearing deposits at other financial institutions                889
  Investment securities (Market value: $13,082)                         13,010
  Loans                                                                 18,044
    Less:  Allowance for loan losses                                      (321)
           Unearned income                                                (135)
                                                                       -------
      Net loans                                                         17,588
  Premises and equipment, net                                              977
  Accrued interest                                                         457
  Other assets                                                             383
                                                                       -------
      Total assets                                                     $42,518
                                                                       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
  Deposits
    Noninterest-bearing                                                $ 6,623
    Certificates of deposit of $100,000 and over                         3,805
    Other interest-bearing                                              24,295
                                                                       -------
      Total deposits                                                    34,723

  Accrued interest                                                          96
  Income taxes                                                             386
  Accrued pension termination liability                                    400
  Other liabilities                                                        322
                                                                       -------
      Total liabilities                                                 35,927
                                                                       -------

  Commitments and contingent liabilities (Notes 4, 8, 12 and 13)           -

  Stockholders' equity
    Common stock, $10 par value; 100,000 shares authorized,
     issued and outstanding                                              1,000
    Additional paid-in capital                                           2,031
    Retained earnings                                                    3,560
                                                                       -------
      Total stockholders' equity                                         6,591
                                                                       -------
      Total liabilities and stockholders' equity                       $42,518
                                                                       =======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
- --------------------------------------------------------------------------------
INTEREST INCOME
  Loans, including fees and discounts                                   $ 3,073
  Investment securities
    Taxable                                                                 450
    Non-taxable                                                              67
  Federal funds sold                                                        189
  Interest-bearing deposits at other financial institutions                  40
                                                                        -------
      Total interest income                                               3,819

INTEREST EXPENSE
  Deposits                                                                  914
                                                                        -------
      Net interest income                                                 2,905
Provision for loan losses                                                   -
                                                                        -------
      Net interest income after provision for loan losses                 2,905
                                                                        -------

NONINTEREST INCOME
  Service charges on deposit accounts                                       295
  Investment securities gains                                                10
  Other                                                                      38
                                                                        -------
      Total noninterest income                                              343
                                                                        -------

NONINTEREST EXPENSE
  Salaries, wages and benefits                                              970
  Occupancy and equipment                                                   190
  Pension plan termination (Note 8)                                         439
  Other                                                                     425
                                                                        -------
      Total noninterest expense                                           2,024
                                                                        -------
      Income before income taxes                                          1,224

Provision for income taxes                                                  472
                                                                        -------
      Net income                                                        $   752
                                                                        =======
Net income per common share                                             $  7.58
                                                                        =======
Weighted average common shares outstanding                               99,195
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS)

- ----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                                                      $    752
  Adjustments to reconcile net income to net cash provided by operating activities
    Investment securities gains                                                                        (10)
    Net accretion of investment securities                                                               2
    Depreciation                                                                                        58
    Deferred tax benefit                                                                              (198)
    (Increase) decrease in assets
      Accrued interest                                                                                   2
      Other assets                                                                                      42
    Increase (decrease) in liabilities
      Accrued interest payable                                                                          (8)
      Income taxes payable                                                                             269
      Accrued pension termination liability                                                            400
      Other liabilities                                                                                208
                                                                                                  --------
      Net cash provided by operating activities                                                      1,517
                                                                                                  --------

INVESTING ACTIVITIES
  Net increase in interest-bearing deposits at other financial institutions                           (289)
  Purchases of investment securities                                                               (11,276)
  Proceeds from maturities of investment securities                                                  5,595
  Net decrease in loans                                                                              3,441
  Purchases of premises and equipment                                                                  (35)
                                                                                                  --------
    Net cash used by investing activities                                                           (2,564)
                                                                                                  --------

FINANCING ACTIVITIES
  Net increase in deposits                                                                           1,856
  Cash dividends paid                                                                                 (198)
                                                                                                  --------
    Net cash provided by financing activities                                                        1,658
                                                                                                  --------

CASH AND CASH EQUIVALENTS
  Net increase                                                                                         611
  Beginning of year                                                                                  8,603
                                                                                                  --------
  End of year                                                                                     $  9,214
                                                                                                  ========

SUPPLEMENTAL DISCLOSURES
  Cash paid for interest                                                                          $    922
                                                                                                  ========
  Cash paid for income taxes                                                                      $    402
                                                                                                  ========


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 1993
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

- --------------------------------------------------------------------------------------------------------

                                                  COMMON STOCK         ADDITIONAL
                                                  ------------          PAID-IN      RETAINED
                                             SHARES       PAR VALUE     CAPITAL      EARNINGS      TOTAL
                                             ------       ---------     -------      --------      -----
Balance at December 31, 1992                 99,000        $  990        $1,980       $3,006       $5,976

  Net income                                                                             752          752

  Common stock issued (Note 1)                1,000            10            51                        61

  Cash dividends - $2.00 per share                                                      (198)        (198)
                                            -------        ------        ------       ------       ------
Balance at December 31, 1993                100,000        $1,000        $2,031       $3,560       $6,591
                                            =======        ======        ======       ======       ======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Earle Bankshares, Inc. (the Corporation) and its wholly-owned subsidiary, First Southern Bank (the Bank), conform with generally accepted accounting principles and general practices of the banking industry. The following is a description of the more significant of those policies:

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Corporation and the Bank after elimination of significant intercompany accounts and transactions.

STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

MINORITY INTEREST. During 1993, the Corporation issued 1,000 shares of its $10 par value common stock to the minority shareholder of the Bank in exchange for the remaining one percent ownership of the Bank. After the transaction, the Corporation owns 100% of the outstanding common stock of the Bank.

INVESTMENT SECURITIES. Investment securities are stated at cost adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Gains and losses on investment securities are recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. All investment securities transactions are recorded using a method which approximates trade-date accounting. At December 31, 1993 management has the intent and ability to hold all investment securities to maturity.

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) which is effective for fiscal years beginning after December 15, 1993. This new standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified into three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held to maturity" securities and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Effective January 1, 1994, the Corporation adopted SFAS No. 115. This adoption resulted in the classification of certain securities as "available for sale" with the net unrealized gain or loss, net of applicable taxes, reflected as a separate component of stockholders' equity. The remaining securities were classified as "held to maturity" which will be carried at amortized cost adjusted for amortization of premiums and accretion of discounts. The initial adoption did not have any effect on the results of operations of the Corporation.

LOANS. Loans are stated at the principal amount outstanding less discounts on purchased loans. Interest income on loans is accrued using constant yield methods, except for unearned income which is recorded as income using a method which approximates the interest method. Discounts on loans purchased are accreted as yield adjustments over the life of the loan. The discount on loans prepaid is included in interest income during the period in which the loan is repaid. Loan origination fees and direct loan origination costs are deferred and recognized over the life of the related loans as adjustments to interest income.

Loans are generally placed on nonaccrual status and interest is not recorded currently if payment in full of principal or interest is not expected or when the payment of principal or interest is more than 90 days past due, unless it is both well-secured and in the process of collection. Income recognition on installment loans is discontinued, and the loan is charged off if no payment is received within 90 and 150 days, respectively. Loans are classified as restructured when concessions, generally extended maturities or reduced interest rates, have been granted because of the debtor's inability to meet the original terms. Interest income on restructured loans is recognized on the accrual basis at the restructured interest rate.

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" which is applicable to all creditors and loans, addresses the accounting for the impairment of loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans (e.g., consumer and mortgage loans) that are collectively evaluated for impairment, loans carried at fair value or at the lower of cost or fair value, leases and debt securities as defined by SFAS No. 115. Such impaired loans should be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the underlying collateral if the loan is collateral dependent. The statement also applies to all loans that are restructured in accordance with SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". This statement applies to financial statements for fiscal years beginning after December 15, 1994 with earlier application encouraged. Management has not fully evaluated the impact of SFAS No. 114; therefore, the impact upon adoption of SFAS No. 114, if any, on the Bank's financial position cannot be estimated at this time. Management is currently reviewing its credit portfolio to determine which loans must be measured in accordance with SFAS No. 114.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by provisions for loan losses and reduced by loans charged off, net of recoveries. Provisions for loan losses are determined based on management's evaluation of past loan loss experience, current economic conditions, the level of classified and nonperforming loans, the composition and size of the portfolio, reviews and evaluations of specific loans and the results of regulatory examinations. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation provisions are computed principally on straight-line and accelerated methods over the estimated useful lives of the assets (buildings and improvements - 10 to 32 years; furniture and fixtures - 5 to 7 years).

OTHER REAL ESTATE. Other real estate represents real estate acquired through foreclosure and is stated at the lower of the recorded amount of the loan or the net realizable value (which approximates the fair value) of the underlying real estate. Other real estate totaled $249,344 at December 31, 1993 and is included in other assets.

INCOME TAXES. The Corporation and Bank file consolidated federal and state income tax returns.

Income tax expense is based on income reported for financial accounting purposes and includes deferred taxes resulting from the recognition of certain transactions in different periods for tax reporting purposes. Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 109, "Accounting for Income Taxes", which did not have a material impact on the financial position or results of operations of the Corporation for the year ended December 31, 1993.

EMPLOYEE BENEFITS. In December, 1990, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", was issued which requires accrual for the liability for the postretirement benefits during the years the employee performs services. This statement generally is effective for fiscal years beginning after December 15, 1994 for employers with less than 500 employees. Currently, the Corporation does not provide benefits for retired employees.

In November 1993, SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued and required adoption in fiscal years beginning after December 15, 1993. This standard requires that certain costs of postemployment benefits must be charged to expense during the years of service rather than expensing such costs when paid. Currently, the Corporation does not offer any such postemployment benefits.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

EARNINGS PER SHARE. Earnings per share amounts are based on the weighted average common shares outstanding.


NOTE 2 - RESTRICTIONS ON CASH

The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1993 was approximately $76,000.


NOTE 3 - INVESTMENT SECURITIES

The carrying value and market value of investment securities as of December 31, 1993 are summarized as follows (in thousands):

                                                        UNREALIZED
                                           CARRYING     ----------      MARKET
                                            VALUE     GAINS    LOSSES   VALUE
                                            -----     -----    ------   -----
U.S. Treasury securities                    $3,802    $  1      $ 9    $ 3,794
Securities of U.S. Government agencies       6,305      55       34      6,326
Obligations of states and political
 subdivisions                                1,238      54        9      1,283
Mortgage-backed and related securities       1,546      32       18      1,560
Other securities                               119      -        -         119
                                            ------    ----      ---    -------
Total                                      $13,010    $142      $70    $13,082
                                           =======    ====      ===    =======


Investment securities with a carrying value of approximately $3,200,000 at December 31, 1993 were pledged to secure public and trust funds on deposit and for other purposes as required or permitted by law.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
The following table presents the maturities of investment securities at December 31, 1993 (in thousands):

                                                          CARRYING       MARKET
                                                            VALUE        VALUE
                                                            -----        -----
  Maturing within one year
    U.S. Government agency securities                      $ 1,300      $ 1,300
    Obligations of states and political subdivisions           320          322
                                                           -------      -------
                                                             1,620        1,622
                                                           -------      -------

  Maturing after one year but within five years
    U.S. Treasury securities                                 3,802        3,794
    U.S. Government agency securities                        2,554        2,546
    Obligations of states and political subdivisions           365          380
                                                           -------      -------
                                                             6,721        6,720
                                                           -------      -------

  Maturing after five years but within ten years
    U.S. Government agency securities                        1,228        1,232
    Obligations of states and political subdivisions            80           87
                                                           -------      -------
                                                             1,308        1,319
                                                           -------      -------

  Maturing after ten years
    U.S. Government agency securities                        1,223        1,248
    Obligations of states and political subdivisions           473          494
                                                           -------      -------
                                                             1,696        1,742
                                                           -------      -------

  Other securities
   Mortgage-backed and related securities                    1,546        1,560
   Securities with no stated maturity                          119          119
                                                           -------      -------
                                                           $13,010      $13,082
                                                           =======      =======

Mortgage-backed and related securities have contractual maturities which may differ from actual maturities due to changes in interest rates and other economic factors.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
NOTE 4 - LOANS

Loans outstanding at December 31, 1993 are summarized as follows (in thousands):

Commercial and industrial                                              $ 6,996
Real estate
  Secured by single-family residential properties                        2,348
  Construction, land development and other commercial                      995
  Secured by farmland                                                      125
Agricultural                                                             3,717
Installment loans to individuals                                         2,869
Other loans                                                                994
                                                                       -------
      Total loans                                                      $18,044
                                                                       =======

Nonperforming loans are summarized as follows at December 31, 1993 (in thousands):

  Nonaccrual loans                                                     $    28
  Loans 90 days or more past due                                           180
                                                                       -------
      Total nonperforming loans                                        $   208
                                                                       =======

There were no material outstanding commitments related to the above nonperforming loans at December 31, 1993. Interest which would have been earned under the original terms on nonaccrual loans did not materially differ from that actually recorded.

CONCENTRATION OF CREDIT RISK. The Bank's lending activities are concentrated in Crittenden County, Arkansas, where the Corporation is headquartered, and the surrounding area. The Bank's customers have similar characteristics including economic factors and activities, primarily agricultural related. The loans are collateralized by various security interests, including but not limited to mortgages, equipment, automobiles and deposits. In some instances loans are extended on an unsecured basis.

RELATED PARTY LENDING ACTIVITIES. The Bank has granted loans to executive officers, directors and principal stockholders and their affiliates totaling $1,429,000 at December 31, 1993. During the year ended December 31, 1993, $1,533,000 of new loans were made to officers, directors, principal holders of equity securities and their affiliates and $1,789,000 repaid. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Management does not expect any losses from these outstanding loans.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS. The Bank is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Off-balance sheet contractual committed amounts at December 31, 1993 are as follows (in thousands):

  Commitments to extend credit                                         $597
  Standby, commercial and similar letters of credit                     140

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis, and the amount of collateral required is determined based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, income producing properties and securities.

Letters of credit are conditional commitments issued by the Bank that are not reflected in the Corporation's financial statements to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank, in some cases, holds various types of collateral to support those commitments for which collateral is deemed necessary.


NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses for the year ended December 31, 1993 (in thousands):

  Balance, January 1                                                  $ 310
    Recoveries of loans previously charged off                           15
    Amounts charged off                                                  (4)
                                                                      -----
  Balance, December 31                                                $ 321
                                                                      =====

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------
NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1993 is as follows (in thousands):

  Land                                                            $   182
  Buildings and improvements                                          950
  Furniture and fixtures                                              870
                                                                  -------
                                                                    2,002
  Less accumulated depreciation                                    (1,025)
                                                                  -------
      Premises and equipment, net                                 $   977
                                                                  =======

NOTE 7 - SUBSIDIARY DIVIDENDS

The amount of dividends which the Bank may pay is limited by applicable laws and regulations. Banks incorporated under the laws of Arkansas may pay dividends only to the extent of their unreserved and unrestricted surplus or undivided profits. The Federal Deposit Insurance Corporation (FDIC), the Bank's primary regulator, imposes no dollar limit on dividends paid by state-chartered banks but requires maintenance of certain capital levels. The Bank, at a minimum, must maintain total capital greater than or equal to eight percent (8%) of adjusted total assets (as defined). Under the current capital guidelines, the Bank could pay approximately $3 million in dividends; however, the Bank is also restricted from paying dividends in excess of 50% of current income before obtaining regulatory approval which would limit the Bank from paying additional dividends exceeding $195,000 without regulatory approval.
The above amounts may be paid but, as a practical matter, other considerations, including past dividend levels, may affect management's decision with respect to the payment of dividends.

Additionally, the Merger Agreement described in Note 13 restricts the amount of dividends the Company may pay prior to the closing of the transaction.


NOTE 8 - TERMINATION OF PENSION PLAN

Effective December 31, 1993, the Bank terminated its defined benefit pension plan (Pension Plan). Upon termination all participants became fully vested in benefits previously accrued under the Pension Plan. The Bank recorded $400,000 in expense to cover the shortfall between the projected settlement obligation of $878,000 and the fair value of plan assets of $478,000 at December 31, 1993. Approximately, $227,000 of the plan's assets are included in the Bank's deposits (certificates of deposit).

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 9 - OTHER NONINTEREST EXPENSE

Other noninterest expenses for the year ended December 31, 1993 are summarized as follows (in thousands):

  Professional services (Note 13)                                     $  98
  FDIC insurance premiums                                                72
  Stationery, supplies and postage                                       70
  Other                                                                 185
                                                                      -----
      Other noninterest expense                                       $ 425
                                                                      =====

NOTE 10 - INCOME TAXES

The components of income tax expense (benefit) for the year ended December 31, 1993 are as follows (in thousands):

  Current
    Federal                                                           $ 574
    State                                                                96
  Deferred
    Federal                                                            (165)
    State                                                               (33)
                                                                      -----
      Provision for income taxes                                      $ 472
                                                                      =====

Deferred income taxes are provided in recognition of temporary differences in reporting certain revenues and expenses for financial statement and income tax purposes. The net deferred tax asset at December 31, 1993 is comprised of the following which is included in other assets:

  Gross deferred assets:
    Allowance for loan losses                                         $  26
    Pension termination                                                 153
                                                                      -----
      Total                                                             179

  Gross deferred liabilities:
    Cash basis of accounting for tax purposes                           (69)
                                                                      -----
      Deferred taxes                                                  $ 110
                                                                      =====

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

A reconciliation of the statutory federal income tax rate to the effective tax rate for the year ended December 31, 1993 is as follows (in thousands):

                                                                         % OF
                                                                        PRETAX
                                                             AMOUNT     INCOME
                                                             ------     ------
Computed "expected" tax                                      $428        35.0
State income taxes, net of federal tax benefit                 41         3.4
Tax-exempt income, net of disallowed interest expense         (22)       (1.8)
Benefit of federal graduated rates                            (12)       (1.0)
Nondeductible merger expenses                                  14         1.1
Other, net                                                     23         1.9
                                                             ----        ----
  Provision for income taxes                                 $472        38.6
                                                             ====        ====

The Bank has approximately $65,000 of capital loss carryforwards available for which no benefit has been recognized due to the uncertain ability of the Bank to generate offsetting capital gains.

NOTE 11 - EARLE BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (IN THOUSANDS)

                            CONDENSED BALANCE SHEET

                               DECEMBER 31, 1993

ASSETS
- ------

  Due from Bank                                                       $    2
  Investment in Bank                                                   6,632
                                                                      ------
  Total assets                                                        $6,634
                                                                      ======

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------

  Other liabilities                                                   $   43
  Stockholders' equity                                                 6,591
                                                                      ------
  Total liabilities and stockholders' equity                          $6,634
                                                                      ======

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 11 - EARLE BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (IN THOUSANDS) - CONTINUED

                         CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993

Dividends from Bank                                                    $ 203
Undistributed income of Bank                                             595
Other expenses                                                           (46)
                                                                       -----
  Net income                                                           $ 752
                                                                       =====


                       CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES
  Net income                                                           $ 752
  Equity in undistributed income of Bank                                (595)
  Increase in other liabilities                                           43
                                                                       -----
      Net cash provided by operating activities                          200
                                                                       -----

FINANCING ACTIVITIES
  Cash dividends paid                                                   (198)
                                                                       -----
      Net cash used by financing activities                              198
                                                                       -----

CASH AND CASH EQUIVALENTS
  Net increase                                                             2
  Beginning of year                                                      -
                                                                       -----
  End of year                                                          $   2
                                                                       =====
NOTE 12 - LEGAL PROCEEDINGS

The Corporation and Bank are parties to various legal proceedings which have arisen in the ordinary course of business. Management is of the opinion that neither the Corporation's financial position nor its results of operations will be materially adversely affected by the ultimate resolution of these legal proceedings.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 13 - PENDING MERGER

In October 1993, the Board of Directors of the Corporation approved an Agreement and Plan of Reorganization (Merger Agreement) with another bank holding company whereby the two parties intend to effectuate a merger of the Corporation with and into a subsidiary of the other bank holding company. During February 1994, the Merger Agreement was amended for various items. The merger, which is to be accounted for as a pooling of interests, is dependent upon the approval of the stockholders of the Corporation and various regulatory agencies. Additionally, the Corporation is restricted from certain activities prior to the consummation of the transaction.

In connection with the above transaction, the Corporation has incurred approximately $40,000 in legal and professional fees which are included in professional services expense in other noninterest expense. Approximately $20,000 of this amount is payable to an affiliate of a member of the Board of Directors of the Corporation.

                                  APPENDIX A-2


                     EARLE BANKSHARES, INC. AND SUBSIDIARY


               UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF
                   DECEMBER 31, 1992 AND FOR THE YEARS ENDED
                           DECEMBER 31, 1992 AND 1991

EARLE BANKSHARES, INC.
 AND SUBSIDIARY
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1992

EARLE BANKSHARES, INC. AND SUBSIDIARY
UNAUDITED CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1992
(DOLLARS IN THOUSANDS)
- --------------------------------------------------------------------------------

ASSETS
- ------
  Cash and due from banks                                              $ 2,503
  Federal funds sold                                                     6,100
  Interest-bearing deposits at other financial institutions                600
  Investment securities (Market value: $7,452)                           7,321
  Loans                                                                 21,498
    Less:  Allowance for loan losses                                      (310)
           Unearned income                                                (159)
                                                                       -------
      Net loans                                                         21,029
  Premises and equipment, net                                            1,000
  Accrued interest                                                         459
  Other assets                                                             315
                                                                       -------
      Total assets                                                     $39,327
                                                                       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
  Deposits
    Noninterest-bearing                                                $ 5,895
    Certificates of deposit of $100,000 and over                         3,658
    Other interest-bearing                                              23,314
                                                                       -------
      Total deposits                                                    32,867
  Accrued interest                                                         104
  Income taxes                                                             205
  Other liabilities                                                        175
                                                                       -------
      Total liabilities                                                 33,351
                                                                       -------
  Commitments and contingent liabilities (Notes 4 and 11)                  -
  Stockholders' equity
    Common stock, $10 par value; 100,000 shares authorized,
    99,000 shares issued and outstanding                                   990
    Additional paid-in capital                                           1,980
    Retained earnings                                                    3,006
                                                                       -------
      Total stockholders' equity                                         5,976
                                                                       -------
      Total liabilities and stockholders' equity                       $39,327
                                                                       =======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991
(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
- --------------------------------------------------------------------------------

                                                                 DECEMBER 31,
                                                                 ------------
                                                                1992      1991
                                                                ----      ----
INTEREST INCOME
  Loans, including fees and discounts                         $ 2,439   $ 2,453
  Investment securities
    Taxable                                                       389       369
    Non-taxable                                                    95       126
  Federal funds sold                                              144       219
  Interest-bearing deposits at other financial institutions        53        65
                                                              -------   -------
      Total interest income                                     3,120     3,232
                                                              -------   -------

INTEREST EXPENSE
  Deposits                                                      1,037     1,471
                                                              -------   -------
      Net interest income                                       2,083     1,761
Provision for loan losses                                         -          70
                                                              -------   -------
      Net interest income after provision for loan losses       2,083     1,691
                                                              -------   -------

NONINTEREST INCOME
  Service charges on deposit accounts                             284       287
  Investment securities gains                                       3         8
  Other                                                            33        55
                                                              -------   -------
      Total noninterest income                                    320       350
                                                              -------   -------

NONINTEREST EXPENSE
  Salaries, wages and benefits                                    982       677
  Occupancy and equipment                                         186       199
  Other                                                           297       339
                                                              -------   -------
      Total noninterest expense                                 1,465     1,215
                                                              -------   -------
      Income before income taxes                                  938       826
Provision for income taxes                                        356       254
                                                              -------   -------
      Net income                                              $   582   $   572
                                                              =======   =======
Net income per common share                                   $  5.88   $  5.78
                                                              =======   =======
Weighted average common shares outstanding                     99,000    99,000
                                                              =======   =======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991
(DOLLARS IN THOUSANDS)

- ------------------------------------------------------------------------------------------------------------

                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                                     1992              1991
                                                                                     ----              ----
OPERATING ACTIVITIES
  Net income                                                                       $   582           $   572
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                                       77                82
     Provision for loan losses                                                          -                 70
     Investment securities gains                                                        (3)               (8)
     Net accretion (amortization) of investment securities                               5                (1)
     Deferred tax expense                                                               18                18
     (Increase) decrease in assets:
       Accrued interest                                                                 39                17
       Other assets                                                                    (13)             (302)
     Increase (decrease) in liabilities:
       Accrued interest                                                                (60)             (106)
       Income taxes                                                                    104               (30)
       Other liabilities                                                               120                 4
                                                                                   -------           -------
       Net cash provided by operating activities                                       869               316
                                                                                   -------           -------

INVESTING ACTIVITIES
  Decrease in interest-bearing deposits at other financial institutions                578               270
  Proceeds from sales of investment securities                                       1,950               -
  Purchases of investment securities                                                (6,429)             (449)
  Proceeds from maturities of investment securities                                  2,928             1,310
  Net (increase) decrease in loans                                                   1,014            (4,225)
  Purchases of premises and equipment                                                   (5)               (6)
                                                                                   -------           -------
       Net cash provided (used) by investing activities                                 36            (3,100)
                                                                                   -------           -------

FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                                 (335)            3,721
  Cash dividends paid                                                                 (198)             (198)
                                                                                   -------           -------
       Net cash provided (used) by financing activities                               (533)            3,523
                                                                                   -------           -------

CASH AND CASH EQUIVALENTS
  Net increase                                                                         372               739
  Beginning of year                                                                  8,231             7,492
                                                                                   -------           -------
  End of year                                                                      $ 8,603           $ 8,231
                                                                                   =======           =======
SUPPLEMENTAL DISCLOSURES
  Cash paid for interest                                                           $ 1,097           $ 1,577
                                                                                   =======           =======
  Cash paid for income taxes                                                       $   240           $   265
                                                                                   =======           =======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991
(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

- ------------------------------------------------------------------------------------------------------------------------

                                                  COMMON STOCK             ADDITIONAL
                                                  ------------              PAID-IN           RETAINED
                                             SHARES        PAR VALUE        CAPITAL           EARNINGS            TOTAL
                                             ------        ---------        -------           --------            -----
Balance at January 1, 1991                   99,000           $990           $1,980             $2,248            $5,218

  Net income                                                                                       572               572

  Cash dividends - $2.00 per share                                                                (198)             (198)
                                             ------           ----           ------             ------            ------
Balance at December 31, 1991                 99,000            990            1,980              2,622             5,592

  Net income                                                                                       582               582

  Cash dividends - $2.00 per share                                                                (198)             (198)
                                             ------           ----           ------             ------            ------
Balance at December 31, 1992                 99,000           $990           $1,980             $3,006            $5,976
                                             ======           ====           ======             ======            ======


   The accompanying notes are an integral part of these financial statements.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Earle Bankshares, Inc. (the Corporation) and its majority-owned subsidiary, First Southern Bank (the Bank), conform with generally accepted accounting principles and general practices of the banking industry. The following is a description of the more significant of those policies:

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Corporation and the Bank after elimination of significant intercompany accounts and transactions.

STATEMENT OF CASH FLOWS. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

MINORITY INTEREST. The Corporation owns 99% of First Southern Bank. The minority interest, which is included in other liabilities, totaled $61,000 at December 31, 1992.

INVESTMENT SECURITIES. Investment securities are stated at cost adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Gains and losses on investment securities are recorded when realized on a specific identity basis or when, in the opinion of management, an unrealized loss is other than temporary in nature. All investment securities transactions are recorded using a method which approximates trade-date accounting.

LOANS. Loans are stated at the principal amount outstanding less discounts on purchased loans. Interest income on loans is accrued using constant yield methods, except for unearned income which is recorded as income using a method which approximates the interest method. Discounts on loans purchased are accreted as yield adjustments over the life of the loan. The discount on loans prepaid is included in interest income during the period in which the loan is prepaid. Loan origination fees and direct loan origination costs are deferred and recognized over the life of the related loans as adjustments to interest income.

Loans are generally placed on nonaccrual status and interest is not recorded currently if payment in full of principal or interest is not expected or when the payment of principal or interest is more than 90 days past due, unless it is both well-secured and in the process of collection. Income recognition on installment loans is discontinued, and the loan is charged off if no payment is received within 90 and 150 days, respectively. Loans are classified as restructured when concessions, generally extended maturities or reduced interest rates, have been granted because of the debtor's inability to meet the original terms. Interest income on restructured loans is recognized on the accrual basis at the restructured interest rate.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses represents management's estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by provisions for loan losses and reduced by loans charged off, net of recoveries. Provisions for loan losses are determined based on management's evaluation of past loan loss experience, current economic conditions, the level of classified and nonperforming loans, the composition and size of the portfolio, reviews and evaluations of specific loans and the results of regulatory examinations. The allowance for loan losses is maintained at a level considered adequate by management to provide for losses in the existing loan portfolio.

PREMISES AND EQUIPMENT. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation provisions are computed principally on straight-line and accelerated methods and are charged to operating expense over the estimated useful lives of the assets (buildings and improvements - 10 to 32 years; furniture and fixtures - 5 to 7 years).

OTHER REAL ESTATE. Other real estate represents real estate acquired through foreclosure and is stated at the lower of the recorded amount of the loan or the net realizable value (which approximates fair value) of the underlying real estate. Other real estate totaled $263,000 at December 31, 1992 and is included in other assets.

INCOME TAXES. The Corporation and Bank file consolidated federal and state income tax returns.

Income tax expense is based on income reported for financial accounting purposes, and includes deferred taxes resulting from the recognition of certain transactions in different periods for tax reporting purposes in accordance with Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes."

EARNINGS PER SHARE. Earnings per share amounts are based on the weighted average common shares outstanding.


NOTE 2 - RESTRICTIONS ON CASH

The Bank is required by the Federal Reserve Bank to maintain average reserve balances. The average required balance to be maintained for such purpose during 1992 was approximately $45,000.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES

The carrying value and market value of investment securities at December 31, 1992 are summarized as follows (in thousands):

                                                         UNREALIZED
                                           CARRYING      ----------      MARKET
                                            VALUE      GAINS    LOSSES   VALUE
                                            -----      -----    ------   -----
Securities of U.S. Government agencies $6,052 $103 $(20) $6,135 Obligations of states and political
 subdivisions                                1,269        49       (1)    1,317
                                            ------      ----     ----    ------
      Total                                 $7,321      $152     $(21)   $7,452
                                            ======      ====     ====    ======

Investment securities with a carrying value of approximately $3,500,000 at December 31, 1992 were pledged to secure public and trust funds on deposit and for other purposes as required or permitted by law.

NOTE 4 - LOANS

Loans outstanding at December 31, 1992, are summarized as follows (in thousands):

Commercial and industrial                                            $ 8,582
Real estate
  Secured by single-family residential properties                      2,325
  Construction, land development and other commercial                    844
  Secured by farmland                                                    200
Agricultural                                                           3,371
Installment loans to individuals                                       2,627
Other loans                                                            3,549
                                                                     -------
      Total loans                                                    $21,498
                                                                     =======


Nonperforming loans at December 31, 1992 are summarized as follows (in thousands):

Nonaccrual loans                                                     $     1
Restructured loans                                                        25
Loans 90 days or more past due                                           204
                                                                        ----
      Total                                                          $   230
                                                                        ====

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

There were no material outstanding commitments related to the above nonperforming loans at December 31, 1992. Interest which would have been earned under the original terms on nonaccrual loans did not materially differ from that actually recorded for the years ended December 31, 1992 and 1991.

RELATED PARTY LENDING ACTIVITIES. The Bank has granted loans to executive officers, directors, principal stockholders and their affiliates totaling $1,685,000 at December 31, 1992. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Management does not expect any losses from these outstanding loans.

FINANCIAL INSTRUMENTS. The Bank is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

Off-balance sheet contractual committed amounts at December 31, 1992 are as follows (in thousands):

  Commitments to extend credit                                    $1,008
  Standby, commercial and similar letters of credit                  130

Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis, and the amount of collateral required is determined based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties and securities.

Letters of credit are conditional commitments issued by the Bank that are not reflected in the Corporation's financial statements to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank, in some cases, holds various types of collateral to support those commitments for which collateral is deemed necessary.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following summarizes the changes in the allowance for loan losses for the years ended December 31, 1992 and 1991 (in thousands):

                                                            1992    1991
                                                            ----    ----
  Balance, January 1                                        $294    $228
  Provision for loan losses                                   -       70
  Recoveries of loans previously charged off                  16      30
  Amounts charged off                                         -      (34)
                                                            ----    ----
  Balance, December 31                                      $310    $294
                                                            ====    ====

NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, 1992 follows (in thousands):

Land                                                              $  182
Buildings and improvements                                           946
Furniture and fixtures                                               839
                                                                  ------
                                                                   1,967
Less accumulated depreciation                                        967
                                                                  ------
      Premises and equipment, net                                 $1,000
                                                                  ======

NOTE 7 - OTHER NONINTEREST EXPENSE

Other noninterest expenses are summarized as follows (in thousands):

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                            ------------
                                                            1992    1991
                                                            ----    ----
FDIC insurance premiums                                     $ 70    $ 59
Stationery, supplies and postage                              37      47
Other                                                        190     233
                                                            ----    ----
      Total                                                 $297    $339
                                                            ====    ====

NOTE 8 - PENSION PLAN

The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees. Annual contributions to the plan were $87,000 and $59,000 for the years ended December 31, 1992 and 1991, respectively, which is included in salaries, wages and benefits.

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

The components of income tax expense for the years ended December 31, 1992 and 1991 are as follows (in thousands):

                                                      1992             1991
                                                      ----             ----
  Current                                             $338             $236
  Deferred                                              18               18
                                                      ----             ----
      Total                                           $356             $254
                                                      ====             ====

Deferred income taxes are provided in recognition of timing differences in reporting certain revenues and expenses for financial statement and income tax purposes. The primary timing differences relate to the use of the cash basis of accounting for tax purposes, the allowance for loan losses and pension plan contributions.

The primary differences between the federal income tax rate of 34% and the effective tax rates of 37.95% and 30.75% for the years ended December 31, 1992 and 1991, respectively, are state income taxes and tax-exempt income.


NOTE 10 - EARLE BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (IN THOUSANDS)

                            CONDENSED BALANCE SHEET

                               DECEMBER 31, 1992

ASSETS
- ------

Investment in Bank                                                   $6,037
                                                                     ======


LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------

Minority interest                                                       61
Stockholders' equity                                                 5,976
                                                                    ------
      Total liabilities and stockholders' equity                    $6,037
                                                                    ======

EARLE BANKSHARES, INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

NOTE 10 - EARLE BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (IN THOUSANDS) - CONTINUED

                         CONDENSED STATEMENT OF INCOME

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                               ------------
                                                               1992    1991
                                                               ----    ----
Dividends from Bank                                           $ 201   $ 200
Undistributed income of Bank                                    390     381
Other expense                                                    (9)     (9)
                                                              -----   -----
  Net income                                                  $ 582   $ 572
                                                              =====   =====

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                               ------------
                                                               1992    1991
                                                               ----    ----
OPERATING ACTIVITIES
  Net income                                                  $ 582   $ 572
  Equity in undistributed income of Bank                       (390)   (381)
  Other                                                           6       6
                                                              -----   -----
      Net cash provided by operating activities                 198     197
                                                              -----   -----

FINANCING ACTIVITIES
  Cash dividends paid                                          (198)   (198)
                                                              -----   -----
      Net cash used by financing activities                    (198)   (198)
                                                              -----   -----

CASH
  Net decrease                                                  -        (1)
  Beginning of year                                             -         1
                                                              -----   -----
  End of year                                                 $ -     $ -
                                                              =====   =====


NOTE 11 - LEGAL PROCEEDINGS

The Corporation and Bank are party to various legal proceedings which have arisen in the ordinary course of business. Management is of the opinion that neither the Corporation's financial position nor its results of operations will be materially adversely affected by the ultimate resolution of these legal proceedings.

                                   APPENDIX B


                AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF
                        NOVEMBER 18, 1993 BY AND BETWEEN
          UNION PLANTERS CORPORATION, NORTH ARKANSAS BANCSHARES, INC.,
                EARLE BANKSHARES, INC. AND FIRST SOUTHERN BANK,
                      INCLUDING THE PLAN OF MERGER ANNEXED
                              AS EXHIBIT A THERETO

                      AGREEMENT AND PLAN OF REORGANIZATION


                         DATED as of November 18, 1993


                                    Between



                         UNION PLANTERS CORPORATION and
                           NORTH ARKANSAS BANCSHARES


                                      and


                           EARLE BANKSHARES, INC. and
                              FIRST SOUTHERN BANK

                               TABLE OF CONTENTS

                                                                                                                             Page
                                                                                                                             ----
                                           AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . .   1

                                                        AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE 1   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           -----------

                                                        ARTICLE 2   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                                   TERMS OF THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .   8
   2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
           ----------
   2.2     Articles of Incorporation, ByLaws, Directors, Officers and Name of the Surviving Corporation . . . . . . . . . .   8
           --------------------------------------------------------------------------------------------
           (a)      Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                    -------------------------
           (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                    ------
           (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                    ----------------------
           (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                    ----
   2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           --------------------
   2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           ---------------------------
   2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
           ------------------------------------------------------
   2.6     Holding Period of UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
           ----------------------------------
   2.7     EBI Stock Options and Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
           ------------------------------------

                                                        ARTICLE 3   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . .  12
   3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           -------------------
           (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    -------------------------------------
           (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    ----------------------------
           (c)      Shares of NABS Shall Remain Outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                    ---------------------------------------
           (d)      Conversion and Cancellation of Shares of EBI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    --------------------------------------------
           (e)      Conversion and Exchange of EBI Shares; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    -----------------------------------------------------
           (f)      Mechanics of Payment of the Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    -----------------------------------------
           (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    --------------------
           (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    ---------------------
           (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    ------------------
           (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    -------------------------
           (k)      Dissenting Shareholders' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    -------------------------------
           (l)      EBI Stock Options and Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                    ------------------------------------
   3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           -------------------------

                                                        ARTICLE 4   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


                                          REPRESENTATIONS AND WARRANTIES OF UPC   . . . . . . . . . . . . . . . . . . . . .  18
   4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
           ------------------------------------
   4.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . . . . . .  18
           -----------------------------------------------------------------------------
   4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
           ------------
   4.4     Government Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           --------------------
   4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           --------------
   4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
           ------------------------
   4.7     Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
           --------------------------------
   4.8     The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
           --------------------
   4.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           ----------
   4.10    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
           ----------------------------
   4.11    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           ----------------------------------
   4.12    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
           ----------

                                                        ARTICLE 5   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                      REPRESENTATIONS AND WARRANTIES OF EBI AND FSB   . . . . . . . . . . . . . . . . . . .  24
   5.1     Organization and Qualification of EBI and Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
           ------------------------------------------------------
   5.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . . . . . . . .  24
           -----------------------------------------------------------------------------
   5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
           ------------
   5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           ------------------------------
   5.5     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           -------------------
   5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           -----------------
   5.7     EBI Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
           ------------------------
   5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
           --------------------------
   5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           --------
   5.10    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           ----------
   5.11    EBI Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
           ----------------
   5.12    Condition of Fixed Assets and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           ---------------------------------------
   5.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
           -----------
   5.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           ----------
   5.15    Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
           -------------------
   5.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
           ---------
   5.17    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
           ----------------------------
   5.18    Records and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
           ---------------------
   5.19    Capitalization of EBI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
           ---------------------
   5.20    Sole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
           --------------
   5.21    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           ----------
   5.22    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
           ----------------------------------
   5.23    Allowance for Possible Loan or ORE Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           -----------------------------------------
   5.24    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
           --------------------
   5.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
           ----------------------
   5.26    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
           ------------------
   5.27    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           --------------------------
   5.28    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           -------
   5.29    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
           ---------------------------

                                                        ARTICLE 6   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43



                                                   COVENANTS OF UPC . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
 6.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         --------------------
 6.2     Registration of UPC Common Stock under the Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         ----------------------------------------------------------
 6.3     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         -----------------
 6.4     Notifications to EBI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         --------------------
 6.5     Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         -------

                                                      ARTICLE 7   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                               COVENANTS OF EBI AND FSB . . . . . . . . . . . . . . . . . . . . . . . . .  45
 7.1     Proxy Statement; EBI Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         -----------------------------------------
 7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         --------------------------------------------
 7.3     Conduct of Business -- Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         -----------------------------------------

                                                      ARTICLE 8   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                                CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . .  50
 8.1     Conditions to the Obligations of EBI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         ------------------------------------
         (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                  -----------
         (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                  ------------------------------
         (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                  ---------
         (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                  -------------
         (e)      Opinion of UPC's and NABS' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                  ----------------------------------
 8.2     Conditions to the Obligations of UPC and NABS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         ---------------------------------------------
         (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  -----------
         (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  ------------------------------
         (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                  ---------
         (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  -----------------------
         (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  ---------------------
         (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  --------------------------
         (g)      Opinion of EBI's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                  ------------------------
         (h)      Other Business Combinations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                  --------------------------------
         (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                  -------------------------------------
         (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                  ----------------------
         (k)      Pooling of Interests Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                  -----------------------------------------
         (l)      Receipt of Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                  ----------------------------
 8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         ----------------------------------------
         (a)      No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                  -------------------------------
         (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                  ------------------------------------------------
         (c)      Effective Registration Statement and No Stop Orders . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                  ---------------------------------------------------
         (d)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                  -----------

                                                      ARTICLE 9   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                                                     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
 9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         -----------
 9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         ---------------------

                                                      ARTICLE 10  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61


                                                        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .  61

  10.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          -------
  10.2    Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
          -------------------------------------
  10.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          -------------
  10.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          ------------
  10.5    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          ------------
  10.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          ---------
  10.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          ----------------
  10.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
          ------------
  10.9    Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
          -------------------------------------
  10.10   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
          --------------
  10.11   Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          -------------------
  10.13   Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          ------------------
  10.14   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          ---------------
  10.15   Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
          ------------------------------------------
  10.16   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
          ---------
  10.17   Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
          -------------------


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated as of the _____ day of November, 1993, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; NORTH ARKANSAS BANCSHARES, INC. ("NABS" or "Surviving Corporation" as the context may require), a corporation chartered and existing under the laws of the State of Arkansas which is a registered bank holding company whose principal place of business is located at 300 South Church Street, Jonesboro, Craighead County, Arkansas 72403 and a wholly-owned subsidiary of UPC; EARLE BANKSHARES, INC. ("EBI"), a corporation chartered and existing under the laws of the State of Arkansas which is a registered bank holding company and whose principal offices are located at 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331; and FIRST SOUTHERN BANK ("FSB"), a state bank chartered and existing under the laws of the State of Arkansas, having its principal place of business at 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331 and a wholly-owned subsidiary of EBI.

         FSB, for a valuable consideration, the receipt and sufficiency of which is hereby acknowledged by it, has joined in this Reorganization Agreement for the sole purpose of making certain warranties and representations set forth in Article 5 and binding itself to perform certain covenants set forth in
Article 7 as provided hereinafter. UPC, NABS, EBI and FSB are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. EBI is the beneficial owner and holder of record of 100,000 shares of the common stock of FSB which constitute all of the shares of common stock of FSB issued and outstanding (the "FSB Common Stock"), and desires to have itself and FSB acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").

         B. The Boards of Directors of EBI and FSB deem it desirable and in the best interests of EBI and FSB and the shareholders of EBI (the "EBI Shareholders") that EBI be merged with and into NABS (which would survive the merger) on the terms





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 1 and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         C. The Boards of Directors of UPC and NABS deem it desirable and in the best interests of UPC, NABS and the shareholders of UPC that EBI be merged with and into NABS on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and Plan of Merger.

         D. The respective Boards of Directors of UPC, NABS, EBI and FSB have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and Plan of Merger, and have directed that this Reorganization Agreement and Plan of Merger and all resolutions adopted by said Boards of Directors and by the EBI Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Arkansas State Bank Department (the "ASBD") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger (as defined herein) in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                 "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 2

                 "ASBD" shall mean the Arkansas State Bank Department.

                 "ARKANSAS CODE" means the Arkansas Code Annotated, as amended.

                 "ARKANSAS COMMISSIONER" shall mean the Commissioner of the Arkansas State Bank Department.

                 "AUDITED FINANCIAL STATEMENTS OF EBI" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in Tennessee or Arkansas.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "CONSIDERATION" shall mean the value to be received by the EBI Record Holders in exchange for their EBI Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "CURRENT MARKET PRICE PER SHARE" shall have the meaning set forth in Section 3.1(e)(i) of this Reorganization Agreement.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of FSB.

                 "EFFECTIVE DATE" shall mean that date on which the Effective Time of the Merger shall have occurred.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 3

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EBI" means Earle Bankshares, Inc., an Arkansas-chartered corporation registered as a bank holding company and headquartered at 801 Commerce Street (P. O. Box 248) Earle, Crittenden County, Arkansas 72331.

                 "EBI COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "EBI COMPANIES" shall mean EBI and all of its Subsidiaries, including FSB and all FSB Subsidiaries.

                 "EBI EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by EBI or any EBI Subsidiary, including, but not limited to, FSB, to or for the benefit of the officers, directors or employees of EBI or any EBI Subsidiary.

                 "EBI RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of EBI Common Stock immediately prior to the Effective Time of the Merger.

                 "EBI SHAREHOLDERS" shall have the meaning assigned to such term in Recital B of this Reorganization Agreement.

                 "EBI STOCK OPTIONS" shall have the meaning assigned to such term in Section 3.1(l) of this Reorganization Agreement.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation.

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 4

                 "FSB" means First Southern Bank, a state bank chartered and existing under the laws of the State of Arkansas and a wholly-owned Subsidiary of EBI, having its principal place of business at 801 Commerce Street (P. O. Box 248), Earle, Crittenden County, Arkansas 72331.

                 "FSB COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of EBI with and into NABS, which shall survive the Merger as the Surviving Corporation.

                 "NABS" shall mean North Arkansas Bancshares, Inc., an Arkansas-chartered bank holding company having its principal place of business in Jonesboro, Craighead County, Arkansas, and a wholly-owned Subsidiary of UPC.

                 "NABS COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 5

                 "PARTIES" shall mean EBI, FSB, UPC, and NABS collectively; EBI and FSB on the one hand, or UPC and NABS on the other hand, may sometimes be referred to as a "PARTY."

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of EBI, UPC and NABS and filed with the Arkansas Secretary of State along with the Articles of Merger in accordance with Section 4-26-1004 of the Arkansas Code and providing for the Merger of EBI with and into NABS as contemplated by
Section 2.1 of this Reorganization Agreement.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement to be used by EBI to solicit proxies with a view to securing the approval of the EBI Shareholders of this Reorganization Agreement and the Plan of Merger.

                 "REALTY" means the real property of FSB or EBI owned or leased by FSB or EBI or any Subsidiary of FSB or EBI.

                 "RECORDS" means all available records, original instruments and other documentation, pertaining to EBI, EBI's assets (including plans and specifications relating to the Realty), EBI's liabilities, the EBI Common Stock, the Deposits and the Loans, and all other business and financial records which are necessary or customary for use in the conduct of EBI's or FSB's business by UPC and EBI on and after the Effective Time of the Merger as it was conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the ASBD, the FDIC, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 6

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A), and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the Securities Laws, whether filed, or required to be filed, with the SEC, the Comptroller, the FDIC or with any other Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as the similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SHAREHOLDERS MEETING" shall mean the meeting of the EBI Shareholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "SURVIVING CORPORATION" shall mean NABS as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Reorganization Agreement.

                 "UPC" shall mean Union Planters Corporation, a
Tennessee-chartered bank holding company which is also registered





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 7 as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1991 and 1992 and each subsequent December 31 prior to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after January 1, 1993, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.


                                   ARTICLE 2

                              TERMS OF THE MERGER

                 2.1      The Merger.

         Subject to the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, EBI shall be merged with and into NABS (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger.

                 2.2 Articles of Incorporation, ByLaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Articles of Incorporation.  Immediately after
the Effective Time of the Merger, the Articles of Incorporation of NABS, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Articles of Incorporation of NABS as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Articles of Incorporation.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of NABS, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of NABS as the Surviving Corporation, unless and until amended or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 8 repealed as provided by law, its Articles of Incorporation and such Bylaws.

                          (c)     Directors and Officers.  The directors and
officers of NABS in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of NABS as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                        NORTH ARKANSAS BANCSHARES, INC.

                 2.3 Due Diligence Review. Each Party shall be entitled to conduct a preliminary due diligence review of the books, records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, any review conducted by a Party pursuant to the provisions of this Section 2.3 shall be completed within thirty (30) days from the date of this Reorganization Agreement.

                 2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the books, records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Except as expressly permitted by the disclosing Party, the receiving Party shall keep confidential all non-public information received by the disclosing Party in connection with the provisions of this Section 2.4.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the right with the consent of the Board of Directors of EBI, which consent shall not be unreasonably withheld, to revise the structure of the transaction to achieve tax benefits or for any other reason which UPC may





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 9 deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of EBI, to make any revision to the structure of the transaction (i) which changes the amount of the Consideration which the EBI Record Holders are entitled to receive (determined in the manner provided in Section 3.1(e) of this Reorganization Agreement), (ii) changes the intended tax-free effects of the transaction to UPC or EBI, or (iii) which would permit UPC to pay the Consideration other than by delivery of UPC Common Stock registered with the SEC (in the manner described in Section 6.2 of this Reorganization Agreement). UPC may exercise this right of revision by giving written Notice to EBI and FSB in the manner provided in Section 10.1 of this Reorganization Agreement which Notice shall be in the form of an amendment to this Reorganization Agreement or in the form of an Amended and Restated Agreement and Plan of Reorganization.

                 2.6 Holding Period of UPC Common Stock. EBI and FSB hereby acknowledge and agree that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization and for accounting purposes as a pooling of interests under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any EBI Record Holder who would be deemed an Affiliate of EBI at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of EBI Common Stock pursuant to the terms and conditions of this Reorganization Agreement, shall not pledge on a non-recourse basis, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such EBI Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge on a non-recourse basis, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such EBI Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and EBI for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger. EBI further acknowledges and agrees that any UPC Common Stock Certificates issued in connection with the Merger to EBI Record Holders who would be deemed Affiliates of EBI or UPC at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 10

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR UPON THE PRIOR DELIVERY TO UNION PLANTERS CORPORATION ("UPC") OF AN OPINION FROM LEGAL COUNSEL, SATISFACTORY TO UPC, IN FORM AND SUBSTANCE SATISFACTORY TO UPC AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND THAT SUCH SALE OR OTHER DISPOSITION WILL NOT AFFECT THE "POOLING OF INTERESTS" ACCOUNTING TREATMENT OF THE MERGER WHICH RESULTED IN THESE SHARES BEING ISSUED. NO SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNTIL AFTER THE PUBLICATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF POST MERGER COMBINED OPERATIONS OF UPC AND EARLE BANKSHARES, INC. NO AGREEMENT MAY BE ENTERED INTO BY THE HOLDER OF THIS CERTIFICATE WHICH WOULD ALLOW OR REQUIRE THE SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES DURING THE TIME PERIOD MENTIONED ABOVE OR WHICH WOULD OTHERWISE REDUCE THE RISK BORNE BY THE SHAREHOLDER NAMED ON THE REVERSE SIDE OF THIS CERTIFICATE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER.

                 2.7 EBI Stock Options and Treasury Stock. As of the date of this Reorganization Agreement, there are no validly issued and outstanding options to purchase shares of EBI Common Stock; and no other options, rights, warrants, scrip or similar rights to purchase shares of EBI Common Stock (collectively, the "EBI Stock Options") are (or have been) issued and outstanding by EBI. Therefore, at the Effective Time of the Merger, there will be no issued and outstanding EBI Stock Options. As of the date of this Reorganization Agreement, EBI has not repurchased any shares of its capital stock. Therefore, as of the date of this Reorganization Agreement, there are no shares of EBI Common Stock held by EBI as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 11

                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of NABS and EBI, and each other condition to the obligations of the Parties hereto has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute Articles of Merger for filing with the Secretary of State of the State of Arkansas and immediately thereafter UPC shall file or cause to be filed such Articles of Merger with the Secretary of State of the State of Arkansas, and NABS and EBI shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Reorganization Agreement. The Parties shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing, the Merger shall become effective on the date and at the time of filing of Articles of Merger with the Secretary of State of the State of Arkansas or at such later date and/or time as may be agreed upon by the Parties and set forth in the Articles of Merger so filed (the "Effective Time of the Merger").

                          (c)     Shares of NABS Shall Remain Outstanding.
Subsequent to the Effective Time of the Merger, each share of $1.00 par value common stock of NABS (the "NABS Common Stock") then issued and outstanding shall remain as the issued and outstanding common stock of NABS as the Surviving Corporation.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 12

                          (d)     Conversion and Cancellation of Shares of EBI.
As of the Effective Time of the Merger, each share of $10.00 par value common stock of EBI (the "EBI Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.

                          (e)     Conversion and Exchange of EBI Shares;
Exchange Ratio. As of the Effective Time of the Merger, the outstanding shares of EBI Common Stock held by the EBI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in EBI and shall automatically be converted exclusively into, and constitute only the right of the EBI Record Holders to receive in exchange for their shares of EBI Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e). The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the EBI Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 100,000 shares of EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Upper Collar"), the Exchange Ratio shall be based on a fixed exchange ratio of 3.000 shares of UPC Common Stock for each share of EBI Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than $30.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $90.00 per share of EBI Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 13

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $24.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be based on a fixed exchange ratio of 3.750 shares of UPC Common Stock for each share of EBI Common Stock; provided, however, EBI shall have the right to either accept the fixed Exchange Ratio of 3.750, or terminate this Reorganization Agreement and the transactions contemplated herein; provided, further, in the event EBI should elect to terminate this Reorganization Agreement in accordance with this Section 3.1(e)(iii), UPC may, in its sole discretion, reinstate this Reorganization Agreement and the transactions contemplated herein by increasing the number of shares of UPC Common Stock to be delivered by UPC to the EBI Record Holders based on (a) a fixed price of $90.00 per share of EBI Common Stockdivided by (b) the Current Market Price Per Share of UPC Common Stock.

The Exchange Ratio as determined in this Section 3.1(e) shall be based on an aggregate of no more than 100,000 shares of EBI Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a EBI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days immediately following the receipt by UPC of all requisite Government Approvals on which the NYSE was open for business (the "Pricing Period"). In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 14

                                  (2) EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should EBI Record Holders representing at least 7% of the shares of EBI Common Stock issued and outstanding at the time of Closing perfect such EBI Record Holder's dissenters' rights pursuant to the Arkansas Code and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and NABS shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement, or with the approval of the Board of Directors of EBI reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (3) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR EBI. Should either UPC or EBI effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of EBI shall agree in good faith to be fair and reasonable in order to give effect to such changes.

                          (f)     Mechanics of Payment of the Consideration.
As soon as reasonably practicable after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the EBI Record Holders such materials and information deemed necessary by the Exchange Agent to advise the EBI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the EBI Common Stock in order for the EBI Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the EBI Record Holders at the addresses set forth on a certified shareholder list to be delivered by EBI to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the EBI Record Holders of all of the outstanding shares of EBI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates formerly evidencing and representing all of the shares of EBI Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 15 take prompt action to process such certificates formerly evidencing and representing shares of EBI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of EBI Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former EBI Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such EBI Shareholder's shares of EBI Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of EBI Common Stock of an EBI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such EBI Record Holder's shares of EBI Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the EBI Record Holder's EBI Common Stock shall have been surrendered as provided above, the Consideration payable to the EBI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the EBI Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each EBI Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The EBI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such EBI Record Holder is entitled, provided that each such EBI Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the EBI Shareholder.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 16

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of EBI shall be closed and no transfer of shares of EBI Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  As of the Effective
Time of the Merger, the separate existence of EBI shall cease, and EBI shall be merged with and into NABS which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both EBI and NABS.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of EBI and NABS in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in NABS as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of EBI as well as those of NABS, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of EBI or NABS.

                          (k)     Dissenting Shareholders' Rights.  Any EBI
Record Holder of shares of EBI Common Stock who shall comply strictly with the provisions of Section 4-26-1007 et seq. of the Arkansas Code, shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code. Such an EBI Shareholder is referred to herein as an "EBI Dissenting Shareholder." However, UPC and NABS shall not be obligated to consummate the Merger if EBI Record Holders holding or controlling more than seven percent (7%) of the shares of the EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected and maintained in perfected status their dissenter's rights in accordance with the Arkansas Code and the perfected status of said dissenter's rights shall have continued to the time of Closing.

                          (l)     EBI Stock Options and Treasury Stock.  As of
the date of this Reorganization Agreement, there are no options,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 17 rights, warrants, scrip or similar rights issued and outstanding by EBI to purchase shares of EBI Common Stock (the "EBI Stock Options"). Therefore, at the Effective Time of the Merger there will be no issued or outstanding EBI Stock Options. As of the date of this Reorganization Agreement, there are no shares of EBI Common Stock held by EBI as Treasury Stock.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at Union Planters Corporation, Administrative Center, Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time and place as may be mutually agreed upon by the Parties.


                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF UPC

                 As of the date hereof and as of the Effective Time of the Merger, UPC and NABS represent and warrant to EBI as follows:

                 4.1 Organization and Corporate Authority. UPC and NABS are corporations duly organized, validly existing and in good standing under the laws of the State of Tennessee and the State of Arkansas, respectively, and
(i) have, in all material respects, all requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charters and Bylaws of UPC and NABS, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.

                 4.2      Authorization, Execution and Delivery;
Reorganization Agreement Not in Breach.

                          (a)     UPC and NABS have all requisite corporate
power and authority to execute and deliver this Reorganization





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 18

Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement, and all other agreements contemplated to be executed in connection herewith by UPC and/or NABS, have been (or upon execution will have been) duly executed and delivered by UPC and/or NABS, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of UPC as sole shareholder of NABS and UPC's Board of Directors, no other corporate proceedings on the part of UPC or NABS are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and NABS, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC or NABS is a party or by which they or their property or any of their assets are bound; the corporate Charters or Bylaws of UPC or NABS; or any material judgment, decree, order or award of any court, governmental body or arbitrator by which UPC or NABS is bound; or any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC or NABS or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC or NABS, except that the Government Approvals shall be required in order for UPC or NABS to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor NABS is a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Reorganization Agreement by UPC or NABS, its delivery to EBI and FSB or the consummation of the transactions contemplated hereby, and no action or proceeding is pending against UPC or NABS in which the validity of this Reorganization Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 19 in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

                 4.4 Government Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or NABS in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or NABS, except for: (a) the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") of the Merger under the Bank Holding Company Act of 1956, as amended; and (b) the prior approval of the Arkansas State Bank Department ("ASBD") under Section 23-32-1801 et seq of the Arkansas Code and the regulations promulgated by the ASBD thereunder (collectively, the "Government Approvals").

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of November 1, 1993, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of November 1, 1993, 19,598,092 shares of UPC Common Stock were validly issued and outstanding.

         Except as described in Schedule 4.5 hereto, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for director qualifying shares.

                          (b)  The authorized capital stock of NABS consists of
1,000 shares of common stock having a par value of $1.00 per share (the "NABS Common Stock") and no preferred stock. As of the date hereof, NABS had issued all 1,000 shares of the authorized NABS Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the NABS Common Stock outstanding.

                 4.6 UPC Financial Statements. UPC has delivered and, to the extent reference is made to financial statements not yet available or capable of development, will deliver to EBI true and





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 20 complete copies of: (i) UPC's audited Consolidated Financial Statements for the calendar years ended December 31, 1991 and 1992 (as originally issued, but without giving effect to subsequently effected business combinations accounted for as poolings of interests); (ii) UPC's unaudited consolidated financial statements for each of the calendar quarters ending in calendar year 1993 and thereafter, ending prior to the Closing Date; and (iii) upon issuance thereof, UPC's audited Consolidated Financial Statements for the calendar year ending December 31, 1993. Such financial statements and the notes thereto present fairly, or will present fairly when issued, in all material respects, the consolidated financial position of UPC at the respective dates thereof and the consolidated results of operations and consolidated cash flow of UPC for the periods indicated, and in each case in conformity with GAAP consistently applied and maintained.

                 4.7      Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all material forms and reports required by law to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the EBI Record Holders in exchange for all of the EBI Common Stock will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all material respects such distinguishing characteristics as those of the shares of UPC





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 21

Common Stock outstanding immediately prior to the Effective Time of the Merger.

                 4.9 Litigation. Except as set forth in Schedule 4.9 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or any UPC Subsidiary threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against UPC or the UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC or any UPC Subsidiary and that are not reflected in the UPC Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary that would have a material adverse impact on UPC or any UPC Subsidiary.

                 4.10 Labor and Employment Matters. Except as reflected in Schedule 4.10 hereto, there is no (i) collective bargaining agreement or other labor agreement to which UPC or any UPC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which UPC or any UPC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of UPC or any UPC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither UPC nor any UPC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. UPC and each UPC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and UPC and each UPC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of UPC and each UPC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 22 to comply with any of the foregoing. Except as set forth in Schedule 4.10, there is no: unfair labor practice complaint against UPC or any UPC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting UPC or any UPC Subsidiary; labor grievance pending against UPC or any UPC Subsidiary; pending representation question respecting the employees of UPC or any UPC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party, or to the best knowledge of UPC, any basis for which a claim may be made under any collective bargaining agreement to which UPC or any UPC Subsidiary is a party.

                 4.11 Absence of Undisclosed Liabilities. Except as described in Schedule 4.11 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary (i) except as disclosed in the UPC Financial Statements delivered to EBI prior to the date of this Reorganization Agreement, or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices, or (iii) except as contemplated under this Reorganization Agreement. Except as described in Schedule 4.11 hereto, since December 31, 1992, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.

                 4.12 Disclosure. The information concerning, and the representations or warranties made by UPC and NABS as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and NABS to EBI pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to EBI by UPC and NABS pursuant hereto were or will be complete and accurate copies of such documents.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 23

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF EBI AND FSB

         Both as of the date hereof and as of the Effective Time of the Merger, FSB and EBI represent and warrant to UPC and NABS as follows:

                 5.1 Organization and Qualification of EBI and Subsidiaries. EBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted; (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary; and (c) is a registered bank holding company with the Federal Reserve. Each EBI Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary. EBI and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as it is currently being conducted. FSB is a state bank duly organized, validly existing and is in good standing under the laws of the State of Arkansas and engages only in activities (and holds properties only of the types) permitted by the Arkansas Code and the rules and regulations promulgated by the ASBD thereunder or the FDIC for state banks. FSB's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.




                 5.2      Authorization, Execution and Delivery;
Reorganization Agreement Not in Breach.

                          (a)     EBI and FSB have all requisite power and
authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 24 consummation of the proposed transaction have been duly authorized by majorities of the entire Boards of Directors of both EBI and FSB and, except for the approval of the EBI Shareholders, no other corporate proceedings on the part of EBI are necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement and all other agreements and instruments herein contemplated to be executed by FSB and EBI have been (or upon execution will have been) duly executed and delivered by FSB and EBI and constitute (or upon execution will constitute) legal, valid and enforceable obligations of FSB and EBI, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transaction contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any mortgage, lease, covenant, agreement, indenture or other instrument to which EBI or any EBI Subsidiary is a party or by which EBI or any EBI Subsidiary is bound; the Articles of Incorporation or Bylaws of FSB or EBI; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which EBI or any EBI Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to EBI or any EBI Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of EBI or any EBI Subsidiary.

                 5.3      No Legal Bar.   Neither FSB nor EBI is a party to, or
subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by FSB or EBI, the delivery thereof to UPC and NABS, or the consummation of the transaction contemplated hereby and thereby, and no action or proceeding is pending against FSB or EBI in which the validity of this Reorganization Agreement, the transaction contemplated hereby or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 25 any action which has been taken by any of the Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by FSB or EBI in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to FSB or EBI in order to avoid forfeiture or impairment of such rights.

                 5.5 Compliance With Law. EBI and all EBI Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and EBI and FSB as the owners of the Realty have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over EBI's or FSB's properties or over any other part of EBI's or FSB's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by EBI and FSB subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither EBI nor any EBI Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Articles of Incorporation and Bylaws of EBI and FSB, respectively. The Articles of Incorporation and Bylaws of EBI and FSB, as amended to date, are in full force and effect.

                 5.7 EBI Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the audited consolidated statements of condition of EBI as of December 31, 1992, and December 31, 1991, and the related consolidated statements of income and changes in capital funds and cash flows of EBI and FSB for the years ended December 31, 1992, and 1991 (the "Audited Financial Statements of EBI") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1992 and prior to the Closing Date. Such





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 26 financial statements (i) were (or will be) prepared from the books and records of EBI and FSB; (ii) were (or will be) prepared in accordance with generally accepted accounting principles consistently applied; (iii) accurately present (or will present) EBI's and FSB's consolidated financial condition and the consolidated results of their operations, changes in stockholders' equity and cash flows as at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of EBI's and FSB's consolidated financial condition and the consolidated results of EBI's and FSB's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or will contain and reflect) adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1992 (the "Balance Sheet Date") there has not been:

                          (a)     any transaction by EBI or FSB not in the
ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of EBI or FSB;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of EBI or FSB or their future use and operation by EBI or FSB;

                          (d)     any acquisition or disposition by EBI or FSB
of any property or asset of EBI or FSB, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 27

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of EBI or FSB, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to EBI or FSB, to which EBI or FSB is a party which would have an adverse effect upon the financial condition or operations of EBI or FSB.

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of EBI or FSB, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by EBI or FSB, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     any material alteration in the manner of
keeping the books, accounts or Records of EBI or FSB, or in the accounting policies or practices therein reflected;

                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by EBI or FSB of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     any loan (except credit card loans, passbook
loans or home loans) by EBI or FSB to any Officer, director or 2% shareholder of EBI or FSB or any Affiliate of EBI or FSB; or to any member of the immediate family of such Officer, director or 2% shareholder of EBI or FSB or any Affiliate of EBI; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used in this Section, "Officer" shall





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 28 refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. To the best of the knowledge, information and belief of the management of EBI, none of the FSB Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process. Except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of EBI or FSB.

                 5.10 Properties. Except as described in Schedule 5.10 hereto or adequately reserved against in the Audited Financial Statements of EBI, EBI and each EBI Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Audited Financial Statements of EBI as being owned by EBI or any EBI Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of EBI and its Subsidiaries on a consolidated basis, held under leases or subleases by EBI or any EBI Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending). The policies of fire, theft, liability, and other insurance maintained with respect to the properties, assets or businesses of the EBI Companies provide adequate coverage against loss, and the fidelity bonds in effect as to which any of the EBI Companies is a named insured are believed to be sufficient.

                 5.11 EBI Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive EBI Subsidiaries (including any FSB Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each EBI Subsidiary. No equity securities of any of the EBI Subsidiaries are or may become required to be issued (other than to EBI or FSB) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any EBI Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 29 any EBI Subsidiary is bound to issue (other than to EBI) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each EBI Subsidiary held by EBI or by any EBI Subsidiary are fully paid and nonassessable and are owned by EBI or such EBI Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of EBI's or FSB's fixed assets and equipment having a net book value in excess of Five Thousand Dollars ($5,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of EBI and each EBI Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to EBI or any EBI Subsidiary except as fully reserved for in the Audited Financial Statements of EBI. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither EBI nor any EBI Subsidiary has executed
an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for EBI and all EBI Subsidiaries for all periods through and including December 31, 1992, has been made and is reflected on the December 31, 1992 financial statements included in the Audited Financial Statements of EBI, and have been and will continue to be made with respect to periods ending after December 31, 1992.

                          (d)  Deferred taxes of EBI and each EBI Subsidiary
have been and will be provided for in accordance with GAAP.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 30

                          (e)  To the best knowledge of EBI and FSB, neither
the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against EBI or any EBI Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon EBI by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by EBI or any EBI Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Audited Financial Statements of EBI referred to in
Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto, there is no action, suit or proceeding pending against EBI or any EBI Subsidiary, or to the best knowledge of EBI or FSB threatened against or affecting EBI, any EBI Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official that (i) would, if decided against EBI or the EBI Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of EBI or FSB and that are not reflected in the Financial Statements or (ii) has been brought by or on behalf of any employee employed or formerly employed by EBI or any EBI Subsidiary.

                 5.15 Hazardous Materials. To the best of the knowledge, information and belief of the management of EBI:

                          (a)     EBI and all EBI Subsidiaries have obtained
all permits, licenses and other authorizations which are required to be obtained by EBI or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by EBI or any EBI Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 5.15(a) hereto. For purposes hereof, the following terms shall have the following meanings:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 31

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; (m) the Arkansas Water and Air Pollution Control Act, Section 8-4-101 et seq. of the Arkansas Code of 1987 Annotated; (n) the Arkansas Solid Waste Management Act, Section 8-6-201 et seq. of the Arkansas Code of 1987 Annotated; (o) the Hazardous Waste Management Act of 1979, Section 8-7-301 et seq. of the Arkansas Code of 1987 Annotated; (p) the Arkansas Resource Reclamation Act of 1979,
Section 8- 7-301 et seq. of the Arkansas Code of 1987 Annotated; (q) the Emergency Response Fund Act, Section 8-7-401 et seq. of the Arkansas Code of 1987 Annotated; (r) Remedial Act Trust Fund Act, Section 8-7-501 et seq. of the Arkansas Code of 1987 Annotated; (s) the Arkansas statute dealing with Regulated Substance Storage Tanks, 8-7-801 et seq. of the Arkansas Code of 1987 Annotated; (t) the Petroleum Storage Tank Trust Fund Act, Sections 8-7-901 et seq. of the Arkansas Code of 1987 Annotated; (u) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; and (v) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of EBI or any EBI Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 32 by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by EBI or a EBI Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                     (b)     In addition, except as set forth in Schedule 5.15
(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by EBI or any EBI Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of EBI or any EBI Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by EBI or any Affiliate of EBI at the Property;

                                  (ii)     None of the Property has received or
         held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during EBI's or any EBI Subsidiary's occupancy thereof, or during the occupancy thereof by any assignee or sublessee of EBI or any EBI Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)    There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)     No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 33

                          (c)      Neither EBI nor any Affiliate of EBI has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, EBI or any Affiliate of EBI in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of EBI or any Affiliate of EBI relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of EBI, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of EBI or any Affiliate of EBI in relation to any Property, which have not been made available to UPC.

                          (h)     Neither EBI nor FSB is aware of any facts
which might suggest that EBI or any EBI Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject EBI or any EBI Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) as modified by 40 C.F.R. Part 300.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 34

                 5.16 Insurance. EBI and FSB have paid all material amounts due and payable under any insurance policies and guaranties applicable to EBI and FSB and EBI's or FSB's assets and operations; all such insurance policies and guaranties are in full force and effect; and EBI and FSB and all of EBI's and FSB's material Realty and other material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience.

                 5.17 Labor and Employment Matters. To the best of the knowledge, information and belief of the management of EBI, except as reflected in Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which EBI or any EBI Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which EBI or any EBI Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of EBI or any EBI Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither EBI nor any EBI Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. EBI and each EBI Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and EBI and each EBI Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of EBI and each EBI Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no unfair labor practice complaint against EBI or any EBI Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting EBI or any EBI Subsidiary; labor grievance pending against EBI or any EBI





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 35

Subsidiary; pending representation question respecting the employees of EBI or any EBI Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which EBI or any EBI Subsidiary is a party; or to the best knowledge of EBI, any basis for which a claim may be made under any collective bargaining agreement to which EBI or any EBI Subsidiary is a party.

                 5.18 Records and Documents. The Records of FSB are and will be sufficient to enable FSB to continue conducting its business as an Arkansas state bank under similar standards as FSB has heretofore conducted such business.

                 5.19 Capitalization of EBI. The authorized capital stock of EBI consists of 100,000 shares of common stock having a par value of $10.00 per share (the "EBI Common Stock") and no shares of preferred stock or any other class of equity security. As of the date of this Reorganization Agreement, 100,000 shares of EBI Common Stock were issued and outstanding and no shares of EBI Common Stock were held by EBI as treasury stock. All of the outstanding EBI Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any EBI Shareholder. Except as described in Section 3.1(l) of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into EBI Common Stock or into any other equity or debt security of EBI, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued EBI Common Stock or any other equity or debt security of EBI. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than (nor less than) 100,000 shares of EBI Common Stock issued and outstanding. Except as set forth in Schedule 5.19 hereto, EBI owns and is the beneficial record holder of, and has good and freely transferable title to, all of the 100,000 shares of FSB Common Stock outstanding, recorded on the books and Records of FSB as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could effect the ability of EBI to freely vote such stock in support of the transactions contemplated herein.

                 5.20 Sole Agreement. With the exception of this Reorganization Agreement, neither EBI, nor FSB, nor any Subsidiary of either has been, is or will become a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36 involvement of EBI or FSB or any Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating EBI or FSB to issue or sell or authorize the sale or transfer of EBI Common Stock or the capital stock of FSB. Except as described in Schedule 5.20 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of EBI outstanding, except for shares of EBI Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of EBI or FSB, or contracts, commitments, understandings, or arrangements by which EBI or FSB is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which EBI or any EBI Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any EBI Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of EBI to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, EBI and FSB set forth in this Reorganization Agreement, or in the Schedules of Exceptions of EBI hereto, or in any document, statement, certificate or other writing furnished or to be furnished by EBI or FSB to UPC and NABS pursuant hereto, does not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC by EBI or FSB pursuant hereto were or will be complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, neither EBI nor any EBI Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of EBI or any EBI Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of EBI or any EBI Subsidiary (i) except as disclosed in the EBI Financial Statements delivered to UPC prior to the date of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 37

Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1992, neither EBI nor any EBI Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of EBI or such EBI Subsidiary, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to EBI or any EBI Subsidiary.

                 5.23 Allowance for Possible Loan or ORE Losses. The allowance for possible loan losses shown on the consolidated Audited Financial Statements of EBI is (with respect to periods ended on or before December 31, 1992) or will be (with respect to periods ending subsequent to December 31,
1992) adequate in all respects to provide for anticipated losses inherent in Loans outstanding or for commitments to extend credit or similar off-balance-sheet items (including accrued interest receivable) as of the dates thereof. Except as disclosed in Schedule 5.23 hereto, as of the date thereof, neither EBI nor FSB has any Loan which has been criticized or classified by its bank examiners or by its independent auditors as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

         The allowance for possible losses on other real estate ("ORE") shown on the consolidated Audited Financial Statements of EBI is (with respect to periods ended on or before December 31, 1992) or will be (with respect to periods ending subsequent to December 31, 1992) adequate in all respects to provide for anticipated losses inherent in ORE owned or held by EBI or any EBI Subsidiary and the net book value of ORE on the Balance Sheet of Audited Financial Statements of EBI is the net realizable value of the ORE in accordance with Statement of Position 92-3.

                 5.24 Compliance with Laws. To the best of the knowledge, information and belief of the management of EBI, except as described in
Schedule 5.24 hereto, EBI and each EBI Subsidiary:

                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of EBI or any EBI Subsidiary, or which would or could





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 reasonably be expected to subject EBI or any EBI Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that EBI or any EBI Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on EBI or any EBI Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of EBI or any EBI Subsidiary, or (iii) requiring EBI or any EBI Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25 Employee Benefit Plans. (a) EBI has previously provided to UPC true and complete copies of each "employee benefit plan," as defined in ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of EBI or any EBI Subsidiary, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans", and each such Employee Plan is listed in Schedule 5.25(a) hereto. Each Employee Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code, is so qualified. Except as disclosed in
Schedule 5.25(a) hereto, all Employee Plans were in effect for substantially all of calendar year 1992 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or material increase in the cost thereof or benefits thereunder on or after January 1, 1993.

                          (b)  EBI has furnished to UPC true and complete
copies and descriptions of each plan or arrangement maintained or otherwise contributed to by EBI or any EBI Subsidiary which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, group health or insurance, welfare plan (including, but not limited to, "employee welfare benefit plans" as that term is defined in ERISA), or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of EBI or any EBI Subsidiary (such plans and arrangements being collectively referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of EBI and EBI's





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 39

Subsidiaries are listed on Schedule 5.25(b) hereto).  Except as disclosed in
Schedule 5.25(b) hereto, there are no other Benefit Arrangements of the EBI Companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(b) hereto or as was required by applicable law, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1993, and no material increase in the base salary and wage levels of EBI or any EBI Subsidiary and except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1992. Except as disclosed in Schedule 5.25(b) hereto, there has been no material increase in the compensation of or benefits payable to any senior executive employee of EBI or any EBI Subsidiary since January 1, 1993, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since January 1, 1993. Except as disclosed in Schedule 5.25(b) hereto, there is no contract, agreement or Benefit Arrangement covering any employee of EBI or any EBI Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment," as such term is defined in
Section 280(G) of the Internal Revenue Code.

                          (c)  With respect to all Employee Plans and Benefit
Arrangements, EBI and each EBI Subsidiary are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders, or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by EBI or any EBI Subsidiary which is covered by Title I of ERISA, which could subject any person (other than a person for whom neither EBI nor any EBI Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code which could have an adverse effect on the business, assets, financial condition, results of operations or prospects of any EBI Company; no Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived; neither EBI nor any EBI Subsidiary has failed to make any contribution or pay any





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 40 amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement; no Benefit Arrangement has incurred, nor does any Benefit Arrangement have, any unfunded plan liabilities, whether or not waived; neither EBI nor any EBI Subsidiary has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of UPC or any of its Affiliates (including EBI or any EBI Subsidiary) at or after the Effective Time of the Merger. Except as disclosed in Schedule 5.25(c) hereto, to the best knowledge, information and belief of EBI, no condition exists that could subject any person (other than a person for whom neither EBI nor any EBI Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes or sanctions that arise under Sections 106(b), 162(i) and 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of Sections 162(k) and 4980B of the Internal Revenue Code with respect to any current or former employee, including their beneficiaries, of EBI or any EBI Subsidiary.

                          (d)  Except as described in Schedule 5.25(d) hereto,
each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by FSB (or by NABS as the Surviving Corporation) within a period of 30 days following the Effective Time of the Merger, without payment of any amount as a penalty, bonus, premium, severance pay or other compensation for such termination. Any amounts representing or attributable to overfunding for a EBI defined benefit plan may be returned to EBI or any EBI Subsidiary in accordance with the respective plan's arrangements as described in the respective plan's organic documents.

                 5.26 Material Contracts. Except as reflected in the EBI Financial Statements, or as described in Schedule 5.26 hereto, neither EBI nor any EBI Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by EBI as of the date of this Reorganization Agreement that has not already been filed as an exhibit to EBI's Form 10-K filed for the fiscal year ended





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 41

December 31, 1992, or in any other SEC Document filed prior to the date of this Reorganization Agreement.

                 5.27 Material Contract Defaults. To the best of the knowledge, information and belief of the management of EBI, neither EBI nor any EBI Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on EBI or any EBI Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Since January 1, 1988, EBI and FSB have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the ASBD; (ii) the FDIC; (iii) the Federal Reserve, including, but not limited to, Annual Reports on Form F.R. Y-6, Quarterly Reports on Form F.R. Y-9SP and Reports on Forms F.R. 2900 and FFIEC 034 and proxy statements; and (iv) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. EBI has previously provided to UPC true and correct copies of all such reports filed by EBI or FSB after January 1, 1988.

                 5.29 Statements True and Correct. None of the information prepared by, or on behalf of, EBI or any EBI Subsidiary regarding EBI, FSB or any other EBI Subsidiary included or to be included in the Proxy Statement to be mailed to EBI's shareholders in connection with the Shareholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of EBI, be false or misleading with





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 42 respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders Meeting. All documents which EBI or any EBI Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Regulatory Approvals. Within a reasonable time after execution of this Reorganization Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness.
UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.1 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time.

                 6.2 Registration of UPC Common Stock under the Securities Laws. UPC shall cooperate with EBI in the preparation of the EBI Proxy Statement to be used at the Shareholders Meeting (and which shall serve also as UPC's prospectus with respect to





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 43

UPC's issuance of shares of the UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the EBI Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the New York Stock Exchange the UPC Common Stock. Such registration, qualification and listing shall be effected prior to the Closing.

                 6.3 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of EBI or the EBI Subsidiaries and all employees of EBI and the EBI Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of NABS as the Surviving Corporation, FSB or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with EBI or with any EBI Subsidiary prior to the Effective Time of the Merger by such former EBI Company employees will be deemed service with UPC for purposes of determining eligibility for participation and vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of January next following the Effective Time of the Merger the participation of the employees of EBI and EBI's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, The EBI Employee Plans and all related employee benefit plans shall continue in full force and effect, except as expressly modified or amended by the terms of this Reorganization Agreement, or until such time as the plan is replaced by a benefit plan maintained by UPC.

                 6.4 Notifications to EBI. UPC shall notify EBI immediately upon receipt by UPC of all Government Approvals and of the initiation of the Pricing Period.

                 6.5 Filings. UPC shall, upon filing with the SEC or NYSE any form or report required to be filed by UPC with the SEC or NYSE, immediately send by U.S. First Class Mail a copy of such form or report to the management of EBI and FSB.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 44

                                   ARTICLE 7

                            COVENANTS OF EBI AND FSB

                 7.1 Proxy Statement; EBI Shareholder Approval. EBI shall call the Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and shall use its best efforts to ensure that such meeting is held not later than June 1, 1994, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the Shareholders Meeting, (i) EBI shall, with UPC's assistance, prepare a Proxy Statement to be filed with the SEC as part of UPC's registration statement and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to its shareholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five
(5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the EBI Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement; (iii) the Board of Directors of EBI shall recommend (subject to compliance with their legal and fiduciary duties as advised by counsel) to EBI Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) EBI shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such EBI Shareholders' approvals.

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained and, except as otherwise contemplated herein:

                      (a) EBI and FSB shall, and shall cause each EBI Subsidiary to:

                                   (i)  Operate its business only in the usual,
         regular, and ordinary course;

                                  (ii)  Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                 (iii)  Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 45

         Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)  Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                   (v)  Keep in full force and effect insurance
         coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of EBI or such EBI Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)  Use its best efforts to retain FSB's
         present customer base and to facilitate the retention of such customers by FSB and its branches after the Effective Time of the Merger; and

                                 (vii)  Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to EBI, FSB or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of FSB's customer relationships;

                          (b)  EBI and FSB agree to use their best efforts to
assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason that such Government Approvals can not be obtained, and EBI and FSB shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c) EBI and FSB, at their own cost and expense, shall
use their best efforts to secure all necessary consents and all consents and releases, if any, required of EBI, FSB or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d)  At all times to and including, and as of, the
Closing, EBI and FSB shall inform UPC in writing of any and all





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 46 facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of EBI and FSB; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Reorganization Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Reorganization Agreement as an amendment to this Reorganization Agreement;

                          (e)  On and after the Closing Date, EBI and FSB shall
give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be necessary or appropriate effectively to consummate the transaction contemplated by this Reorganization Agreement;

                          (f)  Between the date of this Reorganization
Agreement and the Closing Date, EBI and FSB shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to EBI and FSB. EBI and FSB shall provide reasonable assistance to UPC in its investigation of matters relating to EBI and FSB; and

                          (g)  Subject to the terms and conditions of this
Reorganization Agreement, EBI and FSB agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transaction contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. EBI shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 47

Reorganization Agreement, EBI and FSB covenant and agree that they will neither do, nor agree or commit to do, nor permit any EBI Subsidiary to do or commit or agree to do, except for existing commitments or agreements which have previously been disclosed to UPC, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld:

                          (a)  Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Articles of Incorporation or Bylaws; or

                          (b)  Impose, or suffer the imposition, on any share
of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                          (c)  (i) Repurchase, redeem, or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the EBI Common Stock; or

                          (d)  Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or

                          (e)  Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of EBI Common Stock, or any other capital stock of EBI or of any EBI Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 48 any such shares of such stock are sold or otherwise transferred to EBI or any EBI Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of EBI or of any EBI Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of EBI or any EBI Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                          (f)  Incur, or permit any EBI Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money [other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of EBI or any EBI Subsidiary to EBI or another EBI Subsidiary] in excess of an aggregate of $50,000 (for EBI and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of EBI or such EBI Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, and sales of certificates of deposit); or

                          (g)  Grant any increase in compensation or benefits
to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of EBI or of any EBI Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)  Amend any existing employment contract between
it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that EBI or FSB (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)  Adopt any new employee benefit plan or
terminate or make any material change in or to any existing





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49 employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                          (j)  Enter into any new service contracts, purchase
contracts or lease agreements that are material to EBI or any EBI Subsidiary;
or

                          (k)  Make any capital expenditure except for
ordinary purchases, repairs, renewals or replacements; or

                          (l)  Enter into any transactions other than in the
ordinary course of business; or

                          (m)  Grant or commit to grant any new extension of
credit to any officer, director or holder of 2% or more of the outstanding EBI Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of EBI or amend the terms of any such credit outstanding on the date hereof.


                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of EBI. Unless waived in writing by EBI, the obligation of EBI to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and NABS to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and NABS contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger;

                          (c)     Documents. In addition to the other
deliveries of UPC or NABS described elsewhere in this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 50

Reorganization Agreement, EBI shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and NABS dated as of the Closing Date certifying that:

                                        (A)     UPC's and NABS' respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or NABS is an officer of UPC or NABS, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
                 and NABS attached to such certificate remain in full force and effect; and

                                        (D)     UPC and NABS are in good
                 standing under their respective corporate charters; and

                                  (ii)     a certificate signed respectively by
         duly authorized officers of UPC or NABS stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;

                          (d)     Consideration.  EBI shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the EBI Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger; and

                          (e)     Opinion of UPC's and NABS' Counsel.  EBI
shall have been furnished with an opinion of counsel to UPC and NABS, dated as of the Closing Date, addressed to and in form and substance satisfactory to EBI, to the effect that:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 51

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing, and in good standing under the laws of the State of Tennessee; and NABS is an Arkansas corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC and NABS and (assuming this Reorganization Agreement is a binding obligation of EBI and FSB) constitutes a valid and binding obligation of UPC and NABS enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
         by UPC or NABS of this Reorganization Agreement nor any of the documents to be executed and delivered by UPC or NABS in connection herewith violates or conflicts with UPC's or NABS' corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or NABS;

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and NABS of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or NABS in connection herewith; and

                                  (v)      the shares of UPC Common Stock to be
         issued in the names of the EBI Record Holders and delivered in exchange for their EBI Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or NABS or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Tennessee; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 52

                 8.2 Conditions to the Obligations of UPC and NABS. Unless waived in writing by UPC and NABS, the obligation of UPC and NABS to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of EBI and/or FSB to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed;

                          (b)     Representations and Warranties.  The
representations and warranties of EBI and/or FSB contained in Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of EBI and FSB dated as of the Closing Date certifying that:

                                        (A)     EBI's and FSB'S respective
                 Boards of Directors have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of EBI or FSB is an officer of EBI or FSB, as the case may be, holding the office or offices specified therein and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of EBI
                 and FSB attached to such certificate remain in full force and effect; and

                                        (D)     EBI and FSB are in good
                 standing under their respective corporate charters; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 53

                                  (ii)     a certificate signed by the
         respective Chief Executive Officers or an Executive Vice President of each of EBI and FSB stating that the conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of EBI or FSB which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of EBI or FSB; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC or NABS may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, EBI and FSB shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to EBI and FSB. EBI and FSB shall have caused all EBI or FSB personnel to provide reasonable assistance to UPC in its investigation of matters relating to EBI and FSB;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of EBI or FSB taken as a whole shall have occurred since the date of this Reorganization Agreement.
In the event of such a material adverse change with respect to EBI or FSB, UPC may elect either (i) to close the contemplated transaction in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of EBI's Counsel.  UPC shall have
been furnished with an opinion of counsel to EBI and FSB, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 54

                                  (i)      EBI is a corporation duly organized,
         validly existing and in good standing under the laws of the State of Arkansas;

                                  (ii)     FSB is a state bank duly organized,
         validly existing, and in good standing under the laws of the State of Arkansas;

                                  (iii)    this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by EBI and FSB and (assuming that this Reorganization Agreement is a binding obligation of UPC and NABS and the Plan of Merger is a binding obligation of UPC and NABS) constitutes a valid and binding obligation of EBI and FSB enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution and delivery by EBI or FSB of this Reorganization Agreement or any of the documents to be executed and delivered by EBI and FSB in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of EBI or FSB or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the State of Arkansas; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991); and

                          (h)     Other Business Combinations, Etc.  Neither
EBI nor FSB shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which EBI or FSB would merge; consolidate with; effect a business combination with; sell any substantial part of EBI's or FSB's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of EBI or FSB or the benefits of acquiring the EBI Common Stock; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 55

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total assets of FSB shall be not less than $38,500,000; (ii) the tangible equity capital of FSB was not less than $6,400,000 as of September 30, 1993, and shall in no event be less than $6,400,000 at the time of Closing; (iii) the tangible equity capital of EBI was not less than $6,400,000 as of September 30, 1993, and shall in no event be less than $6,400,000 at the time of Closing; (iv) neither EBI nor FSB shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be exactly 100,000 shares of EBI Common Stock validly issued and outstanding at the Effective Time of the Merger); (iv) from December 31, 1992, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring or dividend declaration by either EBI or FSB; and (v) the Merger can be accounted for on the financial statements of UPC as a "pooling of interests". The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that EBI and FSB shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual or out of the ordinary borrowings or by the realization of extraordinary gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                          (j)     Non-Compete Agreements.  Each member of the
Board of Directors of EBI shall have entered into a non-compete agreement with UPC and/or NABS substantially in the form of UPC's standard form of non-compete agreement, providing for a term of not less than two (2) years and covering Crittenden County, Arkansas, the county in which EBI and FSB currently operate and do business in and have a present intention to do business in;

                          (k)     Pooling of Interests Accounting Treatment.
UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Reorganization and Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from EBI's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, upon a review of EBI's books and records, the accountants are aware of no reason why a business combination, such as the one contemplated in this Reorganization Agreement, to





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 56 which EBI is a party should not be accounted for as a "pooling of interests" under generally accepted accounting principles; and

                          (l)     Receipt of Affiliate Letters.  Pursuant to
the provisions of Section 2.6 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each EBI Record Holder who would be deemed an Affiliate of EBI at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of EBI Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such EBI Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such EBI Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such EBI Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and EBI for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)  No Pending or Threatened Claims.  That no claim,
action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith;

                          (b)  Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                          (c)  Effective Registration Statement and No Stop
Orders.  An S-4 Registration Statement encompassing the Proxy
Statement-Prospectus shall have been filed with the SEC, such





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 57 registration statement shall have become effective and no stop order shall have been issued or in effect by the SEC with respect to such registration statement or the shares of UPC Common Stock to be issued pursuant thereto; and

                          (d)     Tax Opinion.  UPC and EBI shall have received
a written opinion from counsel to UPC to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code and that the EBI Record Holders will not recognize any gain or loss to the extent that such EBI Record Holders exchange shares of EBI Common Stock for shares of UPC Common Stock as contemplated by this Reorganization Agreement and the Plan of Merger assuming that the shares of EBI Common Stock so exchanged by such EBI Record Holders are held by them as capital assets at the time of such exchange.


                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties;

                          (b)     By UPC or NABS, should EBI or any EBI
Subsidiary fail to conduct its business pursuant to EBI's and FSB's Covenants made in Article 7; or by EBI, should UPC or any UPC Subsidiary fail to conduct its business pursuant to UPC's and NABS' Covenants made in Article 6;

                          (c)     By UPC, NABS or EBI in the event the Closing
shall not have occurred by September 30, 1994 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner. If UPC shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then EBI and FSB shall, upon UPC's written request, extend the Closing Date for a reasonable time in order for UPC to obtain all Government Approvals and for the expiration of any stipulated waiting periods;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 58

                          (d)     By either UPC, NABS or EBI, upon written
notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transaction contemplated); provided, however, that either UPC or EBI may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or NABS if the conditions set forth in
Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by EBI if the conditions set forth in Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                          (f)     By UPC or NABS in the event that there shall
have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of EBI or FSB taken as a whole or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the EBI Common Stock which are the subject of the instant transaction; or by EBI in the event that there shall have been, in EBI's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC taken as a whole;

                          (g)     By UPC, NABS or EBI in the event that there
shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)     By UPC or NABS should EBI or any EBI
Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or by EBI should





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 59

UPC enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person;

                          (i)     By UPC or NABS should EBI or FSB or any EBI
Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring EBI or FSB to raise additional capital or to sell a substantial portion of its assets; or by EBI should UPC or any material UPC Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring UPC or any material UPC Subsidiary to raise additional capital or to sell a substantial portion of its assets; or

                          (j)     By either Party, within thirty (30) days from
the date of this Reorganization Agreement, in the event such Party, based on the Party's opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party as provided for in Section 2.3 of this Reorganization Agreement, in good faith determines in it sole discretion that the results of the review conducted by such Party or its agents do not support and reinforce the reviewing Party's preliminary expectations as to the sustained growth and earnings prospects of the reviewed Party.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 60

                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to EBI or FSB:

                                  Earle Bankshares, Inc.
                                  801 Commerce Street (P.O. Box 248)
                                  Earle, Arkansas 72331
                                  Fax: (501) 735-8860
                                  Attn: W. P. Morrison, Chairman


With a copy to:                   W. Price Morrison, Esq.
                                  Martin, Tate, Morrow & Marston, P.C.
                                  23 North Front Street
                                  Memphis, Tennessee 38103
                                  Fax: (901) 527-3746

If to UPC or NABS:                Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

or                                7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38088
                                  Fax: (901) 383-2832
                                  Attn: Jackson W. Moore, President
                                    Gary A. Simanson, Associate General Counsel

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates; provided, however, such assignment shall not change the form or nature of Consideration to be received by the EBI Record Holders. This Reorganization Agreement shall





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 61 inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Shelby County, Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. EBI, FSB, UPC and NABS each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement; provided, however, that the use of best efforts by UPC shall not obligate UPC to obtain or to provide EBI additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which UPC shall deem, in good faith, to be unreasonable in the circumstances.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Reorganization Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with
Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 62 parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, to the extent permitted by law, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and

                          (d)     amend or add to any provision of this
Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 63

                 10.11 Payment of Expenses. Except as set forth herein, UPC and EBI shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, NABS, FSB and EBI represent and warrant to each other that they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transaction contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by EBI or FSB, UPC and NABS will be without an adequate remedy at law by reason of the unique nature of EBI and FSB. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and NABS, UPC and NABS shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by EBI or FSB, and no attempt on the part of UPC or NABS to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or NABS which would preclude UPC or NABS from obtaining any remedies at law to which it would otherwise be entitled. EBI and FSB covenant that they shall not contend in any such proceeding that UPC or NABS is not entitled to a decree of specific performance by reason of having an adequate remedy at law.

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire at the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire only upon expiration of the applicable





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 64 statutes of limitation. Nothing in this Section 10.15 shall limit EBI's, FSB's, UPC's or NABS' rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to its termination.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.

                 IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.



                                        EARLE BANKSHARES, INC.



                                        By:  /s/ W. P. Morrison
                                             ----------------------
                                             W. P. Morrison
                                        Its: Chairman of the Board

ATTEST:

/s/ Chris M. Lehman
- ------------------------------
Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 65

                                               FIRST SOUTHERN BANK



                                               By:  /s/ W. P. Morrison
                                                   -----------------------------
                                                    W. P. Morrison
                                               Its: Chairman of the Board

ATTEST:


/s/ Chris M. Lehman
- ------------------------------
Secretary



                                               UNION PLANTERS CORPORATION



                                               By:  /s/ Jackson W. Moore
                                                   -----------------------------
                                                    Jackson W. Moore
                                               Its: President
ATTEST:


/s/
- ------------------------------
Secretary


                                               NORTH ARKANSAS BANCSHARES, INC.



                                               By:  /s/ G. L. Lieblong
                                                   -----------------------------
                                                    G. L. Lieblong
                                               Its: President

ATTEST:

/s/ John C. Freeman
- ------------------------------
Secretary





REORGAGT.101





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 66

                                                                       EXHIBIT A

                                 PLAN OF MERGER

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                             EARLE BANKSHARES, INC.
                           (AN ARKANSAS CORPORATION)

                                 WITH AND INTO

                        NORTH ARKANSAS BANCSHARES, INC.
                           (AN ARKANSAS CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the ______ day of November, 1993, by and between EARLE BANKSHARES, INC. ("EBI"), a corporation organized and existing under the laws of the State of Arkansas having its principal office at 801 Commerce Street, Earle, Crittenden County, Arkansas 72331 and which is a registered bank holding company under the Bank Holding Company Act; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and NORTH ARKANSAS BANCSHARES, INC. ("NABS"), a corporation organized and existing under the laws of the State of Arkansas having its principal office at 300 South Church Street, Jonesboro, Craighead County, Arkansas 72403. All of the authorized, issued and outstanding shares of capital stock of NABS are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, NABS and EBI have entered into an Agreement and Plan of Reorganization dated as of the ______ day of November, 1993 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as a part thereof providing for the merger of EBI with and into NABS (which would be the Surviving Corporation) and the acquisition of all of the EBI Common Stock outstanding immediately prior to the Effective Time of the Merger by UPC for the Consideration set forth in the Reorganization Agreement; and





      PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused NABS to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, NABS and EBI are each of the opinion that the interests of their respective corporations and their corporations' respective shareholders would best be served if EBI were to be merged with and into NABS, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would continue to be a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, EBI, UPC, and NABS hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of EBI with and into NABS (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 NORTH ARKANSAS BANCSHARES, INC.. The authorized capital stock of NABS consists of 1,000 shares of common stock having a par value of $1.00 per share (the "NABS Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of NABS Common Stock are issued and outstanding, and no shares of NABS Common Stock are held by it as treasury stock. All such issued and outstanding shares of NABS Common Stock are owned beneficially and of record by UPC.

         2.2 UNION PLANTERS CORPORATION. The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of November 1, 1993, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series





      PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated January 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of November 1, 1993, 19,598,092 shares of UPC Common Stock were validly issued and outstanding.

         2.3 EARLE BANKSHARES, INC. The authorized capital stock of EBI consists of 100,000 shares of common stock having a par value of $10.00 per share (the "EBI Common Stock") and no shares of preferred stock. As of the date hereof, 100,000 shares of EBI Common Stock were issued and outstanding, and no shares of EBI Common Stock were held by it as EBI Treasury Stock.


                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                        NORTH ARKANSAS BANCSHARES, INC.
                                      and
                             EARLE BANKSHARES, INC.

         3.2     Surviving Corporation.  The Surviving Corporation shall be:

                        NORTH ARKANSAS BANCSHARES, INC.

which as of the Effective Time of the Merger shall continue to be named:

                        NORTH ARKANSAS BANCSHARES, INC.

         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or lawful waiver (by the Party or Parties entitled to the benefit thereof) of all conditions precedent to consummation of the Merger, the Merger will become effective on the date and at the time (the "Effective Time of the Merger") of the filing of Articles of Merger with the Secretary of State of the State of Arkansas, or at such later time and/or date as may be agreed upon by the parties and set forth in the Articles of Merger. At the Effective Time of the Merger, EBI shall be merged with and into NABS which will survive the Merger, and the separate existence of EBI shall cease thereupon, and without further action, NABS shall thereafter possess all of the assets,





      PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION rights, privileges, appointments, powers, licenses, permits and franchises of both NABS and EBI, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both NABS and EBI.

         3.4 Articles of Incorporation. At the Effective Time of the Merger, the Articles of Incorporation of NABS, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Articles of Incorporation of NABS as the Surviving Corporation, unless and until the same shall be amended as provided by law and the terms of such Articles of Incorporation.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of NABS, as in effect immediately prior to the Effective Time, shall continue to be its Bylaws as the Surviving Corporation, unless and until amended or repealed as provided by law, its Articles of Incorporation and such Bylaws.

         3.6 Directors and Officers. The directors and officers of NABS in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall be removed as provided therein.

         3.7 Name. The name of NABS as the Surviving Corporation following the Merger, shall remain:

                        NORTH ARKANSAS BANCSHARES, INC.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION

         4.1 Shares of NABS Shall Remain Outstanding. Subsequent to the Effective Time of the Merger, each share of $1.00 par value common stock of NABS then issued and outstanding shall remain as the issued and outstanding common stock of NABS as the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of EBI. As of the Effective Time of the Merger, each share of $10.00 par value common stock of EBI issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.4 hereof.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         4.3 Exchange of EBI Shares; Exchange Ratio. As of the Effective Time of the Merger, the outstanding shares of EBI Common Stock held by the EBI Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in EBI and shall automatically be converted exclusively into, and constitute only the right of the EBI Record Holders to receive in exchange for their shares of EBI Common Stock, whole shares of UPC Common Stock and any cash payment made by UPC in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC to the EBI Record Holders pursuant to the terms of this Plan of Merger and the Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (based on there being no more than 100,000 shares of EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger) shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (i)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $30.00 per share of UPC Common Stock (the "Upper Collar"), the Exchange Ratio shall be based on a fixed exchange ratio of 3.000 shares of UPC Common Stock for each share of EBI Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (ii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than $30.00 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $90.00 per share of EBI Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock; and

                                  (iii)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $24.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be based on a fixed exchange ratio of 3.750 shares of UPC Common Stock for each share of EBI Common Stock;provided, however, EBI shall have the right to either accept the fixed Exchange Ratio of 3.750, or terminate this Plan of





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         Merger and the Reorganization Agreement and the transactions contemplated herein;provided, further, in the event EBI should elect to terminate this Reorganization Agreement in accordance with this
         Section 4.3(iii), UPC may, in its sole discretion, reinstate this Plan of Merger and the Reorganization Agreement and the transactions contemplated herein by increasing the number of shares of UPC Common Stock to be delivered by UPC to the EBI Record Holders based on (a) a fixed price of $90.00 per share of EBI Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock.

The Exchange Ratio as determined in this Section 4.3 shall be based on an aggregate of no more than 100,000 shares of EBI Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a EBI Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (i)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal) for each of the ten (10) NYSE general market trading days immediately following the receipt by UPC of all requisite Government Approvals on which the NYSE was open for business (the "Pricing Period"). UPC shall notify EBI immediately upon receipt by UPC of all Government Approvals and of the initiation of the Pricing Period. In the event the UPC Common Stock does not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (ii)     EFFECTS OF DISSENTERS' RIGHTS ON THE
         EXCHANGE RATIO. Should EBI Record Holders representing at least 7% of the shares of EBI Common Stock issued and outstanding at the time of Closing perfect such EBI Record Holder's dissenters' rights pursuant to the Arkansas Code





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION and maintain the perfected status of such dissenters' rights through the Closing Date, UPC and NABS shall have the right, exercisable in their sole discretion, to terminate this Reorganization Agreement, or with the approval of the Board of Directors of EBI reduce the number of shares of UPC Common Stock to be delivered by UPC hereunder by an amount sufficient to off-set against the Consideration any amounts paid, or to be paid, by UPC in satisfaction of such dissenters' rights.

                                  (iii)    EFFECT OF STOCK SPLITS, REVERSE
         STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF UPC OR EBI. Should either UPC or EBI effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted proportionately in such a manner as the Board of Directors of UPC and the Board of Directors of EBI shall agree in good faith to be fair and reasonable in order to give effect to such changes.

         4.4 Mechanics of Payment of the Consideration. As soon as reasonably practicable after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the EBI Record Holders such materials and information as may be deemed necessary by the Exchange Agent to advise the EBI Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the EBI Common Stock in order for the EBI Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Shareholder Materials"). All Shareholder Materials shall be sent by United States mail to the EBI Record Holders at the addresses set forth on a certified shareholder list to be delivered by EBI to UPC at the Closing (the "Shareholder List"). As soon as reasonably practicable thereafter, the EBI Record Holders of all of the outstanding shares of EBI Common Stock, shall deliver, or cause to be delivered, to the Exchange Agent, pursuant to the Shareholder Materials, the certificates evidencing and representing all of the shares of EBI Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of EBI Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION the certificate(s) formerly representing and evidencing ownership of the shares of EBI Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger, mail to the former EBI Shareholders in exchange for the certificate(s) surrendered by them, the Consideration to be paid for each such EBI Shareholder's shares of EBI Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of EBI Common Stock of an EBI Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such EBI Record Holder's shares of EBI Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the EBI Record Holder's EBI Common Stock shall have been surrendered as provided above, the Consideration payable to the EBI Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be paid to the EBI Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each EBI Shareholder will be responsible for all federal, state and local taxes which may be incurred by him on account of his receipt of the Consideration to be paid in the Merger. The EBI Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such EBI Record Holder is entitled, provided that each such EBI Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the EBI Shareholder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of EBI shall be closed and no transfer of shares of EBI Common Stock shall be made thereafter.





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         4.6 Effects of the Merger. As of the Effective Time of the Merger, the separate existence of EBI shall cease, and EBI shall be merged with and into NABS which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both EBI and NABS.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of EBI and NABS in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in NABS as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of EBI as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of EBI or the Surviving Corporation.

         4.9 Dissenting Shareholders' Rights. Any EBI Record Holder of shares of EBI Common Stock who shall comply strictly with the provisions of
Section 4-26-1007 et seq. of the Arkansas Code Annotated (the "Arkansas Code"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by the Arkansas Code. Such an EBI Shareholder is referred to herein as an "EBI Dissenting Shareholder." However, UPC and NABS shall not be obligated to consummate the Merger if EBI Record Holders holding or controlling more than seven percent (7%) of the shares of the EBI Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall have perfected their dissenter's rights in accordance with the Arkansas Code and the perfected status of said dissenter's rights shall have continued to the time of Closing.

         4.10 Approvals of Shareholders of EBI and NABS. In order to become effective, the Merger must be approved by the respective shareholders of EBI and of NABS at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Arkansas.

         4.11 EBI Treasury Stock. At the Effective Time of the Merger, any shares of EBI Common Stock held by EBI as Treasury





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Stock shall be cancelled automatically without further action on the part of anyone and shall be of no further effect.


                                   ARTICLE 5
                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and NABS as set forth in Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.4 of this Plan of Merger relating to the manner or basis upon which shares of EBI Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the EBI Record Holders determined as provided in Section 4.3 of the Reorganization Agreement nor shall this Plan of Merger be amended to permit UPC to utilize assets other than its UPC Common Stock or cash to make payment of the Consideration as provided in
Section 3.1(e) of the Reorganization Agreement at any time after the Shareholders' Meeting without the requisite approval of the EBI Record Holders of the shares of EBI Common Stock outstanding, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and NABS, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Tennessee Secretary of State, to waive any default in the performance of any term of this Plan of Merger by EBI, to waive or extend the time for the compliance or fulfillment by EBI of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and NABS under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, EBI, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Arkansas Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or NABS, to waive or extend the time for the compliance or fulfillment by UPC or NABS of any and all of their obligations under this Plan of Merger, and to waive any or all of the





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION conditions precedent to the obligations of EBI under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.

                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:

     UPC and NABS:                     Union Planters Corporation
                                       P.O. Box 387 (mailing)
                                       Memphis, Tennessee  38147

                                       7130 Goodlett Farms Parkway (deliveries)
                                       Memphis, Tennessee  38018
                                       Telecopy Number:  (901) 578-2832
                                       Attn: Mr. Jackson W. Moore, President
                                             Gary A. Simanson
                                             Associate General Counsel

     EBI:                              Earle Bankshares, Inc.
                                       801 Commerce Street (P.O. Box 248)
                                       Earle, Arkansas 72331
                                       Telecopy Number: (501) 735-8860
                                       Attn:  Mr. W. P. Morrison, Chairman

     With a copy to:                   W. Price Morrison, Esq.
                                       Martin, Tate, Morrow & Marston, P.C.
                                       23 North Front Street
                                       Memphis, Tennessee 38103
                                       Fax: (901) 527-3746

or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas with respect to those provisions of this Plan of Merger expressly required by Arkansas law to be included in this Plan of Merger disregarding, however, the Arkansas conflicts





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION of laws rules. In all other instances, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.


ATTEST:                                    UNION PLANTERS CORPORATION

/s/ James F. Springfield                   By: /s/ Jackson W. Moore
- --------------------------                    ---------------------------
James F. Springfield                               Jackson W. Moore
Its:  Secretary                            Its:    President


ATTEST:                                    NORTH ARKANSAS BANCSHARES, INC.

/s/ John C. Freeman                        By: /s/ G. L. Lieblong
- --------------------------                    ---------------------------
                                                   G. L. Lieblong
Its:  Secretary                            Its:    President



ATTEST:                                    EARLE BANKSHARES, INC.

/s/ Chris M. Lehman                        By: /s/ W. P. Morrison
- -----------------------------                 ---------------------------
                                                   W. P. Morrison
Its:  Secretary                            Its:    Chairman of the Board





       PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   APPENDIX C


        ARKANSAS BUSINESS CORPORATION ACT OF 1965 -- DISSENTERS' RIGHTS

         4-26-1007        RIGHTS OF DISSENTING SHAREHOLDERS.--(a) If a
shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.
         (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.
         (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.
         (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.
         (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.
         (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.
         (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.
         (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.
         (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.
         (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.
         (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.
         (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

           To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

     Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

           The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

     Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

     A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
    2         --       Agreement and Plan of Reorganization dated as of
                       November 18, 1993, by and between Union Planters
                       Corporation, North Arkansas Bancshares, Inc., Earle
                       Bankshares, Inc. and First Southern Bank, including the Plan of Merger annexed thereto as Exhibit A
                       (included as Appendix B to the Prospectus)

    5         --       Opinion of Gary A. Simanson, Associate General
                       Counsel to Union Planters Corporation, regarding legality of Common Stock, $5.00 par value per share, of Union Planters Corporation

    8         --       Tax Opinion of McDonnell Boyd

    23(a) -- Consent of Gary A. Simanson, Esq. (included in Exhibit 5)

    23(b) -- Consent of Price Waterhouse

    23(c) -- Consent of Price Waterhouse

    23(d) -- Consent of Deloitte & Touche

    23(e) -- Consent of McDonnell Boyd (included in Exhibit 8)



ITEM 22.         UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                 (7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (8) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 9th day of May 1994.

DATE: May 9, 1994

                           UNION PLANTERS CORPORATION

                                        By: /s/ Benjamin W. Rawlins, Jr.
                                            ------------------------------
                                            Benjamin W. Rawlins, Jr.
                                            Chairman of the Board and Chief
                                                  Executive Officer

       We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint J.F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                              CAPACITY                          DATE
- -----------------------------------------------------------------------------
/s/ Benjamin W. Rawlins, Jr.
- -----------------------------
Benjamin W. Rawlins, Jr.          Chairman of the Board, Chief     May 6,1994
                                  Executive Officer, Director
                                  (Principal Executive Officer)


/s/ John W. Parker
- ----------------------------
John W. Parker                    Executive Vice President and     May 6, 1994
                                  Chief Financial Officer
                                  (Principal Financial Officer)

/s/ M. Kirk Walters
- ----------------------------
M. Kirk Walters                   Senior Vice President,           May 6, 1994
                                  Treasurer and
                                  Chief Accounting Officer



- ----------------------------
Albert M. Austin                  Director                         May __, 1994


/s/ Marvin E. Bruce
- ----------------------------
Marvin E. Bruce                   Director                         May 6, 1994



- ----------------------------
George W. Bryan                   Director                         May __, 1994

       NAME                            CAPACITY                      DATE
       ----                            --------                      ----
/s/ Robert B. Colbert, Jr.
- ----------------------------
Robert B. Colbert, Jr.                 Director                  May 6, 1994


/s/ C. J. Lowrance, III
- ----------------------------
C. J. Lowrance, III                    Director                  May 6, 1994


/s/ Jackson W. Moore
- ----------------------------
Jackson W. Moore                       President and Director    May 6, 1994


/s/ Stanley D. Overton
- ----------------------------
Stanley D. Overton                     Director                  May 6, 1994


/s/ V. Lane Rawlins
- ----------------------------
V. Lane Rawlins                        Director                  May 6, 1994


/s/ Mike P. Sturdivant
- ----------------------------
Mike P. Sturdivant                     Director                  May 6, 1994



- ----------------------------
Richard A. Trippeer, Jr.               Director                  May __, 1994

PROXY

                             EARLE BANKSHARES, INC.

                                                             No. of Shares _____

                       801 COMMERCE STREET (P.O. BOX 248)
                             EARLE, ARKANSAS 72331

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John E. Gregson and W. P. Morrison or either of them acting alone, as proxies, each with the power to appoint such person's substitute, and hereby authorizes them to vote, as designated below, all shares of common stock of Earle Bankshares, Inc. held of record by the undersigned on May __, 1994, at the Special Meeting of Shareholders to be held on June __, 1994 or at any adjournments or postponements thereof.

1. APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION BY AND BETWEEN UNION PLANTERS CORPORATION, NORTH ARKANSAS BANCSHARES, INC., EARLE BANKSHARES, INC., AND FIRST SOUTHERN BANK, EARLE, ARKANSAS DATED AS OF NOVEMBER 18, 1993, TOGETHER WITH THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A.

       FOR APPROVAL OF REORGANIZATION AGREEMENT AND THE            _____
       PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

       AGAINST APPROVAL OF REORGANIZATION AGREEMENT AND            _____
       THE PLAN OF MERGER ANNEXED THERETO AS EXHIBIT A

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                           (Continued on other side)

                          (Continued from other side)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of the Reorganization Agreement and the Plan of Merger.

                                        Dated:                            , 1994
                                              ----------------------------
                                        Signature
                                                  ---------------------------
                                        Signature
                                                  ---------------------------
                                                         (if held jointly)

                                        Please sign exactly as name
                                        appears to left.  When shares are held
                                        by joint tenants, both must sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.  If a
                                        corporation, please sign full corporate
                                        name by President or other authorized
                                        officer. If a partnership, please sign
                                        in partnership name by authorized
                                        person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.